Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This FIFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT, dated as of November 28, 2017 (this “Amendment”), among BDCA-CB Funding, LLC, as borrower (the “Borrower”), the Lenders (as defined below) party hereto, Citibank, N.A., as administrative agent (the “Administrative Agent”), and Business Development Corporation of America, as collateral manager (in such capacity, “Collateral Manager”).

WHEREAS, the Borrower, Collateral Manager, the Administrative Agent, U.S. Bank National Association, as collateral agent (in such capacity, the “Collateral Agent”) and as custodian (in such capacity, the “Custodian”), and the financial institutions from time to time party thereto as lenders (the “Lenders”) are parties to the Credit and Security Agreement, dated as of June 27, 2014 (as previously amended and in effect immediately prior to the effectiveness of this Amendment, the “Existing Credit Agreement”, and as amended by this Amendment and as may be further amended, supplemented or otherwise modified and in effect from time to time, the “Amended Credit Agreement”; except as otherwise defined in this Amendment, terms defined in the Amended Credit Agreement are used herein as defined therein).

WHEREAS, the Borrower and the Collateral Manager request that the Lenders and the Administrative Agent amend the Existing Credit Agreement upon and subject to the terms and conditions set forth in this Amendment.

WHEREAS, these recitals shall be construed as part of this Amendment.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to the Existing Credit Agreement. From and after the Amendment Effective Date (as defined below), the Existing Credit Agreement shall be amended as follows:

1.01.       References Generally. References in the Existing Credit Agreement (including references to the Existing Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) and each reference to the Existing Credit Agreement in the other Facility Documents (and indirect references such as “thereunder”, “thereby”, “therein” and “thereof”) shall be deemed to be references to the Existing Credit Agreement as amended hereby.

1.02.       Amended Language. Subject to Section 3 hereof, the Existing Credit Agreement is hereby amended to delete the red, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the blue, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto.

Section 2. Representations and Warranties of the Borrower and Collateral Manager. The Borrower and the Collateral Manager represent and warrant to the Administrative Agent, the Lenders, the Collateral Agent and the Custodian that as of the Amendment Effective Date:

2.01.       each of the representations and warranties set forth in the Amended Credit Agreement and in the other Facility Documents are true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of such earlier date;

2.02.       both immediately before and after giving effect to this Amendment and the transactions contemplated hereby, no Default, Event of Default or Collateral Manager Default shall have occurred and be continuing, or would result therefrom;

2.03.       no action, suit or proceeding (including, without limitation, any inquiry or investigation) shall be pending or threatened with respect to the financing contemplated hereby or any documentation executed in connection therewith, and no injunction or other restraining order shall have been issued or a hearing therefor be pending or noticed with respect to this Amendment or the transactions contemplated hereby;

2.04.       all necessary governmental and material third party approvals and/or consents in connection with the transactions contemplated by this Amendment and otherwise referred to herein shall have been obtained and remain in effect; and

2.05.       each of the conditions in Section 3 hereof has been satisfied or waived by the Administrative Agent (other than such conditions to the extent required to be satisfactory to the Administrative Agent or the Lenders).

Section 3. Conditions Precedent. The amendments to the Existing Credit Agreement set forth in Section 1 above shall become effective as of the date (the “Amendment Effective Date”), upon which each of the following conditions precedent shall be satisfied or waived:

3.01.       Execution. The Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, the Collateral Manager and the Required Lenders.

3.02.       Amendment Fee. The Borrower shall have paid the Amendment Fee, as set forth in the Amendment Fee Letter Agreement, dated as of the date hereof (the “Amendment Fee Letter”), by and among the Borrower, the Collateral Manager and the Administrative Agent.

3.03.       Costs and Expenses. The Borrower shall have paid all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, and the Custodian incurred in connection with this Amendment payable pursuant to Section 12.04 of the Amended Credit Agreement, including without limitation all reasonable and documented fees and out-of-pocket expenses of counsel to the Administrative Agent incurred in connection with the closing of the transactions contemplated this Amendment to the extent invoiced at least one (1) Business Day prior to the Amendment Effective Date.

3.04.       Certain Documents. The Administrative Agent shall have received each of the following, unless otherwise agreed by the Administrative Agent:

(a)       a fully executed copy of this Amendment;

(b)       a fully executed copy of the Amendment Fee Letter;

(c)       a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members approving this Amendment, the Amendment Fee Letter and the other Facility Documents and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in this Amendment, the Amendment Fee Letter and the other Facility Documents to which it is a party are true and correct in all material respects as of the Amendment Effective Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) to its knowledge, that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute this Amendment, the Amendment Fee Letter and the other Facility Documents to which it is a party;

(d)       legal opinions of Moore & Van Allen PLLC and Dechert LLP, counsel to the Borrower and the Collateral Manager, each in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request; and

(e)       such other instruments, certificates and documents from the Borrower or the Collateral Manager as the Administrative Agent, any Lender, the Collateral Agent or the Custodian shall have reasonably requested.

Section 4. Reference to and Effect Upon the Existing Credit Agreement.

4.01.       Except as specifically amended or waived above, the Existing Credit Agreement and the other Facility Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed.

4.02.       The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Existing Credit Agreement or any Facility Document, nor constitute a waiver of any provision of the Existing Credit Agreement or any Facility Document.

Section 5. Reaffirmation. Each of the Borrower and the Collateral Manager hereby reaffirms its obligations under each Facility Document to which it is a party. The Borrower hereby reaffirms the grant of security contained in Section 7.01(a) of the Credit Agreement.

Section 6. Miscellaneous. This Amendment is a Facility Document for all purposes of the Amended Credit Agreement. This Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page. Section headings used in this Amendment are for reference only and shall not affect the construction of this Amendment.

Section 7. Governing Law. This Amendment, and the rights and obligations of the parties under this Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by and construed in accordance with the law of the State of New York.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BDCA-CB FUNDING, LLC,
as Borrower

By:	Business Development Corporation of America, its sole member

	By:	/s/ Corinne D. Pankovcin
Name: Corinne D. Pankovcin Title: Chief Financial Officer

[Signature Page to Fifth Amendment to Credit and Security Agreement]

Business Development Corporation of America, as Collateral Manager

By:	/s/ Corinne D. Pankovcin
Name: Corinne D. Pankovcin Title: Chief Financial Officer

[Signature Page to Fifth Amendment to Credit and Security Agreement]

CITIBANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Vincent Nocerino
Name: Vincent Nocerino Title: Vice President

[Signature Page to Fifth Amendment to Credit and Security Agreement]

Exhibit A

Form of Amended Credit Agreement

CONFORMED COPY THROUGH ~~FOURTH~~FIFTH AMENDMENT

CREDIT AND SECURITY AGREEMENT

among

BDCA-CB FUNDING, LLC,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

CITIBANK, N.A.,
as Administrative Agent,

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent and as Custodian

and

BUSINESS DEVELOPMENT CORPORATION OF AMERICA,
as Collateral Manager

Dated as of June 27, 2014

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

SCHEDULES

Schedule 1	Initial Commitments and Percentages
Schedule 2	Contents of Monthly Report
Schedule 3	Contents of Payment Date Report
Schedule 4	Initial Collateral Loans
Schedule 5	Moody’s Industry Classifications
Schedule 6	Notice Information
Schedule 7	Authorized Persons
Schedule 8	Valuation Firms

EXHIBITS

Exhibit A	Form of Approval Request
Exhibit B	Form of Notice of Borrowing (with attached form of Borrowing Base Calculation)
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Note

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CREDIT AND SECURITY AGREEMENT

CREDIT AND SECURITY AGREEMENT, dated as of June 27, 2014, among BDCA-CB FUNDING, LLC, a Delaware limited liability company, as borrower (the “Borrower”), the LENDERS from time to time party hereto, CITIBANK, N.A. (“Citibank”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Collateral Agent”) and as collateral custodian for the Secured Parties (in such capacity, the “Custodian”), and BUSINESS DEVELOPMENT CORPORATION OF AMERICA, a Maryland corporation (“BDCA”), as collateral manager (in such capacity, the “Collateral Manager”).

WITNESSETH:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01.         Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means the Account Control Agreement, dated as of the date hereof, among the Borrower, the Collateral Agent and U.S. Bank National Association, as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Adjusted Eurodollar Rate” means, for any Interest Accrual Period, an interest rate per annum equal to a fraction, expressed as a percentage, (i) the numerator of which is equal to the LIBOR Rate for such Interest Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Interest Accrual Period.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of the date hereof, by and among the Administrative Agent and the Borrower.

“Administrative Expense Cap” means, for any Payment Date, an amount equal (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or, in the case of the first Payment Date, the Closing Date) to $200,000 per annum.

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts of the Borrower (or any Permitted Subsidiary) due or accrued with respect to any Payment Date and payable in the following order:

(a)          first, to the Collateral Agent, the Collateral Administrator and the Custodian, any amounts and indemnities payable to such entities pursuant to the Facility Documents;

(b)          second, to the Administrative Agent for fees and accrued expenses;

(c)          third, to the Collateral Manager for expenses incurred by the Collateral Manager in connection with the services provided under this Agreement, excluding any Collateral Management Fee; and

(d)          fourth, on a pro rata basis, to:

(i)          the Independent Accountants, agents (other than the Collateral Manager) and counsel of the Borrower (or any Permitted Subsidiary) for fees and expenses related to the Collateral and the Facility Documents;

(ii)         any rating agency for fees and expenses in connection with the rating of (or provision of credit estimates in respect of) any Collateral Loan;

(iii)        any other Person in respect of any other fees or expenses permitted under or incurred pursuant to or in connection with the Facility Documents;

(iv)         the Lenders and the Agents (or related indemnified parties) for fees, expenses and other amounts payable by the Borrower under any Facility Document; and

(v)          indemnification obligations owing by the Borrower or any Permitted Subsidiary to the Borrower’s or any Permitted Subsidiary’s directors under its Constituent Documents;

provided that, for the avoidance of doubt, (1) amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including Interest and principal and other amounts owing in respect of the Advances and the Commitments and any Collateral Management Fee) shall not constitute Administrative Expenses and (2) expenses paid for on the Closing Date with proceeds of the Advances comprising the initial Borrowing shall not constitute Administrative Expenses.

“Advance” has the meaning assigned to such term in Section 2.01(c).

“Advance Rate” means, as of any date of determination, (x) for any ~~Standard Collateral Loan, 75%, (y) for any Unquoted / Single-Bid Collateral Loan, 60%, and (z~~First Lien Obligation that, as of the date the Borrower commits to acquire such Collateral Loan, has a Moody’s Rating of at least “B3” and an S&P Rating of at least “B-”, 75%; and (y) for any other Collateral Loan, ~~a rate to be determined by the Administrative Agent on a case-by-case basis in its sole discretion~~40%.

“Advances Outstanding” means, as of any date of determination, the aggregate principal amount of all Advances outstanding on such date, after giving effect to all repayments of Advances made on or prior to such date and any new Advances made on such date.

“Affected Person” means (a) each Lender and each of its Affiliates and (b) any assignee or participant of any Lender (unless the benefit of any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).

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“Affiliate” means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person; provided that a Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or control of the same financial sponsor or affiliate thereof as such Obligor (except if any such Person or Obligor provides collateral for, guarantees or otherwise supports the obligations of the other such Person or Obligor).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Asset Cost” means, at any date of determination, the sum of the Asset Costs of all Collateral Loans included in the Collateral that are not Ineligible Collateral Loans at such date.

“Aggregate Funded Spread” means, as of any date, the sum of:

(a)          in the case of each Collateral Loan (excluding any Floor Obligation) that bears interest at a spread over an index (including any London interbank offered rate based index), (i) the excess of the sum of such spread and such index over the LIBOR Rate as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of such Collateral Loan; and

(b)          in the case of each Floor Obligation, (i) the excess of the interest rate on such Floor Obligation as of such date over the LIBOR Rate as then in effect (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of each such Collateral Loan.

“Aggregate Indebtedness” means, with respect to any Collateral Loan and any date of determination, the aggregate amount of indebtedness (determined on a consolidated basis) of the relevant Obligor and its subsidiaries used in the calculation of any financial covenants under the Related Documents reported as of the most recent applicable period pursuant to the Related Documents; provided that (i) the relevant Obligor referred to above in this definition shall be the Obligor for which consolidated financial statements are required to be delivered under the Related Documents (and, if there is more than one such Obligor, for the Obligor with the greatest Aggregate Indebtedness as of such date of determination) and (ii) if the Administrative Agent determines on a commercially reasonable basis that “Aggregate Indebtedness” as reported for such date of determination pursuant to the Related Documents is not computed in accordance with generally accepted financial practice for similar transactions, then “Aggregate Indebtedness” shall mean the aggregate amount of Indebtedness (determined on a consolidated basis based upon the Administrative Agent's selection in good faith of a definition of “Indebtedness” that accords with generally accepted financial practice) of the relevant Obligor and its subsidiaries as of such date of determination.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans (other than Ineligible Collateral Loans).

“Aggregate Unfunded Spread” means, as of any date, the sum of the products obtained by multiplying (a) for each Delayed Drawdown Collateral Loan, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect for such Delayed Drawdown Collateral Loan as of such date and (b) the unfunded commitments of each such Delayed Drawdown Collateral Loan as of such date.

“Agreement” means this Credit and Security Agreement.

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“Applicable Law” means any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” means (a) ~~during~~(x) during the period from and including the Closing Date through and including October 31, 2017, 1.70% and (y) during the period from and including November 1, 2017 through and including the last day of the Reinvestment Period, ~~1.70~~1.60% per annum; and (b) after the Reinvestment Period, 2.00% per annum.

“Approval Request” has the meaning assigned to such term in Section 2.01(a).

“Amortization Period” means the period beginning on the last day of the Reinvestment Period and ending on the date on which all Obligations are paid in full.

“Asset Cost” means, for each Collateral Loan included in the Collateral, the product of (i) the Purchase Price paid by the Borrower for such Collateral Loan times (ii) the Principal Balance of such Collateral Loan at such time.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the fair value of the total assets of BDCA and its subsidiaries as required by, and in accordance with, the Investment Company Act and any orders of the SEC issued, or exemptive relief granted by the SEC, in each case to BDCA to be determined by the Board of Directors of BDCA and reviewed by its auditors, less all liabilities (other than indebtedness, including indebtedness hereunder) of BDCA and its subsidiaries, to (b) the aggregate amount of indebtedness of BDCA and its subsidiaries; provided that the calculation of the Asset Coverage Ratio shall not include subsidiaries that are not required to be included by the Investment Company Act as affected by such orders of the SEC issued, or exemptive relief granted by the SEC, in each case to BDCA including, if set forth in any such order or exemptive relief, any subsidiary which is a small business investment company which is licensed by the Small Business Administration to operate under the Small Business Investment Act of 1958.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“Authorized Person(s)” has the meaning assigned to such term in Section 13.07(d)(i).

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 1.50% or (c) the LIBOR Rate for a one month period plus 1.0%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clauses (a), (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

“BDCA” has the meaning assigned to such term in the introduction to this Agreement.

“Block Notice” has the meaning assigned to such term in Section 13.04(b).

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower Information” has the meaning assigned to such term in Section 12.09.

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“Borrowing” has the meaning assigned to such term in Section 2.01.

“Borrowing Base” means, at any time, the least of:

(a)          the Facility Amount at such time; and

(b)          the sum of:

(i)          (x) the aggregate sum of the products of (A) the applicable Advance Rate for each Collateral Loan as of such date and (B) Asset Cost of such Collateral Loan minus (y) the Excess Concentration Amount, plus

(ii)         the aggregate amount of cash then on deposit in the Principal Collection Subaccount.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified by the Administrative Agent from time to time in consultation with the Collateral Manager to the extent such form does not, in the good faith opinion of the Administrative Agent, accurately reflect the calculation of the Borrowing Base required hereunder.

“Borrowing Base Test” means a test that will be satisfied at any time if (a) Advances Outstanding plus (b) the Net Aggregate Exposure Amount at such time are less than or equal to (c) the Borrowing Base at such time.

“Borrowing Date” means the date of a Borrowing.

“Business Day” means any day of the year except: (a) a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; and (b) if such day relates to any interest rate setting as to an Advance determined by reference to the LIBOR Rate, any fundings, disbursements, settlements and payments in respect of any such Advance, or any other dealings to be carried out pursuant to this Agreement in respect of any such Advance (or any Advance determined by reference to the Base Rate as to which such Base Rate is determined by reference to the LIBOR Rate), any day on which dealings in Dollars are not conducted by and between banks in the London interbank market.

“Cash” means Dollars immediately available on the day in question.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”.

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“Change in Yield” means, with respect to any Collateral Loan on any date of determination, an amount equal to (a) the Published Yield reported at the opening of business on the “settlement date” for the purchase or other acquisition by the Borrower of such Collateral Loan minus (b) the Published Yield reported at the opening of business on such date of determination (and, if such date of determination is not a Business Day, as so reported at the opening of business on the most recent Business Day prior to such date of determination).

“Change of Control” means, at any time, the occurrence of one of the following events: (a) if an Affiliate of BDCA is the Collateral Manager, such Person shall cease to be an Affiliate of the Equityholder; (b) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, BDCA; (c) the Management Agreement shall fail to be in full force and effect; or (d) the Borrower ceases to be 100% owned by the Equityholder.

“Citibank” has the meaning assigned to such term in the introduction of this Agreement.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means June 27, 2014.

“Closing Date Participation Agreement” means the Participation Agreement, dated as of the Closing Date, between the Borrower and 405 II Loan Funding LLC relating to the Closing Date Participation Interest.

“Closing Date Participation Interest” means an undivided 100% participation interest granted by 405 II Loan Funding LLC to the Borrower in and to each Collateral Loan identified on the schedule attached to the Closing Date Participation Agreement and in which a Lien is granted therein by the Borrower to the Collateral Agent pursuant to this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Administration Agreement” means that certain Collateral Administration Agreement, dated as of the Closing Date, among the Collateral Administrator, the Borrower, the Collateral Manager and the Administrative Agent.

“Collateral Administrator” means U.S. Bank National Association, and any successor thereto under the Collateral Administration Agreement.

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

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“Collateral Agent Fee Letter” means the fee letter, dated June 12, 2014, by U.S. Bank National Association and acknowledged by the Borrower as of the Closing Date, setting forth the amounts payable by the Borrower to the Collateral Agent, Custodian, Securities Intermediary and Collateral Administrator in connection with the transactions contemplated by this Agreement.

“Collateral Interest Amount” means, as of any date of determination, without duplication, the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from Ineligible Collateral Loans, in each case unless actually received), in each case during the Collection Period (and, if such Collection Period does not end on a Business Day, the next succeeding Business Day) in which such date of determination occurs.

“Collateral Loan” means a commercial loan owned or acquired by the Borrower that, solely for purposes of the definitions of “Borrowing Base,” “Equity Coverage Ratio,” “Equity Percentage,” “Excess Concentration Amount” and any component thereof, and subject to Section 1.04, (A) has been approved by the Administrative Agent, in its sole discretion, prior to the date on which the Borrower commits to acquire such loan, and (B) satisfies each of the following eligibility requirements on any date of determination (unless the Administrative Agent in its sole discretion agrees to waive any such eligibility requirement with respect to such loan); provided that, that for purposes of determining whether a Collateral Loan constitutes an Ineligible Collateral Loan at any time after the acquisition thereof by the Borrower (or its binding commitment to do the same), the criteria set forth in clauses (h), (k)(ii), (v) and (aa) shall be evaluated solely as of the date the Borrower commits to acquire such loan:

(a)          is (i) a First Lien Obligation, (ii) a Second Lien Obligation or (iii) the Closing Date Participation Interest;

(b)          permits the purchase thereof by or assignment thereof to the Borrower and the pledge to the Collateral Agent;

(c)          [reserved];

(d)          is denominated and payable in Dollars and does not permit the currency in which such loan is payable to be changed;

(e)          is an obligation of an Obligor organized or incorporated in (i) the United States (or any state thereof) or (ii) Canada (or any province thereof);

(f)          the Related Documents for which are governed by the laws of a state in the United States;

(g)          [reserved];

(h)          is not the subject of an offer or called for redemption;

(i)          does not constitute Margin Stock;

(j)          does not subject the Borrower to withholding tax unless the Obligor is required to make “gross-up” payments constituting 100% of such withholding tax;

(k)          is not (i) a Defaulted Collateral Loan or (ii) a Credit Risk Collateral Loan;

(l)          is not an Equity Security or a component thereof and does not provide for mandatory or optional conversion or exchange into an Equity Security; provided that any Equity Security purchased as part of a “unit” with a Collateral Loan (including any attached warrants) and that itself is not eligible for purchase by the Borrower as a Collateral Loan shall not cause the Collateral Loan portion to lose its eligibility hereunder;

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(m)          is not a PIK Loan;

(n)          is not a Structured Finance Obligation, a bridge loan or other obligation that (i) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (ii) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancing, a bond, a synthetic security, a finance lease or chattel paper;

(o)          provides for the full principal balance to be payable at or prior to its maturity;

(p)          ~~[reserved];~~EBITDA of the related Obligor is at least $40,000,000;

(q)          ~~(i) if the original aggregate loan facility amount corresponding to the applicable loan tranche is (x) at least $200,000,000, such commercial loan is priced on each date by at least one independent source (as evidenced by data from Loan X, Inc., Loan Pricing Corporation, MarkIt Partners or any other nationally recognized loan pricing service selected by the Administrative Agent) or (y) less than $200,000,000, such commercial loan is priced on each date by at least two independent sources (as evidenced by data from Loan X, Inc., Loan Pricing Corporation, MarkIt Partners or any other nationally recognized loan pricing service selected by the Administrative Agent);~~the sum of the aggregate original loan facility amounts corresponding to (i) the applicable loan tranche (which, for the avoidance of doubt, will be determined by aggregating only loans that, in accordance with then-prevailing market practice, are typically bought and sold together and are “tax fungible”) and (ii) any other loan tranche that is issued under the same loan facility and is pari passu in all respects with the applicable loan tranche, is at least $150,000,000 as of the date the Borrower commits to acquire such loan;

(r)          has an original term to maturity of not more than seven and one-half (7.5) years;

(s)          provides for payment of interest at least semi-annually;

(t)          bears interest at a floating rate;

(u)          is not subject to material non-credit related risk (such as a loan, the payment of which is expressly contingent upon the non-occurrence of a catastrophe), as determined by the Collateral Manager in its reasonable discretion;

(v)          is not an obligation (other than a Delayed Drawdown Collateral Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(w)          if evidenced by a note or other instrument, such note or other instrument has been delivered to the Custodian in accordance with this Agreement;

(x)          is not a participation interest (other than the Closing Date Participation Interest);

(y)          the acquisition of such loan will not cause the Borrower or the pool of Collateral to be (x) required to register as an “investment company” under the Investment Company Act or (y) a “covered fund” under the Volcker Rule;

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(z)          such loan is not underwritten as a commercial real estate loan principally secured by real property;

(aa)         as to which no payment default, breach of negative pledge or financial covenant or other material default exists;

(bb)         is not a letter of credit;

(cc)         is in “registered” form for U.S. federal income tax purposes;

(dd)         constitutes indebtedness for U.S. federal income tax purposes;

(ee)         the acquisition of such loan will not cause the Borrower to violate any Law;

(ff)         the transfer thereof is effected pursuant to an LSTA Par/Near Par Trade Confirmation, subject to Standard Terms and Condition for Par/Near Par Trade Confirmations, as published by The Loan Syndications and Trading Association, Inc., or the equivalent thereof as published by the Loan Market Association; and

(gg)         is not subject to any Lien other than Permitted Liens.

~~Any loan that does not satisfy the eligibility requirements set forth in the definition of “Standard Collateral Loan” as of the acquisition date of such loan, if the Collateral Manager represents in writing (e-mail shall be sufficient for this purpose) to the Administrative Agent that it expects such loan will satisfy such eligibility requirements within 30 days of such acquisition, the loan shall be deemed to constitute a Collateral Loan for purposes of this Agreement for a period of up to 30 days;~~ provided ~~that if such loan fails to satisfy such eligibility requirements within 30 days of the Borrower’s acquisition thereof, the Administrative Agent in its sole discretion may modify the Advance Rate (including a reduction to 0%) with respect to such loan. Any loan satisfying the requirements set forth in the definition of “Unquoted / Single-Bid Collateral Loan” shall constitute a Collateral Loan for purposes of this Agreement notwithstanding the failure of such loan to satisfy the eligibility requirement set forth in~~ clause (q) ~~of this definition.~~

“Collateral Management Fee” means the fee payable to the Collateral Manager in arrears on each Payment Date (prorated for the related Interest Accrual Period) pursuant to Section 9.01 of this Agreement, in an amount equal to 0.35% per annum (calculated on the basis of a 360-day year and the actual number of days elapsed during the applicable Interest Accrual Period) of the Quarterly Asset Amount at the beginning of the Collection Period relating to such Payment Date.

“Collateral Management Standard” means, with respect to any Collateral Loan included in the Collateral, to service and administer such Collateral Loan in accordance with the Related Documents and all customary and usual servicing practices (a) which are consistent with the same care, skill, prudence and diligence with which the Collateral Manager services and administers loans for its own account or for the account of others; (b) to the extent not inconsistent with clause (a), with a view to maximize the value of the Collateral Loans; and (c) without regard to: (i) any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any Obligor or any Affiliate of any Obligor, (ii) the Collateral Manager’s obligations to incur servicing and administrative expenses with respect to a Collateral Loan, (iii) the Collateral Manager’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iv) the ownership by the Collateral Manager or any Affiliate thereof of any retained interest or one or more loans of the same class as any Collateral Loan, (v) the ownership, servicing or management for others by the Collateral Manager of any other loans or property by the Collateral Manager or (vi) any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any holder of other loans of the Obligor with respect to such Collateral Loans.

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“Collateral Manager” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Manager Default” means the occurrence of any one of the following:

(a)          any failure by the Collateral Manager to make any payment, transfer or deposit into the Collection Account as required by this Agreement which continues unremedied for a period of two (2) Business Days;

(b)          except as otherwise provided in this definition, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Collateral Manager under this Agreement or the other Facility Documents to which it is a party, or the failure of any representation or warranty of the Collateral Manager made in this Agreement or in any other Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty days after the earlier of (i) written notice to the Collateral Manager (which may be by e-mail) by either Agent, and (ii) actual knowledge of the Collateral Manager;

(c)          an Insolvency Event shall occur with respect to the Collateral Manager;

(d)          the occurrence of any Change of Control with respect to the Collateral Manager;

(e)          the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $5,000,000 against the Collateral Manager (exclusive of judgment amounts fully covered by insurance), and the Collateral Manager shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within forty-five (45) days from the date of entry thereof;

(f)          the failure of the Collateral Manager to make any payment when due (after giving effect to any related grace period) under one or more agreements for recourse indebtedness to which it is a party in an aggregate amount in excess of $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse indebtedness in excess of $5,000,000, or the occurrence and continuation for at least sixty (60) days of any event or condition that permits the acceleration of such amount of recourse indebtedness, whether or not waived;

(g)          (i) the Collateral Manager commits any act that constitutes fraud or criminal activity in the performance of its obligations hereunder (as determined pursuant to a final adjudication by a court of competent jurisdiction) or (ii) any Responsible Officer of the Collateral Manager primarily responsible for the performance by the Collateral Manager of its obligations hereunder (in the performance of his or her investment management duties) is indicted for a criminal offense materially related to the business of the Collateral Manager providing management services and continues to have responsibility for the performance by the Collateral Manager hereunder for a period of thirty (30) days after such indictment;

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(h)          So long as the Collateral Manager is the Equityholder or an Affiliate thereof, either (A) prior to the completion of the proposed sale by AR Global Investments, LLC (“AR Global”) of its membership interest in BDCA Adviser, LLC to an affiliate of Benefit Street Partners L.L.C. (the “Proposed Transaction”), any three (3) Key People (or replacements reasonably acceptable to the Administrative Agent) shall (i) not be officers, employees or partners of the Equityholder, AR Capital, LLC (“ARC”), or AR Global, as applicable, or (ii) not be actively involved in the management of the Equityholder, ARC or AR Global, including, but not limited to, general management, management of the Collateral portfolio, underwriting, the credit approval process and credit monitoring activities, other than due to temporary absences for family leave, and such persons are not replaced with other individuals reasonably acceptable to the Administrative Agent within 60 days, or (B) upon the completion of the Proposed Transaction, (x) Thomas Gahan and (y) Michael E. Paasche or Blair Faulstich (or, in the case of subclause (x) and (y) above, a replacement reasonably acceptable to the Administrative Agent) shall (i) not be an officer, employee or partner of the Equityholder or Benefit Street Partners L.L.C., as applicable, or (ii) not be actively involved in the management of the Equityholder or Benefit Street Partners L.L.C., including, but not limited to, general management, management of the Collateral portfolio, underwriting, the credit approval process and credit monitoring activities, other than due to temporary absences for family leave, and such persons are not replaced with other individuals reasonably acceptable to the Administrative Agent within 60 days;

(i)          the Collateral Manager shall assign any of its rights or obligations under any Facility Document to any Person (other than an Affiliate thereof that is reasonably acceptable to the Administrative Agent) or BDCA (or an Affiliate thereof that is reasonably acceptable to the Administrative Agent) otherwise ceases to be the Collateral Manager hereunder;

(j)           at the end of any fiscal quarter of BDCA, BDCA fails to maintain the Asset Coverage Ratio at greater than or equal to 2.0 : 1.0; or

(k)          BDCA permits its shareholders’ equity (as reflected in its most recently posted 10-Q or 10-K and without any deductions) as of the last day of any of its fiscal quarters to be less than the sum of (x) $466,527,000 plus (y) 80% of the net proceeds of any equity issuance by BDCA after March 31, 2014.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination, in the aggregate, the Collateral Loans owned (or, in relation to a proposed purchase of a Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated, in each case, in accordance with Section 1.04:

(a)          the Maximum Moody’s Weighted Average Rating Factor Test;

(b)          the Minimum Weighted Average Spread Test; and

(c)          the Maximum Weighted Average Life Test.

“Collection Account” has the meaning assigned to such term in Section 8.02 and includes the Principal Collection Subaccount and the Interest Collection Subaccount.

“Collection Period” means, with respect to (a) the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date, and (b) any subsequent Payment Date, the period from but excluding the Determination Date immediately preceding the previous Payment Date to and including the Determination Date immediately preceding the current Payment Date (or, in the case of the final Payment Date, to and including such Payment Date).

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“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions, recoveries and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

“Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Concentration Limitations” means, as of any date of determination, the following limitations (as applied to the Aggregate Asset Cost of the Collateral Loans owned (or, in relation to a proposed purchase of a Collateral Loan, proposed to be owned) by the Borrower, calculated as a percentage of the Aggregate Asset Cost plus the aggregate amount of cash then on deposit in the Principal Collection Subaccount and in each case in accordance with the procedures set forth in Section 1.04; provided that for purposes of this definition, in determining the Asset Cost of any Delayed Drawdown Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loan shall be assumed to have been fully funded as of such date of determination):

(a)          not more than 5.00% consists of obligations of any one Obligor (and Affiliates thereof);

(b)          not more than 10.00% consists of Collateral Loans with Obligors in any one Moody’s Industry Classification, except that Collateral Loans with Obligors in ~~up to three~~one Moody’s Industry Classification may constitute up to 20% of the Aggregate Principal Balance and Collateral Loans with Obligors in two other Moody’s Industry Classifications may each constitute up to 15% of the Aggregate Principal Balance;

(c)          not ~~less~~more than ~~70.00~~10.00% consists of ~~Standard~~ Collateral Loans with Obligors that have EBITDA less than $50,000,000;

(d)          not more than 10.00% consists of Second Lien Obligations;

(e)          not more than ~~10.00~~5.00% consists of Unquoted ~~/ Single-Bid~~ Collateral Loans;

(f)          not more than ~~10.00~~30.00% consists of Collateral Loans with a Moody’s Rating of less than “B3” ~~and~~or an S&P Rating less than “B-”;

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(g)          not more than 5.00% consists of Partial PIK Loans;

(h)          not more than 65.00% consists of Covenant Lite Loans;

(i)          not more than 10.00% consists of Collateral Loans that provides for payment of interest less frequently than quarterly;

(j)          not more than 5.00% consists of DIP Loans; ~~and~~

(k)          not more than 5% consists of Delayed Drawdown Collateral Loans~~.~~; and

(l)          not more than 20.00% consists of Collateral Loans the original loan facility amount corresponding to the applicable loan tranche thereof (which, for the avoidance of doubt, will be determined by aggregating only loans that, in accordance with then-prevailing market practice, are typically bought and sold together and are “tax fungible”) is less than $200,000,000 as of the date the Borrower commits to acquire such loan.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Continued Errors” has the meaning assigned to such term in Section 14.08(c).

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise. “Controlled” and “Controlling” have the meaning correlative thereto.

“Covenant Lite Loan” means a Collateral Loan that (a) does not contain any financial covenants or (b) requires the borrower to comply with an Incurrence Covenant, but does not require the borrower to comply with a Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Related Documents).

“Coverage Test” means each of (a) the Borrowing Base Test and (b) the Equity Coverage Test.

“Covered Account” means each of the Collection Account (including the Interest Collection Subaccount and Principal Collection Subaccount therein), the Payment Account and the Unfunded Reserve Account.

“Credit Risk Collateral Loan” means a loan which, in the judgment of the Collateral Manager, (a) has a significant risk of declining in credit quality and, with lapse of time, becoming a Defaulted Collateral Loan or (b) as a result of one or more factors, including credit quality, has a significant risk of declining in market price (but not including any such decline experienced by the market generally as a result of interest rate movement, general economic conditions or similar factors).

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“Custodian” has the meaning assigned to such term in the introduction to this Agreement.

“Data File” has the meaning specified in Section 8.07(a).

“Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Defaulted Collateral Loan” means any loan as to which:

(a)          a default as to all or any portion of one or more payments of principal and/or interest has occurred with respect to such loan (giving effect to any grace period applicable thereto but in no event exceeding three (3) Business Days past the applicable due date); or

(b)          except in the case of a DIP Collateral Loan, an Insolvency Event (without giving effect to any grace period set forth in such definition) with respect to the related Obligor of such loan has occurred; or

(c)          a Material Modification (subject to the proviso contained in the definition thereof) with respect to such loan has occurred; or

(d)          has (i) a Moody’s Rating below “Caa3” (or a Moody’s probability of default rating of “D” or “LD”) or (ii) an S&P Rating below “CCC-” (or of “D” or “SD”), or in each case had such rating before such rating was withdrawn and which has not been reinstated as of the date of determination.

“Defaulting Lender” means, at any time, any Lender that (a) has failed for two (2) or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership of acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgment or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.

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“Delayed Drawdown Collateral Loan” means a Collateral Loan that (a) requires the Borrower to make one or more future advances to the Obligor under the Related Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided that any such Collateral Loan will be a Delayed Drawdown Collateral Loan only to the extent of unfunded commitments and solely until all commitments by the Borrower to make advances on such Collateral Loan to the Obligor under the Related Documents expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a)          with respect to such of the Collateral as constitutes an instrument, causing the Custodian to take possession in the State of South Carolina of such instrument indorsed to the Collateral Agent by an effective indorsement;

(b)          with respect to such of the Collateral as constitutes tangible chattel paper, goods, a negotiable document, or money, causing the Custodian to take possession in the State of South Carolina of such tangible chattel paper, goods, negotiable document, or money;

(c)          with respect to such of the Collateral as constitutes a Certificated Security, causing the Custodian to acquire possession in the State of Wisconsin of the related security certificate, registered in the name of the Collateral Agent, payable to the order of the Collateral Agent, or specially indorsed to the Collateral Agent by an effective indorsement, and not in any case indorsed to the Custodian or in blank;

(d)          with respect to such of the Collateral as constitutes an Uncertificated Security, causing the issuer of such Uncertificated Security to register the Collateral Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer by the issuer of such Uncertificated Security;

(e)          with respect to such of the Collateral as constitutes a Security Entitlement, causing the Custodian as Securities Intermediary to indicate by book entry that the Financial Asset relating to such Security Entitlement has been credited to the appropriate Covered Account;

(f)          with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be maintained in the name of the Collateral Agent and causing the bank with which such deposit account is maintained to agree in writing with the parties hereto that (i) such bank shall comply with instructions originated by the Collateral Agent directing disposition of the funds in the deposit account without further consent of any other Person, (ii) such bank will not agree with any Person other than the Collateral Agent to comply with instructions originated by any Person other than the Collateral Agent, (iii) such deposit account and the money on deposit therein shall not be subject to any Lien or right of set-off in favor of such bank or anyone claiming through it (other than the Collateral Agent), (iv) such agreement shall be governed by the laws of the State of New York, and (v) with respect to such bank, the State of New York shall be the “bank’s jurisdiction” for purposes of Article 9 of the Uniform Commercial Code;

(g)          with respect to such of the Collateral as constitutes an account or a general intangible or is not otherwise described in the foregoing clauses (a)-(f), causing to be filed with the Delaware Secretary of State a properly completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that describes such Collateral (which financing statement may have been previously filed) or any equivalent filing in any applicable jurisdiction; or

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(h)          in the case of each of clauses (a) through (g) above, such additional or alternative procedures as may hereafter become appropriate to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

In addition, the Collateral Manager on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Determination Date” means, with respect to any Payment Date, the fifth (5th) Business Day prior to such Payment Date; provided that, with respect to the final Payment Date, the Determination Date shall be such Payment Date.

“DIP Collateral Loan” means an obligation:

(a)          obtained or incurred after the entry of an order of relief in a case pending under Chapter 11 of the Bankruptcy Code;

(b)          to a debtor in possession as described in Chapter 11 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code);

(c)          on which the related Obligor is required to pay interest and/or principal on a current basis; and

(d)          approved by a Final Order or Interim Order of the bankruptcy court so long as such obligation is (i) fully secured by a Lien on the debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code, (ii) fully secured by a Lien of equal or senior priority on property of the debtor estate that is otherwise subject to a Lien pursuant to Section 364(d) of the Bankruptcy Code or (iii) secured by a junior Lien on the debtor’s encumbered assets (so long as such loan is fully secured based on the most recent current valuation or appraisal report, if any, of the debtor).

“Document Checklist” means an electronic or hard copy list delivered by the Borrower (or by the Collateral Manager on behalf of the Borrower) to the Custodian that identifies each of the documents contained in each Loan File and whether such document is an original or a copy and whether a hard copy or electronic copy will be delivered to the Custodian related to a Collateral Loan and includes the name of the Obligor with respect to such Collateral Loan, in each case as of the related date of Advance or acquisition by the Borrower.

“Dollars” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“EBITDA” means, with respect to any trailing twelve month period and any Collateral Loan, the meaning of the term “Adjusted EBITDA”, the term “EBITDA” or any comparable definition in the Related Documents for such period and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan) as determined in the good faith discretion of the Collateral Manager, and in any case that the term “Adjusted EBITDA”, the term “EBITDA” or such comparable definition is not defined in such Related Documents, an amount, for the principal Obligor thereunder and any of its parents or Subsidiaries that are obligated as guarantor pursuant to the Related Documents for such Collateral Loan (determined on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Collateral Manager in case of any acquisitions)) equal to earnings from continuing operations for such period plus interest expense, income taxes, unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), extraordinary, one-time and/or non-recurring losses or charges, and any other item the Collateral Manager and the Administrative Agent deem to be appropriate.

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“Eligible Investment Required Ratings” means, with respect to any obligation or security, with respect to ratings assigned by Moody’s, “Aa2” (and not on credit watch for possible downgrade) or “P-1” for one-month instruments, “Aa2” (and not on credit watch for possible downgrade) and “P-1” for three-month instruments, “Aa3” (and not on credit watch for possible downgrade) and “P-1” for six-month instruments and “Aa2” (and not on credit watch for possible downgrade) and “P-1” for instruments with a term in excess of six months and (b) with respect to rating assigned by S&P, “A-1” (and not on credit watch for possible downgrade) for short-term instruments and “A” (and not on credit watch for possible downgrade) for long-term instruments.

“Eligible Investments” means any Dollar investment that, at the time it is Delivered, is Cash or one or more of the following obligations or securities:

(a)          direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(b)          demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(c)          non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; and

(d)          money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively;

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provided that (i) Eligible Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (d) above, as mature (or are putable at par to the issuer thereof) no later than the earlier of (A) 90 days after the date of acquisition thereof or (B) the Business Day prior to the next Payment Date; and (ii) none of the foregoing obligations or securities shall constitute Eligible Investments if (A) such obligation or security has an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript assigned by S&P, (B) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (C) such obligation or security is subject to U.S. withholding or foreign withholding tax unless the issuer of the security is required to make “gross-up” payments for the full amount of such withholding tax, (D) such obligation or security is secured by real property, (E) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (F) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (G) in the Collateral Manager’s judgment, such obligation or security is subject to material non-credit related risks. Any such investment may be made or acquired from or through the Collateral Agent or any of its Affiliates, or any entity for whom the Collateral Agent or any of its Affiliates provides services (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Eligible Investment at the time of acquisition). Notwithstanding the foregoing, unless the Borrower and the Collateral Manager have received the written advice of counsel of national reputation experienced in such matters to the contrary (together with an officer’s certificate of the Borrower or the Collateral Manager to the Administrative Agent (on which the Administrative Agent may rely) that the advice specified in this definition has been received by the Borrower and the Collateral Manager) and the Administrative Agent consents thereto, on and after July 21, 2015 (or such later date as may be determined by the Borrower and the Collateral Manager based upon such advice), Eligible Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.

“Equity Advance Rate” means, with respect to any Collateral Loan on any date of determination, 100% minus the Advance Rate with respect to such Collateral Loan on such date of determination.

“Equity Amount” means, on any date of determination, the sum, for all Collateral Loans held by the Borrower on such date of determination (determined, for this purpose, on a “settlement date” basis), of the products of (a) the Equity Advance Rate in effect on such date with respect to such Collateral Loan multiplied by (b) the Asset Cost of such Collateral Loan on such date of determination; provided that for purposes of clause (b) of this definition, in determining the Asset Cost of any Delayed Drawdown Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loan shall be assumed to have been fully funded as of such date of determination.

“Equity Coverage Percentage” means, on any date of determination, the excess, if any, of (a) the Equity Percentage on such date of determination over (b) 5%.

“Equity Coverage Ratio” means, on any date of determination, (a) the sum of (i) the aggregate amount of Eligible Investments held by the Borrower on such date of determination plus (ii) the sum, for all Collateral Loans held by the Borrower on such date of determination, of the Market Values of such Collateral Loans on such date of determination minus (iii) the aggregate Advances Outstanding on such date of determination divided by (b) the Aggregate Asset Cost of all Collateral Loans held by the Borrower on such date of determination; provided that for purposes of clause (b) of this definition, in determining the Asset Cost of any Delayed Drawdown Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loans shall be assumed to have been fully funded as of such date of determination.

“Equity Coverage Test” means a test that is satisfied if, as of any date of determination, the Equity Coverage Ratio (including after giving effect to the making of any Advance on such date and the application of the proceeds thereof) is equal to or greater than the Equity Coverage Percentage.

“Equity Percentage” means, on any date of determination, (a) the Equity Amount on such date of determination divided by (b) the Aggregate Asset Cost of all Collateral Loans held by the Borrower on such date of determination; provided that for purposes of clause (b) of this definition, in determining the Asset Cost of any Delayed Drawdown Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loans shall be assumed to have been fully funded as of such date of determination.

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“Equityholder” means BDCA.

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“Errors” has the meaning assigned to such term in Section 14.08(c).

“Eurocurrency Liabilities” is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Disruption Event” means the occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of a determination by such Lender that it would be contrary to Law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) the Collateral Agent shall have notified the Administrative Agent, the Borrower and each Lender of the inability, for any reason, to determine the Adjusted Eurodollar Rate, (c) the Required Lenders shall have notified the Administrative Agent of a determination by such Lenders that the rate at which deposits of Dollars are being offered to such Lenders in the London interbank market does not accurately reflect the cost to such Lenders of making, funding or maintaining any Advance or (d) any Lender shall have notified the Administrative Agent of the inability of such Lender to obtain Dollars in the London interbank market to make, fund or maintain any Advance.

“Eurodollar Reserve Percentage” means, for any period, the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

“Event of Default” means the occurrence of any of the events, acts or circumstances set forth in Section 6.01.

“Excess Concentration Amount” means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, the portions (calculated without duplication) of each Collateral Loan that cause such Concentration Limitations to be exceeded.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or measured by net income, net profits, or capital (however denominated), or that are franchise Taxes or branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes and (b) Taxes on any “withholdable payment” payable to such Secured Party as a result of the failure of such Secured Party to satisfy the applicable requirements of FATCA.

“Facility Amount” means (a) on or prior to the Commitment Termination Date, $400,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06) and (b) following the Commitment Termination Date, the outstanding principal balance of all the Advances.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Collateral Administration Agreement, the Administrative Agent Fee Letter, the Collateral Agent Fee Letter, the Sale Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent’s security interest in the Collateral.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Sections.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Final Maturity Date” means ~~June 27, 2018.~~May 28, 2020.

“Final Order” means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

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“Firm Bid” means with respect to any Collateral Loan, a good and irrevocable bid for value, to purchase the par amount of such Collateral Loan, expressed as a percentage of the par amount of such Collateral Loan and exclusive of accrued interest and premium, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, submitted as of 11:00 a.m. (New York time) or as soon as practicable thereafter. The Administrative Agent shall be entitled to disregard any Firm Bid submitted by a broker-dealer (a) if, in the Administrative Agent's commercially reasonable judgment, (i) such broker-dealer may be ineligible to accept assignment or transfer of the par amount of such Collateral Loan substantially in accordance with the then-current market practice in the principal market for such Collateral Loan, as determined by the Administrative Agent, or (ii) such broker-dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under the Related Documents for such Collateral Loan to the assignment or transfer to such broker-dealer of the par amount of such Collateral Loan or (b) if the Administrative Agent determines that such Firm Bid is not bona fide, including, without limitation, due to (i) the insolvency of the bidder, (ii) the inability, failure or refusal of the bidder to settle the purchase of the par amount of such Collateral Loan or otherwise settle transactions in the relevant market or perform its obligations generally or (iii) the Administrative Agent not having pre-approved trading lines with the broker-dealer that would permit settlement of the sale to such broker-dealer of the par amount of such Collateral Loan.

“First Lien Obligation” means any loan (and not a bond or similar security) that meets the following criteria:

(i)          is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the obligor of such loan;

(ii)         is secured by a valid first priority perfected Lien in, to or on specified collateral securing the obligor’s obligations under such loan (whether or not such loan is also secured by any lower priority Lien on other collateral);

(iii)        is secured, pursuant to such first priority perfected Lien, by collateral having a value (determined as set forth below) not less than the outstanding principal balance of such loan plus the aggregate outstanding principal balances of all other loans of equal seniority secured by a first Lien in the same collateral; and

(iv)         is not a loan which is secured solely or primarily by the common stock of its obligor or any of its Affiliates.

The determination as to whether clause (iii) of this definition is satisfied shall be based on the Collateral Manager’s judgment at the time the loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes). The limitation set forth in clause (iv) above shall not apply with respect to a loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. Federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate Law applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules, in each case, so long as (x) the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Floor Obligation” means, as of any date:

(a)          a Collateral Loan (i) for which the Related Documents provides for a Libor rate option and that such Libor rate is calculated as the greater of a specified “floor” rate per annum and the London interbank offered rate for the applicable interest period and (ii) that, as of such date, bears interest based on such Libor rate option, but only if as of such date the London interbank offered rate for the applicable interest period is less than such floor rate; and

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(b)          a Collateral Loan (i) for which the Related Documents provides for a base or prime rate option and such base or prime rate is calculated as the greater of a specified “floor” rate per annum and the base or prime rate for the applicable interest period and (ii) that, as of such date, bears interest based on such base or prime rate option, but only if as of such date the base or prime rate for the applicable interest period is less than such floor rate.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (a) increase or extend the term of the Commitments or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any such payment of principal, (d) reduce the rate at which Interest is payable thereon or any fee is payable hereunder, (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 9.01 or Section 12.01(b), (g) modify the definition of the term “Required Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof or (h) extend the Reinvestment Period.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the SEC, the stock exchanges, any federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Incurrence Covenant” means a covenant by any Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of such Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indemnified Party” has the meaning assigned to such term in Section 12.04(b).

“Independent Accountants” has the meaning assigned to such term in Section 8.09(a).

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“Independent Manager” means a natural person who, (A) for the three-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Ineligible Collateral Loan” means, at any time, a loan or other obligation, or any portion thereof, that fails to satisfy any criteria of the definition of “Collateral Loan” giving effect to the proviso in the introductory language to the definition of “Collateral Loan”.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for each day during an Interest Accrual Period and each Advance outstanding by a Lender on such day, the sum of the products (for each day during such Interest Accrual Period) of:

where:

IR	=	the Interest Rate for such Advance on such day;

P	=	the principal amount of such Advance on such day; and

D	=	360 days.

“Interest Accrual Period” means (a) with respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month preceding the first Payment Date, and (b) with respect to any subsequent Payment Date, the period commencing on the first day of the calendar month in which the preceding Payment Date occurred and ending on the last day of the calendar month immediately preceding the month in which such Payment Date occurs; provided, that the final Interest Accrual Period hereunder shall end on and include the day prior to the payment in full of the Advances hereunder.

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“Interest Collection Subaccount” has the meaning specified in Section 8.02(a).

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a)          all payments of interest and other income received by the Borrower during such Collection Period on the Collateral Loans (including interest and other income received on Ineligible Collateral Loans and the accrued interest received in connection with a sale of any such Collateral Loan during such Collection Period);

(b)          all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with proceeds received pursuant to clauses (a), (b) and (c) of this definition; and all interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Principal Proceeds or amounts credited to the Unfunded Reserve Account;

(c)          all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period unless the Collateral Manager has determined in its sole discretion that such payments are to be treated as Principal Proceeds; and

(d)          commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Collateral Manager has determined in its sole discretion that such payments are to be treated as Principal Proceeds;

provided that:

(1)         as to any Defaulted Collateral Loan (and only so long as it remains a Defaulted Collateral Loan), any amounts received in respect thereof will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect thereof since it became a Defaulted Collateral Loan equals the outstanding principal balance of such Defaulted Collateral Loan at the time as of which it became a Defaulted Collateral Loan and all amounts received in excess thereof will constitute Interest Proceeds; and

(2)         all payments received in respect of Equity Securities will constitute Principal Proceeds.

“Interest Rate” means, for any Interest Accrual Period and for each Advance outstanding by a Lender for each day during such Interest Accrual Period, an interest rate per annum equal to (a) if a Eurodollar Disruption Event has occurred and is continuing or an Event of Default has occurred (and has not otherwise been waived by the Lenders pursuant to the terms hereof), the Base Rate plus the Applicable Margin, or (b) in all other cases, the Adjusted Eurodollar Rate plus the Applicable Margin.

“Interim Order” means an order, judgment, decree or ruling entered after notice and a hearing conducted in accordance with Bankruptcy Rule 4001(c) granting interim authorization, the operation or effect of which has not been stayed, reversed or amended.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

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“Key People” means Peter Budko, Robert Grunewald, William Kahane, Nick Radesca and Nicholas S. Schorsch (and any replacements reasonably acceptable to the Administrative Agent).

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever.

“LIBOR Rate” means, for any Interest Accrual Period, a rate per annum equal to the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) for London interbank deposits for a three month period in United States dollars at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Accrual Period; provided that, if no such rate so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the LIBOR Rate shall be the rate per annum equal to the average of the rates at which deposits in Dollars are offered by the Administrative Agent at approximately 11:00 a.m. (London time) on the rate setting day to prime banks in the London interbank market for a three month period. With respect to any Advance not made on the first day of an Interest Accrual Period, the “LIBOR Rate” shall be a rate per annum for a term equal to the period remaining in the applicable Interest Accrual Period; provided that if no offered rate exists for such remaining period, the LIBOR Rate shall be interpolated (rounded upwards, if necessary, to the nearest 1/100th of one percent) on a straight-line basis based upon (i) the LIBOR Rate for the closest quoted period greater than such remaining period and (ii) (A) the LIBOR Rate for the closest quoted period shorter than such remaining period, if such remaining period is one month or longer and (B) the overnight LIBOR Rate, if such remaining period is shorter than one month, and commencing on the day on which such Advance is made.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction).

“Loan File” means, with respect to each Collateral Loan delivered to the Custodian, each of the Required Loan Documents in original or copy as identified on the related Document Checklist and any other document delivered in connection therewith.

“London Banking Day” means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Losses” has the meaning assigned to such term in Section 13.09(d)(i).

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“Maintenance Covenant” means a covenant by any Obligor to comply with one or more financial covenants during each reporting period (but not more frequently than quarterly), whether or not such Obligor has taken any specified action.

“Management Agreement” means the Amended and Restated Investment Advisory Agreement and Management Services Agreement, dated as of June 23, 2011, between BDCA and BDCA Adviser, LLC, or any comparable investment advisory agreement entered into in replacement thereof between BDCA and BDCA Adviser, LLC that is approved by both a majority of the noninterested directors and a majority of the outstanding stockholders of BDCA.

“Mandatory Amortization Amount” means, with respect to the applicable Payment Dates set forth below, an amount sufficient to reduce Advances Outstanding as of such Payment Date (i) on the first Payment Date during the Amortization Period, to 87.5% of Advances Outstanding as of the last day of the Reinvestment Period, (ii) on the second Payment Date during the Amortization Period, to 75.0% of Advances Outstanding as of the last day of the Reinvestment Period, and (iii) on the third Payment Date during the Amortization Period, to 50.0% of Advances Outstanding as of the last day of the Reinvestment Period.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Value” means, with respect to any Collateral Loan, the amount (determined by the Administrative Agent) equal to the product of (x) the principal amount thereof (determined exclusive of accrued interest and premium) and (y) the price (expressed as a percentage of par) determined in the following manner:

(i)          the bid-side quote determined by any of Loan X, Inc., Loan Pricing Corporation, MarkIt Partners or any other nationally recognized loan pricing service selected by the Administrative Agent; provided that, if the Administrative Agent reasonably determines that the quote of any such loan pricing service is not current or accurate, the Administrative Agent may reject such quote; or

(ii)         if the value of a Collateral Loan is not determined in accordance with clause (i) above (either because no bid-side quote is available or the Administrative Agent rejects one or more loan pricing services), the average of the bid-side quotes determined by at least two independent broker-dealers active in the trading of such asset; or if only one such bid can be obtained, such bid; provided that, if the Administrative Agent determines that the quote of any such independent broker-dealer is not current or accurate, the Administrative Agent may reject such quote; or

(iii)        if the value of a Collateral Loan is not determined in accordance with clause (i) or (ii) above (either because no bid-side quote is available or the Administrative Agent reasonably rejects one or more bid-side quotes), the value of such Collateral Loan (expressed as a percentage of par) shall be the Valuation Price then in effect for such Collateral Loan.

If the Borrower disputes the Market Value of any Collateral Loan determined pursuant to the foregoing clause (i) or (ii), then the Borrower may (at its sole expense), no later than three hours after the Borrower is given notice of such determination, (i) designate two nationally recognized broker-dealers active in the trading of such loan and (ii) provide to the Administrative Agent within such three-hour period with respect to each such broker-dealer a Firm Bid with respect to not less than the principal amount of such Collateral Loan. The highest of such two Firm Bids will be the Market Value for the relevant date of determination.

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“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower or the Collateral Manager both individually or taken as a whole, (b) the validity or enforceability of this Agreement or any other Facility Document or the validity, enforceability or collectability of any material portion of the Collateral Loans or the Related Documents, (c) the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, or (d) the ability of each of the Borrower or the Collateral Manager to perform its obligations under any Facility Document to which it is a party.

“Material Modification” means, with respect to any Collateral Loan, any amendment, waiver, consent or modification of a Related Document with respect thereto executed or effected after the date on which such Collateral Loan is acquired by the Borrower, that:

(a)          reduces or waives one or more interest payments or permits any interest due with respect to such Collateral Loan in cash to be deferred or capitalized and added to the principal amount of such Collateral Loan (other than any deferral or capitalization already expressly permitted by the terms of its underlying instruments as of the date such Collateral Loan was acquired by the Borrower);

(b)          contractually or structurally subordinates such Collateral Loan by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor or releases any material guarantor or co-Obligor from its obligations with respect thereto;

(c)          substitutes or releases the underlying assets securing such Collateral Loan (other than as expressly permitted by the Related Documents as of the date such Collateral Loan was acquired by the Borrower), and such substitution or release materially and adversely affects the value of such Collateral Loan (as determined in the sole discretion of the Administrative Agent);

(d)          waives, extends or postpones any date fixed for any scheduled payment or mandatory prepayment of principal on such Collateral Loan; or

(e)          reduces or forgives any principal amount of such Collateral Loan; or

(f)          delays or extends the maturity date of such Collateral Loan.

“Maximum Moody’s Weighted Average Rating Factor Test” means a test that will be satisfied on any date of determination if the Weighted Average Moody’s Rating Factor of the Collateral Loans is, during the Reinvestment Period, less than or equal to 3000 or, following the termination of the Reinvestment Period, 3490.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Collateral Loans as of such date is less than or equal to 7.0 years.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) the date on which a Collateral Loan is acquired or disposed of by the Borrower and (d) each Monthly Report Determination Date.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread equals or exceeds 3.00%.

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“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Report” has the meaning specified in Section 8.07(a).

“Monthly Report Determination Date” has the meaning specified in Section 8.07(a).

“Monthly Reporting Date” has the meaning specified in Section 8.07(a).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 5 hereto, as such industry classifications shall be updated at the option of the Collateral Manager if Moody’s publishes revised industry classifications.

“Moody’s Rating” means, with respect to any Collateral Loan, as of any date of determination:

(a)          if such Collateral Loan has a monitored rating, an unpublished monitored rating expressly assigned to a debt obligation (or facility), or a monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal interest promised, such rating,

(b)          if the foregoing paragraph is not applicable, then, if the related Obligor has a corporate family rating by Moody’s, the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Collateral Loan:

Collateral Loan	Relevant Rating

The Collateral Loan is a secured obligation, but is not a Second Lien Obligation and is not subordinate	The rating by Moody’s that is one rating subcategory above such corporate family rating

The Collateral Loan is an unsecured obligation or is a Second Lien Obligation, but is not subordinate	The rating by Moody’s that is one rating subcategory below such corporate family rating

The Collateral Loan is subordinate	The rating by Moody’s that is two rating subcategories below such corporate family rating

(c)          if the foregoing paragraphs are not applicable, but there is a rating by Moody’s on a secured obligation of the Obligor that is not a Second Lien Obligation and is not subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Collateral Loan:

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Collateral Loan	Relevant Rating

The Collateral Loan is a secured obligation, but is not a Second Lien Obligation and is not subordinate	The rating assigned by Moody’s to the other obligation

The Collateral Loan is an unsecured obligation or is a Second Lien Obligation, but is not subordinate	The rating by Moody’s that is one rating subcategory below the rating assigned by Moody’s to the other obligation

The Collateral Loan is subordinate	The rating by Moody’s that is two rating subcategories below the rating assigned by Moody’s to the other obligation

(d)          if the foregoing paragraphs are not applicable, but there is a rating by Moody’s on an unsecured obligation of the Obligor (or, failing that, an obligation that is a Second Lien Obligation) but is not subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Collateral Loan:

Collateral Loan	Relevant Rating

The Collateral Loan is a secured obligation, but is not a Second Lien Obligation and is not subordinate	The rating by Moody’s that is one rating subcategory above the rating assigned by Moody’s to the other obligation

The Collateral Loan is an unsecured obligation or is a Second Lien Obligation, but is not subordinate	The rating assigned by Moody’s to the other obligation

The Collateral Loan is subordinate	The rating by Moody’s that is one rating subcategory below the rating assigned by Moody’s to the other obligation

(e)          if the foregoing paragraphs are not applicable, but there is a rating by Moody’s on an obligation of the Obligor that is subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Collateral Loan:

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Collateral Loan	Relevant Rating

The Collateral Loan is a secured obligation, but is not a Second Lien Obligation and is not subordinate	The rating by Moody’s that is two rating subcategories above the rating assigned by Moody’s to the other obligation

The Collateral Loan is an unsecured obligation or is a Second Lien Obligation, but is not subordinate	The rating by Moody’s that is one rating subcategory above the rating assigned by Moody’s to the other obligation

The Collateral Loan is subordinate	The rating assigned by Moody’s to the other obligation

(f)          if a rating cannot be assigned pursuant to clauses (a) through (e), the Moody’s Rating may be determined using any of the methods below:

(1)         for up to 5% of the Aggregate Asset Cost, the Borrower may apply to Moody’s for a shadow rating or public rating of such Collateral Loan, which shall then be the Moody’s Rating (and the Borrower may deem the Moody’s Rating of such Collateral Loan to be “B3” pending receipt of such shadow rating or public rating, as the case may be); provided that (x) a Collateral Loan will not be included in the 5% limit of the Aggregate Asset Cost if the Borrower has assigned a rating to such Collateral Loan in accordance with clause (2) below and (y) upon receipt of a shadow rating or public rating, as the case may be, such Collateral Loan will not be included in the 5% limit of the Aggregate Asset Cost; or

(2)         for up to 5% of the Aggregate Asset Cost, if there is a private rating of an obligor that has been provided by S&P to the Administrative Agent and the Borrower, the Borrower may impute a Moody’s Rating that corresponds to such private rating; provided that a Collateral Loan will not be included in the 5% limit of the Aggregate Asset Cost if the Borrower has applied to Moody’s for a shadow rating.

For purposes of the foregoing, a “private rating” shall refer to a rating obtained by the Administrative Agent, by the Borrower or by or on behalf of an obligor on a Collateral Loan that is not disseminated publicly; whereas a “shadow rating” shall refer to a credit estimate obtained (i) upon application of the Borrower or a holder of a Collateral Loan or (ii) from the proper use of the RiskCalc Plus probability of default model most recently made available by Moody’s. Any private rating or shadow rating shall be required to be refreshed annually. If the Borrower applies to Moody’s for a shadow rating or public rating of a Collateral Loan, the Borrower shall provide evidence to the Administrative Agent of such application and shall notify the Administrative Agent of the expected rating. The Borrower shall notify the Administrative Agent of the shadow rating or public rating assigned by Moody’s to a Collateral Loan.

“Moody’s Rating Factor” means, for each Collateral Loan, the number set forth in the table below opposite the Moody’s Rating of such Collateral Loan.

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Moody’s Rating	Moody’s Rating Factor	Moody’s Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180
Baa1	260	Caa1	4,770
Baa2	360
Baa3	610	Caa2	6,500
		Caa3 or lower	10,000

provided that for purposes of the Maximum Moody’s Weighted Average Rating Factor Test, any Collateral Loan issued or guaranteed by the United States government or any agency or instrumentality thereof is assigned a Moody’s Rating Factor of 1; provided, further, however, to the extent any Collateral Loan has a rating from S&P or a private rating, such rating will be converted to the Moody’s equivalent for purposes of the Maximum Moody’s Weighted Average Rating Factor Test.

“Net Aggregate Exposure Amount” means, at any time, the excess (if any) of (a) the aggregate unfunded amounts in respect of all Delayed Drawdown Collateral Loans at such time over (b) the aggregate amount on deposit in the Unfunded Reserve Account at such time.

“New Lending Office” has the meaning assigned to such term in Section 12.03(d).

“Non-Excluded Taxes” mean all Taxes other than Excluded Taxes.

“Non-U.S. Lender” has the meaning assigned to such term in Section 12.03(g).

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit E hereto.

“Noteless Loan” means a Collateral Loan with respect to which (a) the related loan agreement does not require the obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Collateral Loan and (b) no Underlying Notes issued to the Borrower are outstanding with respect to the portion of the Collateral Loan transferred to the Borrower.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02.

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05.

“Obligations” means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any Collateral Loan, the Person primarily obligated to pay Collections in respect of such Collateral Loan, including any applicable guarantors.

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“OFAC” has the meaning assigned to such term in Section 4.01(f).

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed by any jurisdiction by reason of such Secured Party having any present or former connection with such jurisdiction (other than a connection arising solely from such Secured Party having executed, delivered, become a party to, performed its obligations under, received any payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced its rights under this Agreement, the Notes or any other Facility Document or sold or assigned an interest in any Loan or Facility Document).

“Other Taxes” has the meaning assigned to such term in Section 12.03(b).

“Partial PIK Loan” means a Collateral Loan that requires the Obligor to pay only a portion of the accrued and unpaid interest in Cash on a current basis, the remainder of which is deferred and paid later together with interest thereon as a lump sum and is treated as Interest Proceeds at the time it is received; provided that such Collateral Loan shall not constitute a Partial PIK Loan if the portion of such interest required to be paid in Cash pursuant to the terms of the related underlying instruments carries a current Cash pay interest rate of not less than 2.50% per annum over LIBOR.

“Participant” means any bank or other Person to whom a participation is sold as permitted by Section 12.06(c).

“Participant Register” has the meaning assigned to such term in Section 12.06(c)(ii).

“PATRIOT Act” has the meaning assigned to such term in Section 4.01(f).

“Payment Account” has the meaning assigned to such term in Section 8.03.

“Payment Date” means the 15th day of January, April, July and October in each year, the first of which shall be October 15, 2014; provided that, if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day. The Final Maturity Date shall also be a Payment Date.

“Payment Date Report” has the meaning specified in Section 8.07(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Permitted Agent” means:

(a)          in connection with the Facility Documents, the Collateral Manager, the Custodian, the Agents, the Independent Accountants and any such party’s sub-agents; and

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(b)          in connection with the Collateral Loans, (i) administrative agents, collateral agents, arrangers, trustees and similar agents (and any sub-agents) appointed under the Related Documents, (ii) financial and restructuring advisors, appraisers and evaluators, (iii) foreign agents retained for foreign perfection purposes or other local law requirements, (iv) back-office operations and administrative services providers and (v) legal counsel, in each case, consistent with the Collateral Manager’s past practice and in the ordinary course of business.

“Permitted Assignee” means (a) a Lender or any of its Affiliates or (b) any Person managed by a Lender or any of its Affiliates.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens created in favor of the Collateral Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; and (c) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and with respect to which reserves in accordance with GAAP have been provided on the books of such Person.

“Permitted Subsidiary” means any subsidiary (a) that meets the then-current general criteria of Moody’s and S&P for bankruptcy remote entities and that includes, in its Constituent Documents, “special purpose” provisions substantially similar to those in the Constituent Documents of the Borrower, and (b) that is formed for the sole purpose of holding any Equity Security in one or more Persons or other assets received in a workout of a Defaulted Collateral Loan or otherwise acquired in connection with a workout of a Collateral Loan.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Collateral Loan (other than a Partial PIK Loan) that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Post-Default Rate” means a rate per annum equal to the rate of interest otherwise in effect pursuant to this Agreement (or, if no such rate is specified, the Base Rate) plus 2.00% per annum.

“Potential Terminated Lender” has the meaning specified in Section 2.16(a).

“Predecessor Collateral Manager Work Product” has the meaning assigned to such term in Section 14.08(c).

“Prepayment Fee” has the meaning assigned to such term in Section 2.12(b).

“Prime Rate” means the rate announced by Citibank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Citibank in connection with extensions of credit to debtors.

“Principal Balance” means, with respect to any loan, as of any date of determination, the outstanding principal amount of such loan, excluding any capitalized interest.

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“Principal Collection Subaccount” has the meaning specified in Section 8.02(a).

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any amounts received by the Borrower as equity contributions (howsoever designated).

“Priority of Payments” has the meaning specified in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9-102(a)(64) of the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Process Agent” has the meaning assigned to such term in Section 12.14.

“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.

“Proper Instructions” means instructions (including Trade Confirmations) received by the Custodian from the Borrower, or the Collateral Manager on behalf of the Borrower, in any of the following forms acceptable to the Custodian: (a) in writing signed by an Authorized Person (and delivered by hand, by mail, by overnight courier or by telecopier); (b) by electronic mail from an Authorized Person; (c)          in tested communication; (d) in a communication utilizing access codes effected between electro mechanical or electronic devices; or (e)          such other means as may be agreed upon from time to time by the Custodian and the party giving such instructions.

“Published Yield” means, on any date of determination, the average yield to maturity for single “B”-rated bank loans as published on such date of determination by MarkIt Partners; provided that, if (a) such average yield to maturity ceases to be published by MarkIt Partners or a successor sponsor acceptable to the Administrative Agent or (b) the Administrative Agent determines in good faith that such average yield to maturity as so published is no longer representative of actual market data, “Published Yield” shall mean such average yield to maturity as determined by the Administrative Agent (or any Person designated by the Administrative Agent) using the same or a substantially similar method of calculation as that used by MarkIt Partners on the date hereof.

“Purchase Price” means, with respect to any Collateral Loan, the aggregate purchase price paid by the Borrower to purchase such Collateral Loan (which (a) shall be expressed as a percentage of par and (b) shall be determined exclusive of accrued interest and premium).

“QIB” has the meaning assigned to such term in Section 12.06(e).

“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (a)(i) that has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent and (b) the deposits of which are insured by the Federal Deposit Insurance Corporation.

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“Qualified Purchaser” has the meaning assigned to such term in Section 12.06(e).

“Quarterly Asset Amount” means, for any Payment Date, the arithmetical average of (a) the sum of the Principal Balances of all Collateral Loans and the cash and the principal balance of any Eligible Investments on deposit in the Principal Collection Subaccount, measured as of the first day of the related Collection Period and (b) the sum of the Principal Balances of all Collateral Loans and the cash and the principal balance of any Eligible Investments on deposit in the Principal Collection Subaccount, measured as of the related Determination Date.

“Register” has the meaning assigned to such term in Section 12.06(d).

“Regulation T”, “Regulation U”, “Regulation W” and “Regulation X” mean Regulation T, U, W and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earliest of (a) ~~November 30, 2017~~May 31, 2019 and (b) the date of the termination of the Commitments pursuant to Section 6.01.

“Related Documents” means, with respect to any Collateral Loan, all agreements or documents evidencing, securing, governing or giving rise to such Collateral Loan.

“Replacement Lender” has the meaning assigned to such term in Section 2.16(a).

“Requested Amount” has the meaning assigned to such term in Section 2.02.

“Required Lenders” means, as of any date of determination, Lenders whose aggregate principal amount of Advances Outstanding plus unused Commitments aggregate more than 50% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, the aggregate principal amount of all Advances Outstanding; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Commitments.

“Required Loan Documents” means, for each Collateral Loan:

(a)          an executed copy of the assignment for such Collateral Loan;

(b)          other than in the case of a Noteless Loan, the original executed Underlying Note endorsed by the issuer or the prior holder of record of such Collateral Loan in blank or to the Borrower;

(c)          an executed copy of the Underlying Loan Agreement, together with a copy of all amendments and modifications thereto;

(d)          a copy of each related security agreement (if any) signed by each applicable Obligor;

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(e)          a copy of each related guarantee (if any) then executed in connection with such Collateral Loan;

(f)          a Document Checklist; and

(g)          for the Closing Date Participation Interest, the fully executed Closing Date Participation Agreement.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, managing director, president, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary (provided that a director of the Borrower shall be a Responsible Officer regardless of whether its Constituent Documents provide for officers), (b) without limitation of clause (a)(ii), in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a)(ii), in the case of a limited liability company, any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or ”authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer, and (f) in the case of the Collateral Administrator, the Collateral Agent or Administrative Agent, an officer of the Collateral Administrator, the Collateral Agent or Administrative Agent, as applicable, responsible for the administration of this Agreement.

“Sale Agreement” means the Sale and Contribution Agreement, dated as of the date hereof, by and among the Equityholder and the Borrower.

“S&P” means Standard & Poor’s Ratings Service, a Standard & Poor’s Financial Services LLC business.

“S&P Rating” means, with respect to any Collateral Loan as of any date of determination:

(a)        if such Collateral Loan has a monitored rating expressly assigned to a debt obligation (or facility) or a monitored estimated rating expressly assigned to a debt obligation (or facility) by S&P, such rating,

(b)        if the foregoing paragraph is not applicable, then, if the related Obligor has a corporate issuer rating by S&P, the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Collateral Loan:

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Collateral Loan	Relevant Rating

The Collateral Loan is a secured obligation, but is not a Second Lien Obligation and is not subordinate	The rating by S&P that is one rating subcategory above such corporate issuer rating

The Collateral Loan is an unsecured obligation or is a Second Lien Obligation, but is not subordinate	The rating by S&P that is one rating subcategory below such corporate issuer rating

The Collateral Loan is subordinate	The rating by S&P that is two rating subcategories below such corporate issuer rating

(c)          if the foregoing paragraphs are not applicable, but there is a rating by S&P on a secured obligation of the Obligor that is not a Second Lien Obligation and is not subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Collateral Loan:

Collateral Loan	Relevant Rating

The Collateral Loan is a secured obligation, but is not a Second Lien Obligation and is not subordinate	The rating assigned by S&P to the other obligation

The Collateral Loan is an unsecured obligation or is a Second Lien Obligation, but is not subordinate	The rating by S&P that is one rating subcategory below the rating assigned by S&P to the other obligation

The Collateral Loan is subordinate	The rating by S&P that is two rating subcategories below the rating assigned by S&P to the other obligation

(d)          if the foregoing paragraphs are not applicable, but there is a rating by S&P on an unsecured obligation of the Obligor (or, failing that, an obligation that is a Second Lien Obligation) but is not subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Collateral Loan:

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Collateral Loan	Relevant Rating

The Collateral Loan is a secured obligation, but is not a Second Lien Obligation and is not subordinate	The rating by S&P that is one rating subcategory above the rating assigned by S&P to the other obligation

The Collateral Loan is an unsecured obligation or is a Second Lien Obligation, but is not subordinate	The rating assigned by S&P to the other obligation

The Collateral Loan is subordinate	The rating by S&P that is one rating subcategory below the rating assigned by S&P to the other obligation

(e)          if the foregoing paragraphs are not applicable, but there is a rating by S&P on an obligation of the Obligor that is subordinate (the “other obligation”), the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Collateral Loan:

Collateral Loan	Relevant Rating

The Collateral Loan is a secured obligation, but is not a Second Lien Obligation and is not subordinate	The rating by S&P that is two rating subcategories above the rating assigned by S&P to the other obligation

The Collateral Loan is an unsecured obligation or is a Second Lien Obligation, but is not subordinate	The rating by S&P that is one rating subcategory above the rating assigned by S&P to the other obligation

The Collateral Loan is subordinate	The rating assigned by S&P to the other obligation

(f)          if the foregoing paragraphs are not applicable, then the S&P Rating shall be “CC”; provided that (x) if application has been made to S&P to rate a Collateral Loan and such Collateral Loan has a Moody’s Rating, then the S&P Rating with respect to such Collateral Loan shall, pending the receipt of such rating from S&P, be equal to the S&P Rating that is equivalent to such Moody’s Rating and (y) Collateral Loans constituting no more than 10% of the Aggregate Asset Cost may be given an S&P Rating based on a rating given by Moody’s as provided in clause (x) (after giving effect to the addition of the relevant Collateral Loan, if applicable).

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

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“SEC” means the Securities and Exchange Commission or any other governmental authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Second Lien Obligation” means any loan (and not a bond or similar security) that meets the following criteria:

(i)          is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the obligor of such loan other than “First Lien Debt” (as defined below) with respect to the liquidation of such obligor or the collateral for such loan;

(ii)         is secured by a valid second priority perfected Lien in, to or on specified collateral securing the obligor’s obligations under such loan (whether or not such loan is also secured by any higher or lower priority Lien on other collateral); but as to which the beneficiary or beneficiaries of such collateral security agree for the benefit of the holder or holders of other indebtedness secured by the same collateral (“First Lien Debt”) as to one or more of the following: (1) to defer their right to enforce such collateral security either permanently or for a specified period of time while First Lien Debt is outstanding, (2) to permit a holder or holders of First Lien Debt to sell such collateral free and clear of the security in favor of such beneficiary or beneficiaries, (3) not to object to sales of assets by the obligor on such obligation following the commencement of a bankruptcy or other insolvency proceeding with respect to such obligor or to an application by the holder or holders of First Lien Debt to obtain adequate protection in any such proceeding and (4) not to contest the creation, validity, perfection or priority of First Lien Debt;

(iii)        is secured, pursuant to such second priority perfected Lien, by collateral having a value (determined as set forth below) not less than the outstanding principal balance of such loan plus the aggregate outstanding principal balances of all other loans of equal or higher seniority secured by a first or second Lien in the same collateral;

(iv)         is not a loan which is secured solely or primarily by the common stock of its obligor or any of its Affiliates; and

(v)          such loan is priced by at least two independent sources (as evidenced by data from Loan X, Inc., Loan Pricing Corporation, MarkIt Partners or any other nationally recognized loan pricing service selected by the Administrative Agent).

The determination as to whether clause (iii) of this definition is satisfied shall be based on the Collateral Manager’s judgment at the time the loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes). The limitation set forth in clause (iv) above shall not apply with respect to a loan made to a parent entity that is secured solely or substantially by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate Law applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules, in each case, so long as (x) the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

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“Secured Parties” means the Administrative Agent, the Collateral Agent, the Custodian, the Collateral Administrator and the Lenders.

“Secured Party Representative” has the meaning assigned to such term in Section 12.09.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” has the meaning assigned to it in Section 8-102(a)(14) of the UCC.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the New York Debtor and Creditor Law.

“Specified Eligible Investment” means an Eligible Investment meeting the requirements of Section 8.06(a) and that is available to the Collateral Agent, to be specified by the Collateral Manager to the Collateral Agent (with a copy to the Administrative Agent) on or prior to the initial Borrowing Date; provided that, so long as no Default or Event of Default shall have occurred and then be continuing, at any time with not less than five Business Days’ notice to the Collateral Agent (with a copy to the Administrative Agent), the Collateral Manager may (and, if the then Specified Eligible Investment is no longer available to the Collateral Agent, shall) designate another Eligible Investment that meets the requirements of Section 8.06(a) and that is available to the Collateral Agent to be the Specified Eligible Investment for purposes hereof. After the occurrence and continuation of a Default or Event of Default, a Specified Eligible Investment shall mean an Eligible Investment meeting the requirements of Section 8.06(a) and which has been selected by the Administrative Agent.

~~“Standard Collateral Loan” means a debt obligation that satisfies the additional eligibility requirements set forth below:~~

~~(a)~~	~~is a First Lien Loan;~~

~~(b)~~	~~was acquired for a Purchase Price of at least 85% of par;~~

~~(c)~~	~~as of any date of determination  has a Moody’s Rating of at least “B3” and an S&P Rating of at least “B-”~~; ~~providedthat, if such loan does not have a Moody’s Rating and an S&P Rating when acquired by the Borrower, but such ratings have been applied for, the Collateral Manager shall furnish to the Administrative Agent evidence of such ratings within 60 days of such acquisition by the Borrower and failure to do so shall result in such loan being ineligible under this clause (c);~~

~~(d)~~	~~such Collateral Loan is on the date of purchase or other acquisition thereof by the Borrower part of an applicable loan tranche (having the same initial borrowing date and economic terms) of at least $150,000,000; and~~

~~(e)~~	~~such Collateral Loan is priced on each date by at least two independent sources (as evidenced by data from Loan X, Inc., Loan Pricing Corporation, MarkIt Partners or any other nationally recognized loan pricing service selected by the Administrative Agent).~~

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“Structured Finance Obligation” means any Collateral Loan owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that ABL Facilities, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Subject Laws” has the meaning assigned to such term in Section 4.01(f).

“Successor Collateral Manager” has the meaning assigned to such term in Section 14.08(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any taxing Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trade Confirmation” means a confirmation of the Borrower’s acquisition of a Collateral Loan delivered to the Collateral Agent (with a copy to the Custodian and the Administrative Agent) by the Borrower pursuant to Section 13.03(b), and setting forth applicable information with respect to such Collateral Loan, which confirmation shall contain such information in respect of such Collateral Loan as the Custodian may reasonably require in order to enable the Custodian to perform its duties hereunder in respect of such Collateral Loan in the form of a customary trade confirmation as agreed to by, the Custodian and the Borrower from time to time.

“Termination Percentage” means, on any date of determination, the excess, if any, of (a) the Equity Percentage on such date of determination over (b) 7.5%.

“Trade Date” has the meaning assigned to such term in Section 1.04(l).

“TRS Agreement” means the Total Return Swap, dated July 31, 2012 (as amended and restated as of May 6, 2014), between 405 TRS I, LLC and Citibank.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Loan Agreement” means, with respect to any Collateral Loan, the document or documents evidencing the commercial loan agreement or facility pursuant to which such Collateral Loan is made.

“Underlying Note” means one or more promissory notes, if any, executed by an Obligor evidencing a Collateral Loan.

“Unfunded Reserve Account” has the meaning specified in Section 8.04.

“Unfunded Reserve Required Amount” has the meaning specified in Section 8.04.

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“Unquoted ~~/ Single-Bid~~ Collateral Loan” means a commercial loan that (A) that has been approved by the Administrative Agent, in its sole discretion, prior to the date on which the Borrower commits to acquire such loan, (B) satisfies the eligibility requirements set forth in the definition of “Collateral Loan” ~~(other than clause (q) thereof)~~ on any date of determination and (C) satisfies the following additional requirements:

(a) is not a Covenant-Lite Loan;

(b) is not a DIP Collateral Loan;

(c) on the date of purchase or other acquisition thereof by the Borrower, and thereafter, as of the last day of the most recent fiscal quarter for which financial information is available in relation to the relevant Obligor (i) the ratio of (A) Aggregate Indebtedness in relation to such Collateral Loan as of the last day of the most recent fiscal quarter for which financial information is available in relation to the relevant Obligor to (B) EBITDA in relation to such Collateral Loan for the most recent period of four consecutive fiscal quarters for which financial information is available in relation to the relevant Obligor is less than 4.25 and (ii) EBITDA of such Obligor is greater than $20,000,000; and

(d) ~~if the original aggregate loan facility amount corresponding to the applicable loan tranche as of the date the Borrower commits to acquire such loan is (x) greater than or equal to $200,000,000, such commercial loan is not quoted by any nationally recognized pricing or quotation service and (y) less than $200,000,000, such commercial loan is quoted by at least one independent source (as evidenced by data from Loan X, Inc., Loan Pricing Corporation, MarkIt Partners or any other nationally recognized loan pricing service satisfactory to the Administrative Agent in its sole discretion~~.

“Unused Amount” means, for any day, an amount equal to the excess of (a) the Facility Amount on such day over (b) the Advances Outstanding on such day.

“U.S. Bank” has the meaning assigned to such term in the introduction to this Agreement.

“Valuation Price” means, with respect to any Collateral Loan for which the Market Value thereof is not determined pursuant to clause (i) or (ii) of the definition of “Market Value” on any date of determination, the lower of (a) the most recent valuation of such Collateral Loan provided to the Borrower (with a copy to the Administrative Agent) by any one of the valuation firms set forth on Schedule 8 or any other nationally recognized valuation firm acceptable to the Administrative Agent and (b) the sum of (i) the Purchase Price plus (or minus the absolute value of such product if negative) (ii) the product of (x) the Change in Yield with respect to such Collateral Loan on such date of determination multiplied by (y) the lesser of (A) 1,620 and (B) the number of days during the period from and including such date of determination to but excluding the stated maturity of such Collateral Loan divided by (z) 360.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weighted Average Spread” means, as of any date, the number obtained by dividing:

(a)          the amount equal to (i) the Aggregate Funded Spread with respect to all Collateral Loans plus (ii) the Aggregate Unfunded Spread, by

(b)          the Aggregate Principal Balance of all Collateral Loans as of such date.

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“Weighted Average Life” means, as of any date of determination with respect to all Collateral Loans, the number of years following such date obtained by:

(a)          summing the products of (i): the Average Life at such time of each Collateral Loan multiplied by (ii) the Principal Balance of such Collateral Loan; and

(b)          dividing such sum by the Aggregate Principal Balance of all Collateral Loans as of such date.

For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Collateral Loan, the quotient obtained by dividing (i) the sum of the products of (A) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Collateral Loan and (B) the respective amounts of principal of such Scheduled Distributions by (y) the sum of all successive Scheduled Distributions of principal on such Collateral Loan.

“Weighted Average Moody’s Rating Factor” means, as of any date of determination with respect to all Collateral Loans, the number (rounded up to the nearest whole number) determined by:

(a)          summing the products of (i) the Principal Balance of each Collateral Loan (excluding for avoidance of doubt Equity Securities) multiplied by (ii) the Moody’s Rating Factor of such Collateral Loan; and

(b)          dividing such sum by the Aggregate Principal Balance of all such Collateral Loans.

Section 1.02.         Rules of Construction

For all purposes of this Agreement and the other Facility Documents, except as otherwise expressly provided or unless the context otherwise requires, (a) singular words shall connote the plural as well as the singular and vice versa (except as indicated), as may be appropriate, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility Document as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision thereof, (c) the headings, subheadings and table of contents set forth in any Facility Document are solely for convenience of reference and shall not constitute a part of such Facility Document nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in any Facility Document to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e) each of the parties to any Facility Document and its counsel have reviewed and revised, or requested revisions to, any such Facility Document, and the rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of any such Facility Document, (f) any definition of or reference to any Facility Document, agreement, instrument or other document shall be construed as referring to such Facility Document, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or any other Facility Document), (g) any reference in any Facility Document, including the introduction and recitals to such Facility Document, to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), and (h) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time.

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Section 1.03.         Computation of Time Periods

Unless otherwise stated in the applicable Facility Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in any Facility Document shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day.

Section 1.04.         Collateral Value Calculation Procedures

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loan, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a)          All calculations with respect to Scheduled Distributions on any Collateral Loan shall be made on the basis of information as to the terms of each such Collateral Loan and upon reports of payments, if any, received on such Collateral Loan that are furnished by or on behalf of the Obligor of such Collateral Loan and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b)          For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include (i) scheduled interest and principal payments on Ineligible Collateral Loans unless or until such payments are actually made and (ii) ticking fees and other similar fees in respect of Collateral Loans, unless or until such fees are actually paid.

(c)          For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Loan (other than an Ineligible Collateral Loan, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be the total amount of (i) payments and collections to be received during such Collection Period in respect of such Collateral Loan, (ii) proceeds of the sale of such Collateral Loan received and, in the case of sales which have not yet settled, to be received during such Collection Period that are not reinvested in additional Collateral Loans or retained in a Collection Account for subsequent reinvestment pursuant to Article X, which proceeds, if received as scheduled, will be available in a Collection Account and available for distribution at the end of such Collection Period and (iii) amounts referred to in clause (i) or (ii) above that were received in prior Collection Periods but were not disbursed on a previous Payment Date or retained in a Collection Account for subsequent reinvestment pursuant to Article X.

(d)          Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date.

(e)          References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

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(f)          For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Ineligible Collateral Loans will be treated as having an Aggregate Asset Cost equal to zero.

(g)          Except as otherwise provided herein, Ineligible Collateral Loans will not be included in the calculation of the Collateral Quality Tests (or any component thereof).

(h)          For purposes of determining the Minimum Weighted Average Spread Test (and related computations of stated interest coupons and Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) will be excluded.

(i)          Portions of the same Collateral Loan acquired by the Borrower on different dates will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

(j)          For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(k)          Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars. For purposes of this Agreement, calculations with respect to all amounts received or required to be paid in a currency other than Dollars shall be valued at zero.

(l)          Except as otherwise provided herein, for purposes of calculating compliance with any test under this Agreement in connection with the acquisition or disposition of a Collateral Loan or Eligible Investment, the trade date (the “Trade Date”) (and not the settlement date) with respect to any such Collateral Loan or Eligible Investment under consideration for acquisition or disposition shall be used to determine whether such acquisition or disposition is permitted hereunder.

ARTICLE II
ADVANCES

Section 2.01.         Revolving Credit Facility; Approval Requests

(a)          The Collateral Manager, on behalf of the Borrower, shall, on or prior to the second Business Day preceding the proposed trade date of each proposed acquisition of Collateral Loans (whether proposed to be funded by an Advance or by the use of the cash proceeds contributed by the Equityholder) provide to the Administrative Agent (with a copy to the Borrower) a notice by electronic mail in the form of Exhibit A hereto (together with any attachments required in connection therewith, an “Approval Request”). Such approval may take the form of a standing list of pre-approved assets containing the characteristics of each pre-approved asset specified in Exhibit A (other than purchase price), together with a notice of intention to trade containing the par amount and purchase price of the Collateral Loan(s) being acquired delivered on or prior to the second Business Day preceding the proposed trade date.

(b)          The Administrative Agent shall have the right to approve or reject any Approval Request in its sole discretion and to request additional information regarding any proposed Collateral Loan. The Administrative Agent shall promptly notify the Collateral Manager and the Borrower (with a copy to the Collateral Agent) in writing (including via electronic mail) whether each Approval Request has been approved or rejected. Any approval may be withdrawn at any time prior to the time at which the Borrower actually becomes obligated to purchase or enter into documents governing such proposed Collateral Loan by written notice (including via e-mail) of such withdrawal from the Administrative Agent to the Collateral Manager. If the Administrative Agent has rejected an Approval Request, or withdrawn or withheld its approval of any such request, then the Borrower shall not be authorized to purchase such proposed Collateral Loan unless, in the case of a withdrawn approval, the Administrative Agent has not withdrawn its approval prior to the time at which the Borrower enters into a commitment to purchase such proposed Collateral Loan.

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(c)          On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make loans to the Borrower (each, an “Advance”) from time to time on any Business Day during the Reinvestment Period, on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the Borrowing Base as then in effect. Each such borrowing of an Advance on any single day is referred to herein as a “Borrowing”.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.

Section 2.02.         Making of the Advances

(a)          If the Borrower desires to make a Borrowing under this Agreement it shall give the Collateral Agent (with a copy to each Lender) a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than 12:00 noon at least one Business Day prior to the day of the requested Borrowing.

Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower, shall attach a Borrowing Base Calculation Statement, and shall otherwise be appropriately completed. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Commitment Termination Date, and the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $500,000 or an integral multiple of $500,000 in excess thereof (or, if less, the remaining unfunded Commitments hereunder or, in the case of Delayed Drawdown Collateral Loans, such lesser amount required to be funded by the Borrower in respect thereof).

(b)          Each Lender shall, not later than 12:00 noon on each Borrowing Date in respect of Advances, make its Percentage of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to the Principal Collection Subaccount.

Section 2.03.         Evidence of Indebtedness; Notes

(a)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

(b)          Any Lender may request that its Advances to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 12.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clause (a) of this Section 2.03.

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Section 2.04.         Payment of Principal and Interest

The Borrower shall pay principal and Interest on the Advances as follows:

(a)          100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b)          Interest shall accrue on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full. The Collateral Agent shall determine the unpaid Interest and Commitment Fees payable thereto prior to each Payment Date using the applicable Interest Rate for the related Interest Accrual Period to be paid by the Borrower with respect to each Advance on each Payment Date for the related Interest Accrual Period and shall advise each Lender and the Collateral Manager thereof and shall send a consolidated invoice of all such Interest and Commitment Fees to the Borrower on the third (3rd) Business Day prior to such Payment Date.

(c)          Accrued Interest on each Advance shall be payable in arrears (i) on each Payment Date, and (ii) in connection with any prepayment in full of the Advances pursuant to Section 2.05(a); provided that (x) with respect to any prepayment in full of the Advances outstanding, accrued Interest on such amount through the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (y) with respect to any partial prepayment of the Advances outstanding, accrued Interest on such amount through the date of prepayment shall be payable on the Payment Date following such prepayment.

(d)          Subject in all cases to Section 2.04(f), the obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.14), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

(e)          As a condition to the payment of principal of and Interest on any Advance without the imposition of withholding tax, the Borrower or either Agent may require certification acceptable to it to enable the Borrower and the Agents to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Advance under any present or future law or regulation of the United States and any other applicable jurisdiction, or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.

(f)          Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower payable solely from the Collateral in accordance with the Priority of Payments and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section 2.12, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, Affiliate, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable under this Agreement. It is understood that the foregoing provisions of this clause (f) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this clause (f) shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Borrower.

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Section 2.05.         Prepayment of Advances

(a)          Optional Prepayments. The Borrower may, from time to time on any Business Day, voluntarily prepay Advances in whole or in part, without penalty or premium, subject to Section 2.10; provided that the Borrower shall have delivered to the Collateral Agent and the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C hereto not later than 12:00 noon one (1) Business Day prior to the date of such prepayment (provided that same day notice may be given to cure any non-compliance with the Coverage Tests). The Collateral Agent shall promptly notify the Lenders of such Notice of Prepayment. Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each prepayment of any Advance by the Borrower pursuant to this Section 2.05(a) (other than a prepayment made in order to cure any non-compliance with the Coverage Tests) shall in each case be in a principal amount of at least $500,000. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)          Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments. The Borrower shall provide, in each Payment Date Report, notice of the aggregate amounts of Advances that are to be prepaid on the related Payment Date in accordance with the Priority of Payments.

(c)          Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be subject to Sections 2.04(c) and 2.10 and applied to the Advances in accordance with the Lenders’ respective Percentages.

Section 2.06.         Changes of Commitments

(a)          Automatic Reduction and Termination. The Commitments of all Lenders shall be automatically reduced to zero at 5:00 p.m. on the Commitment Termination Date.

(b)          Optional Reductions. Prior to the Commitment Termination Date, the Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time without any fee or penalty, except as specified in Section 2.12(b), upon not less than five (5) Business Days’ prior notice to the Collateral Agent, the Lenders and the Administrative Agent of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that (i) the amount of any such reduction of the Facility Amount shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Facility Amount below the sum of (x) the aggregate principal amount of Advances outstanding at such time and (y) the aggregate unfunded commitments under all of the Borrower’s Delayed Drawdown Collateral Loans (less amounts on deposit in the Unfunded Reserve Account). Such notice of termination or reduction shall be irrevocable and effective only upon receipt and shall be applied pro rata to reduce the respective Commitments of each Lender.

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(c)          Effect of Termination or Reduction. The Commitments of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Facility Amount pursuant to this Section 2.06 shall be applied ratably among the Lenders in accordance with their respective Commitments.

Section 2.07.         Maximum Lawful Rate

It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

Section 2.08.         Several Obligations

The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date. Neither Agent shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section 2.09.         Increased Costs

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Affected Person (except any such reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)         subject any Secured Party to any Taxes (other than (A) Non-Excluded Taxes, (B) Taxes described in clause (b) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Affected Person or the London interbank market any other condition, cost or expense, affecting this Agreement or Advances made by such Affected Person by reference to the LIBOR Rate or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of making, continuing, converting into or maintaining any Advance made by reference to the LIBOR Rate (or of maintaining its obligation to make any such Advance) or to increase the cost to such Affected Person or to reduce the amount of any sum received or receivable by such Affected Person hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender in Dollars, such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

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(b)          Capital Requirements. If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of this Agreement or the Advances made by such Affected Person to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy), by an amount deemed to be material by such Affected Person, then from time to time the Borrower will pay to such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered.

(c)          Certificates from Lenders. A certificate of an Affected Person setting forth the amount or amounts, in Dollars, necessary to compensate such Affected Person or its holding company as specified in clause (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such amount shown as due on any such certificate on the next Payment Date after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Affected Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.10.         Compensation; Breakage Payments

The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts) in accordance with the Priority of Payments, for all reasonable losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance bearing interest that was computed by reference to the LIBOR Rate and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Advance bearing interest that was computed by reference to the LIBOR Rate by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower’s Advances bearing interest that was computed by reference to the LIBOR Rate occurs on a date that is not the last day of the relevant Interest Accrual Period, and (iii) if any payment or prepayment of any Advance bearing interest that was computed by reference to the LIBOR Rate is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11.         Illegality; Inability to Determine Rates

(a)          Notwithstanding any other provision in this Agreement, in the event of a Eurodollar Disruption Event, then the affected Lender shall promptly notify the Agents and the Borrower thereof, and such Lender’s obligation to make or maintain Advances hereunder based on the Adjusted Eurodollar Rate shall be suspended until such time as such Lender may again make and maintain Advances based on the Adjusted Eurodollar Rate.

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(b)          Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Advances based on the Adjusted Eurodollar Rate pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Advances based on the Adjusted Eurodollar Rate; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c)          If, prior to the first day of any Interest Accrual Period or prior to the date of any Advance, as applicable, either (i) the Collateral Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for the applicable Advances, or (ii) the Required Lenders determine and notify the Administrative Agent that the Adjusted Eurodollar Rate with respect to such Advances does not adequately and fairly reflect the cost to such Lenders of funding such Advances, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Advances based on the Adjusted Eurodollar Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

Section 2.12.         Fees

(a)          Commitment Fee. On each Payment Date, the Borrower shall pay to the Collateral Agent (for the account of the Lenders on a pro rata basis) a commitment fee (a “Commitment Fee”) in an amount equal to the sum, for each day during the related Interest Accrual Period and before the last day of the Reinvestment Period, of the product of (i) 0.50% per annum, divided by 360 and (ii) the Unused Amount, in each case for each such day during the related Interest Accrual Period.

(b)          Prepayment Fee. If, during the Reinvestment Period, the Facility Amount is reduced in whole or in part at the option or election of the Borrower, the Borrower shall pay to the Collateral Agent (for the account of the Lenders on a pro rata basis), a prepayment fee (a “Prepayment Fee”) equal to the product of (i) 0.50% of the Facility Amount (in the event the Commitments are terminated or the Facility Amount is reduced in whole) or the amount of such reduction of the Facility Amount (in the event the Facility Amount is reduced in part) and (ii) the actual number of days remaining in the Reinvestment Period, divided by 360. Such Prepayment Fee shall be payable on the date of the termination of this Agreement (in the event this Agreement is terminated in whole) or on the first Payment Date immediately succeeding the reduction of the Facility Amount (in the event the Facility Amount is reduced in part).

(c)          Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent and such fees as are mutually agreed to in writing from time to time by the Borrower and the Administrative Agent, including the fees set forth in the Administrative Agent Fee Letter.

Section 2.13.         Rescission or Return of Payment

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

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Section 2.14.         Post-Default Interest

During the existence of an Event of Default, all Obligations shall bear interest at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15.         Payments Generally

(a)          All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid by the Borrower to the applicable recipient in Dollars, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. Each Lender shall provide wire instructions to the Borrower and the Collateral Agent. Payments must be received by the Collateral Agent on or prior to 3:00 p.m. on a Business Day (the Collateral Agent shall then wire such funds to the Lenders prior to 4:00 p.m. on such Business Day); provided that, payments received by the Collateral Agent after 3:00 p.m. or payments received by the Lenders after 4:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day. At no time will the Collateral Agent have any duty (express or implied) to fund (or front or advance) any amount owing by the Borrower hereunder.

(b)          Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed in computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s Interest shall be paid on such Advance. All computations made by the Collateral Agent or the Administrative Agent under this Agreement or any other Facility Document shall be conclusive absent manifest error.

Section 2.16.         Replacement of Lenders

(a)          Notwithstanding anything to the contrary contained herein, in the event that (i) any Affected Person shall request reimbursement for amounts owing pursuant to Section 2.09 (each such Affected Person, a “Potential Terminated Lender”), (ii) any Lender is a Defaulting Lender (such Defaulting Lender, also, a ”Potential Terminated Lender”) or (iii) any Lender does not give or approve any consent, waiver or amendment that requires the approval of all Lenders or all affected Lenders in accordance with the terms hereof and has been approved by the Required Lenders (such non-consenting Lender, also, a “Potential Terminated Lender”), the Borrower, at its sole expense and effort, shall be permitted, upon no less than ten (10) days written notice to the Administrative Agent and such Potential Terminated Lender, to require such Potential Terminated Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.09 and 12.03) and obligations under this Agreement and the related Facility Documents to an assignee permitted pursuant to Section 12.06 (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:

(A)         such Potential Terminated Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Facility Documents (including any amounts under Section 2.10) from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

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(B)         in the case of any such assignment resulting from a claim for compensation under Section 2.09, such assignment will result in a reduction in such compensation or payments thereafter;

(C)         such assignment does not conflict with applicable Laws; and

(D)         in the case of an assignment based on clause (ii) above, the Replacement Lender shall have consented to the applicable amendment, waiver or consent.

(b)          Each Potential Terminated Lender hereby agrees to take all actions reasonably necessary, at the sole expense of the Borrower, to permit a Replacement Lender to succeed to its rights and obligations hereunder. Upon the effectiveness of any such assignment to a Replacement Lender, (i) such Replacement Lender shall become a “Lender” hereunder for all purposes of this Agreement and the other Facility Documents, (ii) such Replacement Lender shall have a Commitment in the amount not less than the Terminated Lender’s Commitment assumed by it and (iii) the Commitment of the Terminated Lender shall be terminated in all respects.

(c)          No Lender shall be required to make any assignment or delegation pursuant to Section 2.16(a) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17.         Defaulting Lenders.

(a)      Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.01.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists or is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii)        Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.12(a) for any period during which that Lender is a Defaulting Lender and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender.

(b)      Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances Outstanding to be held on a pro rata basis by the Lenders in accordance with their Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.01.         Conditions Precedent to Initial Advances

The obligation of each Lender to make its initial Advance hereunder shall be subject to the conditions precedent that the Administrative Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a)          each of the Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b)          a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) to its knowledge, that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

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(c)          a certificate of a Responsible Officer of the Collateral Manager certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(d)          proper financing statements, duly filed on or before the Closing Date, under the UCC with the Delaware Secretary of State in order to perfect the interests in the Collateral contemplated by this Agreement;

(e)          copies of proper financing statement amendments, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any transferor;

(f)          legal opinions (addressed to each of the Secured Parties) of counsel to (i) the Borrower, the Equityholder and the Collateral Manager, covering customary corporate matters, substantive nonconsolidation of the Borrower with the Equityholder or the Collateral Manager, the true sale nature of any transfers to the Borrower of Collateral Loans from the Equityholder, and such other matters as the Administrative Agent and its counsel shall reasonably request and (ii) the Collateral Agent, the Collateral Administrator and the Custodian, covering corporate matters and such other matters as the Administrative Agent and its counsel shall reasonably request;

(g)          evidence reasonably satisfactory to it that all of the Covered Accounts shall have been established;

(h)          evidence that (i) all fees due and owing to the Administrative Agent and each Lender on or prior to the Closing Date have been received or will be received contemporaneously with the Closing Date; and (ii) the reasonable and documented fees and expenses of Winston & Strawn LLP, counsel to the Administrative Agent, in connection with the transactions contemplated hereby (to the extent invoiced prior the Closing Date), shall have been paid by the Borrower;

(i)          delivery of such Collateral (including any promissory note, executed assignment agreements and word or pdf copies of the principal credit agreement for each initial Collateral Loan, to the extent received by the Borrower) as required under this Agreement shall have been effected;

(j)          a certificate of a Responsible Officer of the Borrower, dated as of the Closing Date, certifying to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Closing Date and, in the case of clause (i) through (iv) below, after giving effect to the transactions contemplated on the Closing Date, including the merger of 405 Loan Funding LLC with and into the Borrower, the acquisition of Collateral Loans contemplated to occur on the Closing Date and the Advances made on the Closing Date:

(i)          the Borrower is the owner of such Collateral free and clear of any Liens or claims of any nature whatsoever except for (A) those which are being released on the Closing Date and (B) Permitted Liens;

(ii)         the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (i) above;

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(iii)        the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests granted pursuant to this Agreement;

(iv)         the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and

(v)          upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except as permitted by this Agreement;

(k)          the information required to be set forth in the Borrowing Base Certificate and the Monthly Report in hard copy and in EXCEL or a comparable format;

(l)          evidence reasonably satisfactory to it that the TRS Agreement has been terminated;

(m)        the Closing Date Participation Agreement, duly executed and delivered by the parties thereto, which shall be in full force and effect; and

(n)          such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested.

Section 3.02.         Conditions Precedent to Each Borrowing

The obligation of each Lender to make each Advance to be made by it (including the initial Advance) on each Borrowing Date shall be subject to the fulfillment of the following conditions; provided that the conditions described in clauses (c) and (d) (other than a Default or Event of Default described in Section 6.01(g)) below need not be satisfied if the proceeds of the Borrowing are used to fund Delayed Drawdown Collateral Loans then owned by the Borrower or to fund the Unfunded Reserve Account to the extent required under Section 8.04:

(a)          the Lenders and the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.02;

(b)          immediately after the making of such Advance on the applicable Borrowing Date, each Coverage Test and Collateral Quality Test shall be satisfied (as demonstrated on the Borrowing Base Calculation Statement attached to such Notice of Borrowing);

(c)          each of the representations and warranties of the Borrower contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(d)          no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(e)          the Borrower and the Collateral Manager shall have received written notice from the Administrative Agent, evidencing the approval of the Administrative Agent in its sole discretion, in accordance with clause (A) of the definition of “Collateral Loan”, of the loans to be added to the Collateral; and

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(f)          after the making of such Advances and the deposit of any portion thereof into the Unfunded Reserve Account, the amount on deposit thereon is at least equal to the Unfunded Reserve Required Amount.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01.         Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date, as follows:

(a)          Due Organization. The Borrower is a limited liability company formed and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)          Due Qualification and Good Standing. The Borrower is in good standing in the State of Delaware. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)          Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)          Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, constitute a default under, or permit the acceleration of any obligation or liability in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except in the case of clause (i) above, where any such conflict, breach, violation or default would not reasonably be expected to have a Material Adverse Effect.

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(e)          Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement and the other Facility Documents to which it is a party, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)          Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied in all material respects with all Applicable Laws relating to the conduct of its business and its assets. The Borrower has preserved and kept in full force and effect its legal existence. The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, neither the Borrower nor, to the knowledge of the Borrower, any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (“OFAC”) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “NonCooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. The Borrower is in compliance with all applicable OFAC rules and regulations and also in compliance with all applicable provisions of the PATRIOT Act.

(g)          Location. The Borrower’s office in which the Borrower maintains its corporate books and records is located in the State of New York. The Borrower’s registered office and jurisdiction of organization of the Borrower is the jurisdiction referred to in Section 4.01(a).

(h)          Investment Company Act. Assuming compliance by each of the Lenders and any participant with Section 12.06, neither the Borrower nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act.

(i)          Taxes. The Borrower has filed all U.S. federal income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all U.S. federal income taxes and all other material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(j)          Tax Status. For U.S. federal income tax purposes, the Borrower is treated as a disregarded entity.

(k)          Plan Assets. The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA. The Borrower has not taken, or omitted to take, any action which could result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or, assuming that the assets of the Lenders, the Administrative Agent and the Collateral Agent are not deemed to be “plan assets” for purposes of Section 3(42) of ERISA, the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

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(l)          Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(m)        Representations Relating to the Collateral.

(i)          The Borrower owns and has legal and beneficial title to all Collateral Loans (other than with respect to the Closing Date Participation Interest) and other Collateral free and clear of any Lien or claim of any Person, other than Permitted Liens;

(ii)         other than Permitted Liens, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements or any equivalent filing in any applicable jurisdiction against the Borrower that include a description of collateral covering the Collateral other than any financing statement or any equivalent filing in any applicable jurisdiction relating to the security interest granted to the Collateral Agent hereunder or that has been terminated; and the Borrower is not aware of any judgment, PBGC liens or tax lien filings against the Borrower or any of its assets;

(iii)        the Collateral constitutes Money, Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC);

(iv)         all Covered Accounts constitute “securities accounts” under Section 8-501(a) of the UCC;

(v)          this Agreement creates a valid, continuing and, upon Delivery of Collateral and execution of the Account Control Agreement, perfected security interest (as defined in Section 1-201(37) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens and claims and is enforceable as such against creditors of and purchasers from the Borrower, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(vi)         the Borrower has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(vii)        with respect to the Collateral that constitutes Security Entitlements, all such Collateral has been and will have been credited to the applicable Covered Account; and

(viii)      with respect to Collateral that constitutes accounts or general intangibles, the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing).

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(n)          Prior Activities of the Borrower. The Borrower has not conducted any business or other activities other than entry into and performance under the TRS Agreement and activities incidental thereto, including in connection with the termination of the TRS Agreement and the merger of 405 Loan Funding LLC with and into the Borrower on the Closing Date. As of the Closing Date, the TRS Agreement has been terminated. As of the Closing Date, the Borrower has no creditors other than the Lenders under this Agreement or arising out of activities incidental to or contemplated by the Facility Documents or its Constituent Documents.

(o)          Prior Name of the Borrower. The Borrower was previously known as “405 TRS I, LLC” and “CB Funding I, LLC.” The Borrower’s name was changed to (i) “CB Funding I, LLC” pursuant to a Certificate of Amendment filed on June 10, 2014 with the Office of the Secretary of State of Delaware and to (ii) “BDCA-CB Funding, LLC” pursuant to a Certificate of Amendment filed on June 19, 2014 with the Office of the Secretary of State of Delaware.

Section 4.02.         Representations and Warranties of the Collateral Manager

The Collateral Manager represents and warrants to each of the Secured Parties on and as of each Measurement Date, as follows:

(a)          Due Organization. The Collateral Manager is a corporation duly organized and validly existing under the laws of the State of Maryland, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)          Due Qualification and Good Standing. The Collateral Manager is in good standing in the State of Maryland. The Collateral Manager is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)          Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Collateral Manager of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)          Non-Contravention. None of the execution and delivery by the Collateral Manager of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except in the case of clause (i) above, where such conflicts, breaches, violations or defaults would not reasonably be expected to have a Material Adverse Effect.

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(e)          Governmental Authorizations; Private Authorizations; Governmental Filings. The Collateral Manager has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, and the performance by the Collateral Manager of its obligations under this Agreement and the other Facility Documents to which it is a party, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)          Compliance with Agreements, Laws, Etc. The Collateral Manager has duly observed and complied in all material respects with all Applicable Laws relating to the conduct of its business and its assets. The Collateral Manager has preserved and kept in full force and effect its legal existence. The Collateral Manager has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, neither the Collateral Manager nor, to the knowledge of the Collateral Manager, any Affiliate of the Collateral Manager is (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “NonCooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. The Collateral Manager is in compliance with all applicable OFAC rules and regulations and also in compliance with all applicable provisions of the PATRIOT Act.

(g)          Investment Company Act, Investment Advisers Act of 1940, Etc. The Collateral Manager is an externally managed, non-diversified closed-end investment company that has elected to be treated as a business development company under the Investment Company Act. The Collateral Manager has elected to be treated for U.S. federal income tax purposes as, and qualifies as, a regulated investment company under Subchapter M of the Code. The Collateral Manager is managed by BDCA Adviser, LLC, a private investment firm that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

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ARTICLE V
COVENANTS

Section 5.01.         Affirmative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, have been paid in full):

(a)          Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party.

(b)          Enforcement.

(i)          It shall not take any action that would release any Obligor from any of such Obligor’s covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments to Collateral Loans in accordance with the Collateral Management Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Collateral Manager required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(ii)         It will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons (other than the Collateral Manager and the Collateral Administrator) for the performance of actions and obligations to be performed by the Borrower or the Collateral Manager hereunder. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect thereto. The Borrower will punctually perform, and use commercially reasonable efforts to cause the Collateral Manager and the Collateral Administrator to perform, all of their obligations and agreements contained in this Agreement or any other Facility Document to which such Person is a party.

(c)          Further Assurances. It shall promptly upon the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of either Agent or the Required Lenders (through the Administrative Agent), the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

(d)          Financial Statements; Other Information. It shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender):

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(i)          within 120 days after the end of each fiscal year of BDCA, an annual report containing an audited consolidated statement of assets, liabilities, and capital as of the end of such fiscal year, and audited consolidated statements of operations and cash flows, for the year then ended, prepared in accordance with GAAP, each reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of BDCA and its consolidated subsidiaries on a consolidated basis;

(ii)         within 60 days after the end of each of the first three quarters of each fiscal year of BDCA, an unaudited financial report containing a consolidated statement of assets, liabilities, and capital, consolidated statements of operations and cash flows, and a market value report regarding BDCA’s investments, in each case for the period then ended, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of BDCA and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)        within three Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default or (B) Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(iv)         to the extent received by the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, on or prior to date the Borrower commits to acquire a Collateral Loan, audited financial statements for the two year period most recently ended with respect to the related Obligor;

(v)          to the extent received by the Collateral Manager (on behalf of the Borrower) pursuant to the Related Documents, the complete financial reporting package with respect to each Obligor and with respect to each Collateral Loan for such Obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Collateral Loan for such Obligor) provided to the Collateral Manager (on behalf of the Borrower) for the periods required by the Related Documents, which delivery shall be made within ten (10) Business Days after receipt by the Borrower or the Collateral Manager (on behalf of the Borrower) as specified in the Related Documents;

(vi)         the portfolio monitoring report prepared by the Collateral Manager with respect to each Obligor on a quarterly basis (including covenant testing), which delivery shall be made no later than 30 days after the end of each quarter;

(vii)        copies of any material amendment, restatement, supplement, waiver or other modification to the Related Documents of any Loan (along with any internal documents prepared by the Collateral Manager and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification; and

(viii)      from time to time such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of each Coverage Test and Collateral Quality Test) as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.

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Notwithstanding the foregoing, the requirement to deliver financial statements set forth in Section 5.01(d)(i)-(ii) will be satisfied at any such time as such financial statements are publicly posted on the official web site of BDCA, appropriately filed with the SEC, or upon receipt of such information through e-mail (with confirmation of receipt) or another delivery method acceptable to the Administrative Agent.

(e)          Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case all as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Administrative Agent or its designee; provided, further, however, that so long as no Event of Default has occurred, the Administrative Agent shall not make more than one visit or inspection per calendar quarter and no Lender (that is not the Administrative Agent) shall make more than one visit or inspection per calendar year. The Administrative Agent shall be permitted to schedule such visits on behalf of the Lenders and shall (1) coordinate in good faith with the Lenders to determine dates which are acceptable to a majority of the Lenders and (2) provide 10 days’ prior notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit.

(f)          Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i)           to fund or pay the purchase price of Collateral Loans (other than Ineligible Collateral Loans) or Eligible Investments owned or acquired by the Borrower in accordance with the terms and conditions set forth herein;

(ii)          to fund additional extensions of credit under Delayed Drawdown Collateral Loans held by the Borrower in accordance with the terms of this Agreement; and

(iii)        to fund the Unfunded Reserve Account on or prior to the Commitment Termination Date to the extent the Unfunded Reserve Account is required to be funded pursuant to Section 8.04 (and the Borrower shall submit a Notice of Borrowing requesting a Borrowing of Advances for a Borrowing Date falling no more than five and no less than one Business Day prior to the Commitment Termination Date with a Requested Amount sufficient to fully fund the Unfunded Reserve Account under Section 8.04).

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U, Regulation W and Regulation X.

(g)          Information and Reports. Each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified.

(h)          No Other Business. The Borrower shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement.

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(i)          Tax Matters. The Borrower shall (and each Lender hereby agrees to) treat the Advances and the Notes as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the U.S. Internal Revenue Service or a non-appealable judgment of a court of competent jurisdiction. Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Agents and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.

(j)          Collections. The Borrower shall direct all Obligors (and related paying agents) to pay all Collections directly to the Collection Account.

(k)          Priority of Payments. The Borrower shall instruct (or cause the Collateral Manager to instruct) the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(l)          Acquisition of Collateral Loans from the Equityholder. Any acquisition of Collateral Loans by the Borrower from the Equityholder shall be effected pursuant to the Sale Agreement and subject in all respects to the terms and conditions set forth therein.

(m)        Certificate of Assignment for Closing Date Participation Interest. As soon as practicable, but in no event later than the date that is ninety (90) days after the Closing Date (or such longer period to which the Administrative Agent may agree), the Borrower shall use its commercially reasonable efforts deliver to the Custodian and the Administrative Agent a copy of the fully executed assignment agreement assigning the Collateral Loan related to the Closing Date Participation Interest directly to the Borrower, certified by an officer of the Borrower (or the Collateral Manager on behalf of the Borrower) and written evidence satisfactory to the Administrative Agent that the Borrower is recognized as the owner of record by the related administrative agent in respect of the Related Documents.

Section 5.02.         Negative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, have been paid in full):

(a)          Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents or to perform its obligations under the Facility Documents to which it is a party or arising out of activities incidental to or contemplated by the Facility Documents or its Constituent Documents.

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(b)          Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger (other than the merger of 405 Loan Funding LLC with and into the Borrower on the Closing Date) or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the repayment in full of the Obligations).

(c)          Amendments to Constituent Documents, Etc. Without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (i) it shall not, in any material respect, amend, modify or take any action inconsistent with its Constituent Documents (provided, however, in the event of any amendment or other modification to its Constituent Documents required by Law, the Borrower shall only be required to give the Administrative Agent prior written notice of such amendment or other modification) and (ii) it will not amend, modify or waive in any material respect any term or provision in any Facility Document (other than in accordance with any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders).

(d)          Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

(e)          Margin Requirements; Covered Transactions. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that (A) violates the provisions of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X or (B) would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223), including any transaction where the proceeds of an Advance are used for the benefit of, or transferred to, an affiliate of a Lender.

(f)          Changes to Filing Information. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives ten (10) days’ prior written notice to the Agents and takes all actions that the Administrative Agent or the Required Lenders (through the Administrative Agent) reasonably request and determine to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral.

(g)          Transactions with Affiliates. It shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including sales of Defaulted Collateral Loans and other Collateral Loans), unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par shall be deemed to comply with this provision).

(h)          Subject Laws. It shall not utilize directly or indirectly the proceeds of any Advance for the benefit of any Person controlling, controlled by, or under common control with any other Person, whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC or otherwise in violation of any Subject Laws.

(i)          No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any taxes levied or assessed upon any part of the Collateral.

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(j)          Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than (i) pursuant to or as expressly permitted by this Agreement and the other Facility Documents or arising out of activities incidental to or contemplated by the Facility Documents or its Constituent Documents or (ii) pursuant to customary indemnification, expense reimbursement and similar provisions under the Related Documents. The Borrower shall not acquire any Collateral Loan or other property other than as expressly permitted hereunder.

(k)          Validity of this Agreement. It shall not (i) permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenant or obligation with respect to this Agreement and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first priority perfected security interest in the Collateral (other than Collateral with an aggregate fair market value at any time not greater than $100,000).

(l)          Subsidiaries.

(i)          It shall not have or permit the formation of any subsidiaries, other than Permitted Subsidiaries; provided, that to the extent any such subsidiary is formed, the Borrower shall (A) cause such Permitted Subsidiary to provide the Administrative Agent with such security documents (including security documents with respect to any real property of such new subsidiary), appropriate financing statements and, with respect to all property subject to a mortgage or deed of trust, fixture filings, all in form and substance satisfactory to the Administrative Agent (including being sufficient to grant the Administrative Agent a first priority perfected Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired subsidiary) and (B) provide to the Administrative Agent appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such Permitted Subsidiary, in form and substance satisfactory to the Administrative Agent and all other documentation, including one or more opinions of counsel satisfactory in form and substance to the Administrative Agent, if requested by the Administrative Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Lien).

(ii)         Any document, agreement, or instrument executed or issued pursuant to this Section shall be a Facility Document.

(iii)        Nothing in clause (i)(A) above shall apply to any Obligor that becomes a Subsidiary of the Borrower in connection with a work-out or restructuring of a Collateral Loan or a bankruptcy of the related Obligor.

(m)          Name. It shall not conduct business under any name other than its own.

(n)          Employees. It shall not have any employees (other than officers and directors to the extent they are employees).

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(o)          Non-Petition. The Borrower shall not be party to any agreements under which it has any material obligation or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for loan agreements, related loan documents, bond indentures and related bond documents, any agreements related to the purchase and sale of any Collateral Loan which contain customary (as determined by the Collateral Manager) purchase or sale terms or which are documented using customary (as determined by the Collateral Manager) loan trading documentation, customary service contracts and engagement letters entered into with Permitted Agents in connection with the Collateral Loans and any agreement that does not impose a material obligation on the Borrower and that is of a type that customarily does not include “non-petition” or “limited recourse” provisions.

(p)          Certificated Securities. The Borrower shall not acquire or hold any Certificated Securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165-12(c) (as determined by the Collateral Manager).

Section 5.03.         Affirmative Covenants of the Collateral Manager

The Collateral Manager covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, have been paid in full):

(a)          Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party.

(b)          Information and Reports. Each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written information, reports, certificates and statements furnished by the Collateral Manager to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified.

(c)          Notice of Default. Within three Business Days after a Responsible Officer of the Collateral Manager obtains actual knowledge of the occurrence and continuance of any (A) Default or (B) Event of Default, a certificate of a Responsible Officer of the Collateral Manager setting forth the details thereof and the action which the Collateral Manager is taking or proposes to take with respect thereto.

Section 5.04.         Negative Covenant of the Collateral Manager

The Collateral Manager covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, have been paid in full), it shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to perform its obligations under the Facility Documents to which it is a party.

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Section 5.05.         Certain Undertakings Relating to Separateness

Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement, the Borrower shall conduct its business and operations separate and apart from that any other Person (including BDCA and any of its Affiliates) and in furtherance of the foregoing:

(a)          The Borrower shall maintain its accounts, financial statements (which may be consolidated for accounting purposes and included in the consolidated financial statements of its equityholders or the Collateral Manager as required by GAAP or applicable law), books, accounting and other records separate from those of any other Person.

(b)          The Borrower shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person, and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents.

(c)          The Borrower shall pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due.

(d)          The Borrower has observed, and shall observe in all material respects all (A) Delaware limited liability company formalities and (B) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence, and shall preserve its existence, and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change its operating agreement in a manner that would adversely affect the existence of the Borrower as a bankruptcy-remote special purpose entity.

(e)          The Borrower shall have at least one Independent Manager at all times.

(f)          The Borrower shall not (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person, except as permitted by or pursuant to the Facility Documents.

(g)          The Borrower shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person, shall not identify itself as a division of any other Person and shall correct any known misunderstanding regarding its separate identity; provided that the assets of the Borrower may be consolidated for accounting purposes and included in consolidated financial statements of its equityholders or the Collateral Manager as required by GAAP or applicable law.

(h)          The Borrower shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(i)          The Borrower shall maintain an arm’s length relationship with its Affiliates.

(j)          Except as provided in the Facility Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.

(k)          Except as provided in the Facility Documents, the Borrower shall not acquire any securities or debt instruments of the Collateral Manager, its Affiliates or any other Person (except for equity interests in Obligors in connection with the exercise of any remedies with respect to a Collateral Loan or any exchange offer, work-out or restructuring of a Collateral Loan).

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(l)          The Borrower shall not make loans or advances to any Person, except for the Collateral Loans and as permitted by or pursuant to the Facility Documents.

(m)        The Borrower shall make no transfer of its Collateral Loans, except as permitted by or pursuant to the Facility Documents.

(n)          The Borrower shall file its own tax returns separate from those of any other Person or entity, except to the extent that the Borrower is not required to file tax returns under Applicable Law or is not permitted to file its own tax returns separate from those of any other Person.

(o)          The Borrower shall, to the extent used in its business, use separate stationery, invoices and checks.

(p)          The Borrower shall maintain adequate capital in light of its contemplated business operations; provided, however, that the foregoing shall not require the Equityholder to make additional capital contributions.

(q)          The Borrower shall at all times be organized as a single-purpose entity with Constituent Documents substantially similar to those in effect on the Closing Date.

(r)          The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in any “substantive non-consolidation” opinion letter delivered in connection with the Facility Documents will continue to be true and correct in all respects.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.01.         Events of Default

“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)          a default in the payment, when due and payable, of any interest on or Commitment Fee in respect of the Advances and such default has not been cured within two (2) Business Days after the due date of such payment; or

(b)          (i) the Borrower fails to repay the Obligations (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted) in full on the Final Maturity Date or (ii) the failure to make payment of the Mandatory Amortization Amount on the applicable Payment Date and such default has not been cured within two (2) Business Days after the due date of such payment; or

(c)          the Borrower or the pool of Collateral becomes, or becomes subject to regulation as, (i) an “investment company” under the Investment Company Act or (ii) a “covered fund” under the Volcker Rule; or

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(d)          except as otherwise provided in this Section 6.01, a default in any material respect in the performance, or breach in any material respect, of any material covenant or agreement of the Borrower under this Agreement or the other Facility Documents to which it is a party, or the failure of any representation or warranty of the Borrower made in this Agreement or in any other Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty days (provided that breaches of Sections 5.01(a)(ii), 5.01(d), 5.01(e), 5.01(f), 5.02 and 5.05 shall not have any cure period) after the earlier of (i) written notice to the Borrower and the Collateral Manager (which may be by e-mail) by either Agent, and (ii) actual knowledge of the Borrower or the Collateral Manager, as applicable; or

(e)          the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000 against the Borrower (exclusive of judgment amounts fully covered by insurance), and the Borrower shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within forty-five (45) days from the date of entry thereof; or

(f)          the Borrower shall have made payments totaling more than $500,000 in the aggregate to settle any litigation, claim or dispute (excluding the amount of any payment made from insurance proceeds); or

(g)          an Insolvency Event relating to the Borrower occurs; or

(h)          (i) any Facility Document shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Collateral Manager, (ii) the Borrower or the Collateral Manager shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first priority perfected security interest of the Collateral Agent, except as otherwise expressly permitted in accordance with the applicable Facility Document (including, for the avoidance of doubt, as provided in Section 5.02(k)(ii)); or

(i)          (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any asset of the Borrower and such Lien shall not have been released within five Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any asset of the Borrower and such Lien shall not have been released within five (5) Business Days; or

(j)          a Change of Control occurs; or

(k)          a Collateral Manager Default occurs; or

(l)          during the Reinvestment Period, the Collateral Quality Tests are out of compliance on any date of determination and such non-compliance is not cured within thirty (30) Business Days; or

(m)          the Borrowing Base Test shall not be satisfied and such failure shall continue for two (2) Business Days; or

(n)          the Equity Coverage Ratio is less than the Termination Percentage and such deficiency shall continue for one (1) Business Day; or

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(o)          the Equityholder fails to maintain unencumbered liquidity (calculated as the sum of (i) unrestricted cash or cash equivalents and (ii) undrawn available liquidity under committed credit facilities of the Equityholder and its Subsidiaries (other than the Borrower)) in an amount at least equal to the cumulative amount of principal payments owed by the Equityholder in the subsequent thirty day period; or

(p)          (i) failure of the Borrower to maintain at least one Independent Manager, (ii) the removal of any Independent Manager of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower, (iii) an Independent Manager of the Borrower which is not provided by a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent or (iv) the Borrower shall fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in this Agreement, such that reputable counsel of national standing could no longer render a substantive nonconsolidation opinion with respect thereto; or

(q)          any Monthly Report or Payment Date Report shall fail to be delivered when due and such failure shall continue for three (3) Business Days.

Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent shall, at the request of, or may with the consent of, the Required Lenders, by notice to the Borrower (with a copy to the Collateral Agent), do any one or more of the following: (1) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and (2) declare the principal of and the accrued Interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (g) of this Section 6.01 with respect to the Borrower, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

In addition, upon the occurrence and during the continuation of an Event of Default, following written notice by the Administrative Agent (provided in its sole discretion or at the direction of the Required Lenders) to the Collateral Manager of the exercise of control rights with respect to the Collateral, the Administrative Agent may exercise such rights, including: (v) the exercise of the Collateral Manager’s rights and obligations under the Facility Documents, including its unilateral power to (A) consent to modifications to Collateral Loans, (B) take any discretionary action with respect to Collateral Loans and (C) direct the acquisition, sales and other dispositions of Collateral Loans may be immediately terminated; (w) the transfer of the Collateral Manager’s rights and obligations under the Facility Documents to a successor Collateral Manager; (x) if the Collateral Manager is not terminated or otherwise replaced in accordance with this Agreement, to require the Collateral Manager to obtain the consent of the Administrative Agent before agreeing to any modification of any Collateral Loan, taking any discretionary action with respect to any Collateral Loan or causing the Borrower to sell or otherwise dispose of any Collateral Loan; (y) if the Collateral Manager is not terminated or otherwise replaced in accordance with this Agreement, to require the Collateral Manager to cause the Borrower to sell or otherwise dispose of any Collateral Loan as directed by the Administrative Agent pursuant to Section 7.03, and (z) with respect to any specific Collateral Loan, to require the Collateral Manager to take such discretionary action with respect to such Collateral Loan as directed by the Administrative Agent. In connection with any sale or proposed sale of the Collateral during the continuance of an Event of Default (whether pursuant to the Facility Documents or applicable law), BDCA (or any Affiliate or designee thereof) shall have the exclusive right to purchase all Collateral Loans (but not in part) so long as (1) BDCA provides notice to the Administrative Agent of its intent to acquire and/or refinance the entire Collateral portfolio within three (3) days of receipt of notice by the Collateral Manager of the intent to liquidate the Collateral, (2) the Proceeds of such acquisition and/or refinancing are sufficient to extinguish all Obligations under the Facility Documents (other than unasserted contingent obligations) and (3) such acquisition and/or refinancing is completed within ten (10) Business Days of the date of the Administrative Agent’s notice of intent to liquidate the Collateral.

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ARTICLE VII
PLEDGE OF COLLATERAL;
RIGHTS OF THE COLLATERAL AGENT

Section 7.01.         Grant of Security

(a)          The Borrower hereby grants, pledges, transfers and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i)          all Collateral Loans and Related Documents (including (x) those listed, as of the Closing Date, in Schedule 4 hereto and (y) those that cease to satisfy any criteria of the definition of “Collateral Loan”), both now and hereafter owned, including all Collections and other Proceeds thereon or with respect thereto;

(ii)         each Covered Account and all Money and all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii)        all interest, dividends, stock dividends, stock splits, distributions and other Money or property of any kind distributed in respect of the Collateral Loans of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of its Collateral Loans;

(iv)         each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Facility Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v)          all Cash or Money in possession of the Borrower or delivered to the Collateral Agent (or its bailee);

(vi)         all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(vii)        all securities, loans and investments and, in each case as defined in the UCC, accounts, chattel paper, deposit accounts, instruments, financial assets, investment property, general intangibles, letter-of-credit rights, and supporting obligations with respect thereto, and all other property of any type or nature in which the Borrower has an interest (including the equity interests of each subsidiary of the Borrower), and all property of the Borrower which is delivered to the Collateral Agent by or on behalf of the Borrower (whether or not constituting Collateral Loans or Eligible Investments);

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(viii)      all Liens, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(ix)         all Proceeds of any and all of the foregoing.

(b)          All terms used in this Section 7.01 but not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC as applicable.

Section 7.02.         Release of Security Interest

If and only if all Obligations (other than unasserted contingent obligations) have been paid in full and all Commitments have been terminated, the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately terminate and the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03.         Rights and Remedies

The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the written direction of the Administrative Agent or the Required Lenders acting through the Administrative Agent, (a) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other document relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (b) sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (c) take control of the Proceeds of any such Collateral; (d) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (e) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (f) enforce the Borrower’s rights and remedies with respect to the Collateral; (g) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (h) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (i) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (j) make copies of all books, records and documents relating to the Collateral; and (k) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor.

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The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of either Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are necessary or appropriate to have the Collateral to be assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (a) through (k) of this Section 7.03 the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, but at the cost and expense of the Borrower and, except as expressly required by Applicable Law, without notice to the Borrower.

Section 7.04.         Remedies Cumulative

Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05.         Related Documents

(a)          Each of the Borrower and the Collateral Manager hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of either Agent, promptly forward to such Agent all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, and (ii) upon the written request of either Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent (in its reasonable discretion).

(b)          The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee. In addition, in accordance with this Agreement, promptly following its acquisition of any Collateral Loan, the Borrower shall deliver to the Custodian the Required Loan Documents.

Section 7.06.         Borrower Remains Liable

(a)          Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b)          No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, or the transactions contemplated hereby or thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of Law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

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Section 7.07.         Protection of Collateral

The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements and continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Secured Parties hereunder and to:

(a)          grant security more effectively on all or any portion of the Collateral;

(b)          maintain, preserve and perfect any grant of security made or to be made by this Agreement including the first priority nature of the Lien or carry out more effectively the purposes hereof;

(c)          perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary or desirable as a result of changes in Law);

(d)          enforce any of the Collateral or other instruments or property included in the Collateral;

(e)          preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all third parties; and

(f)          pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.

The Borrower hereby designates the Collateral Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement and continuation statement, and all other instruments, and take all other actions, required pursuant to this Section 7.07 if the Borrower fails to take any such action within ten (10) Business Days after either Agent’s request therefor. Such designation shall not impose upon the Collateral Agent or the Administrative Agent or any other Secured Party, or release or diminish, the Borrower’s obligations under this Section 7.07. The Borrower further authorizes the Collateral Agent to file UCC-1 financing statements, that name the Borrower as debtor and the Collateral Agent as secured party and that describes “all assets in which the debtor now or hereafter has rights” as the Collateral in which the Collateral Agent has a grant of security hereunder.

ARTICLE VIII
ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01.         Collection of Money

Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established and maintained under the Account Control Agreement with a Qualified Institution. Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by the Collateral Manager for convenience in administering the Covered Account or the Collateral.

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Section 8.02.         Collection Account

(a)          In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated trust account which shall be designated as the “Collection Account”, which shall be maintained with the Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. In addition, the Collateral Agent shall establish two segregated subaccounts within the Collection Account, one of which will be designated the “Interest Collection Subaccount” and one of which will be designated the “Principal Collection Subaccount”. The Collateral Agent shall from time to time deposit into the Interest Collection Subaccount all Interest Proceeds received by the Collateral Agent. The Collateral Agent shall deposit promptly upon receipt thereof all Principal Proceeds (unless simultaneously reinvested in additional Collateral Loans in accordance with Article X or in Eligible Investments or required to be deposited in the Unfunded Reserve Account pursuant to Section 8.04) received by the Collateral Agent. All Monies deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided. Subject to Section 8.02(c), amounts in the Collection Account shall be reinvested pursuant to Section 8.06(a).

(b)          At any time when reinvestment is permitted pursuant to Article X, the Collateral Manager on behalf of the Borrower (subject to compliance with Article X) may, by delivery of a certificate of a Responsible Officer of the Collateral Manager, direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds (together with accrued interest received with regard to any Collateral Loan and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Loan) and reinvest such funds in additional Collateral Loans in accordance with such certificate. If at any time the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Reserve Required Amount, the Collateral Manager (on behalf of the Borrower) may, by delivery of a certificate of a Responsible Officer of the Collateral Manager, direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds and remit such funds as so directed by the Collateral Manager to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Loans.

(c)          The Collateral Agent shall transfer to the Payment Account, from the Collection Account for application pursuant to Section 9.01(a), on each Payment Date, the amount set forth to be so transferred in the Payment Date Report for such Payment Date.

Section 8.03.         Payment Account

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated trust account, which shall be designated as the “Payment Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. Except as provided in Section 9.01, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable under the Priority of Payments on the Payment Dates in accordance with their terms and the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with this Agreement and the Priority of Payments.

Section 8.04.         The Unfunded Reserve Account; Fundings

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated trust account, which shall be designated as the “Unfunded Reserve Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Unfunded Reserve Account shall be in accordance with the provisions of this Agreement.

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On the trade date and each subsequent drawdown of any Delayed Drawdown Collateral Loan, funds shall be withdrawn from the Principal Collection Subaccount and deposited by the Collateral Agent in the Unfunded Reserve Account, such that the sum of the amount of funds on deposit in the Unfunded Reserve Account shall be equal to or greater than an amount (the “Unfunded Reserve Required Amount”) equal to:

(b)          at all times during the Reinvestment Period:

(i)          the aggregate unfunded amount of all such Delayed Drawdown Collateral Loans, multiplied by

(ii)         100% minus the Advance Rate then in effect; and

(c)          on the Commitment Termination Date and at all times thereafter, the sum of:

(i)          the aggregate unfunded commitments in respect of all Delayed Drawdown Collateral Loans, plus

(ii)         the aggregate amount of funds needed to settle purchases of Collateral Loans committed to be acquired by the Borrower prior to the end of the Reinvestment Period that have not yet settled.

Fundings of Delayed Drawdown Collateral Loans shall be made using, first, amounts on deposit in the Unfunded Reserve Account, then available Principal Proceeds and finally, prior to the Commitment Termination Date, available Borrowings. Prior to or immediately after the occurrence of the Commitment Termination Date (other than a Commitment Termination Date following the occurrence of an Insolvency Event with respect to the Borrower), the Borrower may request a final Borrowing in an amount sufficient to fund the Unfunded Reserve Required Amount; provided that after giving effect to such Borrowing, the Borrowing Base Test shall be satisfied.

Amounts on deposit in the Unfunded Reserve Account will be invested in overnight funds that are Eligible Investments selected by the Collateral Manager pursuant to Section 8.06(a) and earnings from all such investments will be deposited in the Interest Collection Subaccount as Interest Proceeds. Funds in the Unfunded Reserve Account (other than earnings from Eligible Investments therein) will be available solely to cover drawdowns on the Delayed Drawdown Collateral Loans and settle purchases of Collateral Loans committed to be acquired by the Borrower prior to the end of the Reinvestment Period; provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds the Unfunded Reserve Required Amount, the Collateral Agent shall remit such excess to the Principal Collection Subaccount. In addition, following the occurrence of an Event of Default, funds in the Unfunded Reserve Account may be withdrawn by the Collateral Agent and deposited into the Principal Collection Subaccount at the direction of the Administrative Agent.

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Section 8.05.         [Reserved]

Section 8.06.         Reinvestment of Funds in Covered Accounts; Reports by Collateral Agent

(a)          By delivery of a certificate of a Responsible Officer (which may be in the form of standing instructions), the Borrower (or the Collateral Manager on behalf of the Borrower) shall at all times direct the Collateral Agent to, and, upon receipt of such certificate, the Collateral Agent shall, invest all funds on deposit in the Collection Account and the Unfunded Reserve Account in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein). If, prior to the occurrence of an Event of Default, the Borrower shall not have given any such investment directions, the Collateral Agent shall seek instructions from the Collateral Manager within three (3) Business Days after transfer of any funds to such accounts and shall invest in Specified Eligible Investments that mature overnight until it shall receive written instructions from the Collateral Manager. After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall invest and reinvest such Monies as fully as practicable in Specified Eligible Investments maturing not later than the earlier of (i) thirty (30) days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). Except to the extent expressly provided otherwise herein, all interest, gain, loss and other income from such investments shall be deposited, credited or charged (as applicable) in and to the Interest Collection Subaccount. Absent its timely receipt of such instruction from the Collateral Manager or Administrative Agent, as applicable, in accordance with the foregoing, the Collateral Agent shall not be under an obligation to invest (or pay interest on) funds held hereunder. The Collateral Agent shall in no way be liable for any insufficiency in a Covered Account resulting from any loss relating to any such investment.

(b)          The Collateral Agent agrees to give the Borrower prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Custodian.

(c)          The Collateral Agent shall supply, in a timely fashion, to the Borrower and the Collateral Manager any information regularly maintained by the Collateral Agent that the Borrower or the Collateral Manager may from time to time reasonably request with respect to the Collateral, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent and required to be provided by Section 8.07 or to permit the Collateral Manager to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Collateral Manager. The Collateral Agent shall promptly forward to the Collateral Manager copies of notices and other writings received by it from the Obligor of any Collateral Loan or from any Clearing Agency with respect to any Collateral Loan which notices or writings advise the holders of such Collateral Loan of any rights that the holders might have with respect thereto (including requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such Obligor and Clearing Agency with respect to such Obligor.

Section 8.07.         Accountings

(a)          Monthly. Not later than two (2) Business Days prior to the 15th calendar day of each calendar month (other than January, April, July, and October in each year) such date (the “Monthly Reporting Date”), the Borrower shall compile and provide (or cause to be compiled and provided) to the Agents, the Collateral Manager, and the Lenders, a monthly report (which includes a Borrowing Base Calculation Statement prepared by the Collateral Manager and provided to the Collateral Agent for inclusion in the Monthly Report) (each, a “Monthly Report”) in accordance with this Section 8.07. The Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent a loan data file (the “Data File”) for the previous monthly period ending on the Monthly Report Determination Date (containing such information agreed upon by the Borrower (or the Collateral Manager on its behalf), and the Administrative Agent). The Borrower shall provide (or cause to be provided) the Data File at least two (2) Business Days prior to the Monthly Reporting Date. As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the last day of the prior calendar month. For the avoidance of doubt, the first Monthly Report shall be delivered on August 15, 2014 and shall be determined with respect to the Monthly Report Determination Date that is July 31, 2014. The Monthly Report for a calendar month shall be in a form reasonably acceptable to the Borrower, the Collateral Agent, the Collateral Manager and the Administrative Agent and shall contain the information with respect to the Collateral Loans and Eligible Investments included in the Collateral set forth in Schedule 2 hereto, and shall be determined as of the Monthly Report Determination Date for such calendar month.

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(b)          Payment Date Accounting. The Borrower shall render (or cause to be rendered) an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date, and shall deliver such Payment Date Report to the Agents, the Collateral Manager and each Lender not later than the second Business Day preceding the related Payment Date. The Payment Date Report shall be in a form reasonably acceptable to the Borrower, the Collateral Agent, the Collateral Manager and the Administrative Agent and shall contain the information set forth in Schedule 3 hereto.

In addition, the Borrower shall provide (or cause to be provided) in each Payment Date Report a statement setting forth in reasonable detail each amendment, modification or waiver under any Related Document for each Collateral Loan that constitutes a Material Modification that became effective since the immediately preceding Payment Date Report (or, in respect of the first Payment Date Report, from the Closing Date).

(c)          Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.07 on the first Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the Collateral Manager who shall use reasonable efforts to obtain such accounting by the applicable Payment Date.

For the avoidance of doubt, the Borrower has engaged the Collateral Administrator pursuant to the Collateral Administration Agreement to compile and provide the information and reports to be provided in this Section 8.07.

Section 8.08.         Release of Collateral

(a)          If no Event of Default has occurred and is continuing, the Borrower may, by delivery of a certificate of a Responsible Officer of the Collateral Manager delivered to the Collateral Agent at least one (1) Business Day prior to the settlement date for any sale of any item of Collateral certifying that the sale of such security is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Collateral Agent to release or cause to be released such item from the Lien of this Agreement and, upon receipt of such certificate, the Collateral Agent (or Custodian, as applicable) shall deliver any such item, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or, if such item is a security is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in such certificate; provided that the Collateral Agent may deliver any such item in physical form for examination in accordance with street delivery custom.

(b)          Subject to the terms of this Agreement, the Collateral Agent (or Custodian, as applicable) shall, upon the receipt of a certificate of the Borrower, by delivery of a certificate of a Responsible Officer of the Collateral Manager, deliver any Collateral in accordance with such certificate, and execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release or cause to be released such security from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

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(c)          As provided in Section 8.02(a), the Collateral Agent shall deposit any proceeds received by it from the disposition of a Collateral in the applicable subaccount of the Collection Account, unless simultaneously applied to the purchase of additional Collateral Loans or Eligible Investments as permitted under and in accordance with the requirements of this Article VIII and Article X.

(d)          The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower certifying that there are no Commitments outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied, execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release any remaining Collateral from the Lien of this Agreement.

(e)          Any security, Collateral Loan or amounts that are released pursuant to Section 8.08(a) or (b) shall be automatically released from the Lien of this Agreement.

Section 8.09.         Reports by Independent Accountants

(a)          As of the Closing Date, the Collateral Manager has appointed a firm of independent certified public accountants, independent auditors or independent consultants (together with its successors, the “Independent Accountants”), in each case reasonably acceptable to the Administrative Agent, for purposes of reviewing and delivering the reports or certificates of such accountants required by this Agreement, which may be the firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Collateral Manager. The Collateral Manager may remove any firm of Independent Accountants at any time upon notice to, but without the consent of, the Administrative Agent. Upon any resignation by such firm or removal of such firm by the Collateral Manager, the Collateral Manager shall promptly appoint, by a certificate of a Responsible Officer of the Collateral Manager delivered to the Agents, a successor thereto that shall also be a firm of independent certified public accountants, independent auditors or independent consultants of recognized standing, which may be a firm of independent certified public accountants, independent auditors or independent consultants that performs accounting services for the Collateral Manager. The fees of such Independent Accountants and any successor shall be payable by the Borrower.

(b)          The Collateral Manager will cause the Independent Accountants to furnish to the Administrative Agent and each Lender (with a copy to the Collateral Agent), within 120 days of the each of each fiscal year of the Borrower, to the effect that (i) such firm has applied certain agreed-upon procedures approved by the Administrative Agent (as such agreed-upon procedures may be updated from time to time in response to requests of the Administrative Agent) with respect to a selection of Monthly Reports and/or Payment Date Reports from the related fiscal year and with respect to the Collateral Manager’s performance hereunder, and (ii) based on such examination, such firm is of the opinion that the Monthly Reports and Payment Date Reports for the related fiscal year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report (including, with respect to any such exceptions, an explanation of how each such exception arose and reflecting the input/explanation of the Collateral Manager thereto). Such reports pursuant to this clause (b) shall be at the expense of the Borrower.

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(c)          In the event the Independent Accountants appointed pursuant to clause (b) above require the Collateral Agent, as applicable, to agree to the procedures performed by such Independent Accountants with respect to any of the reports, statements or certificates of such Independent Accountants, or sign any agreement in connection therewith, the Collateral Agent, as applicable, shall, upon direction from the Borrower (or the Collateral Manager on behalf of the Borrower), so agree to the terms and conditions requested by such Independent Accountants as a condition to receiving documentation required by this Agreement; it being understood and agreed that the Collateral Agent shall deliver such agreement in conclusive reliance on such direction and shall make no inquiry or investigation as to, and shall have no obligation or responsibility in respect of, the terms of the engagement of such Independent Accountants by the Borrower or the sufficiency, validity or correctness of the agreed upon procedures in respect of such engagement. The Collateral Agent may require the delivery of a written direction to the execution of any such agreement required for the delivery of any report, statement or certificate of such Independent Accountants to the Collateral Agent under this Agreement. Upon direction from the Borrower (or the Collateral Manager on behalf of the Borrower), the Collateral Agent shall be authorized, without liability on its part, to execute and deliver any such agreement with such Independent Accountants, which agreement, to the extent so directed by the Borrower (or the Collateral Manager on behalf of the Borrower), may include, amongst other things, (i) an acknowledgement that the Borrower has agreed that the procedures by such Independent Accountants are sufficient for the relevant purposes, (ii) releases by the Collateral Agent any claims, liabilities and expenses arising out of or relating to such Independent Accountant’s engagement, agreed-upon procedures or any report, statement or certificate issued by such Independent Accountants under any such engagement and acknowledgement of other limitations of liability in favor of such Independent Accountants and (iii) restrictions or prohibitions on the disclosure of any such reports, statements, certificates or other information or documents provided to it by such Independent Accountants.

ARTICLE IX
APPLICATION OF MONIES

Section 9.01.         Disbursements of Monies from Payment Account

(a)          Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, on each Payment Date, the Collateral Agent shall disburse amounts transferred from the Collection Account to the Payment Account pursuant to Section 8.02 in accordance with the following priorities (the “Priority of Payments”):

(i)          On each Payment Date, Interest Proceeds on deposit in the Interest Collection Subaccount, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred into the Payment Account, to be applied in the following order of priority:

(A)         to pay taxes, registration, registered office and filing fees, if any, of the Borrower or any Subsidiary of the Borrower;

(B)         (1) first, to pay all out-of-pocket costs and expenses of the Collateral Agent incurred in connection with any sale of Collateral or exercise of other remedial rights pursuant to Section 7.03; (2) second, to pay other Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the amount in clause (2) shall not exceed the Administrative Expense Cap for such Payment Date;

(C)         prior to the occurrence of an Event of Default, to the Collateral Manager to pay the Collateral Management Fee, plus any Collateral Management Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds, except, in each case, to the extent that the Collateral Manager elects to defer such current or previously due Collateral Management Fee pursuant to this Agreement;

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(D)         to each Lender, to pay accrued and unpaid Interest on the Advances, Commitment Fees and Prepayment Fees due to each such Lender and amounts payable to each such Lender under Section 2.10;

(E)         (1) prior to the occurrence of an Event of Default, (x) if the Borrowing Base Test is not satisfied as of the relevant Determination Date, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Borrowing Base Test is satisfied (on a pro forma basis as at such Determination Date) and (y) if the Equity Coverage Test is not satisfied as of the relevant Determination Date, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Equity Coverage Test is satisfied (on a pro forma basis as at such Determination Date) and (2) after the occurrence and during the continuance of an Event of Default, to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until paid in full;

(F)         during the Amortization Period, an amount equal to the Mandatory Amortization Amount;

(G)         to the payment or application of amounts referred to in clause (B) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clauses;

(H)         to pay all other Obligations then due and owing (other than Advances Outstanding), including accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.09 and 12.03;

(I)         to the payment or application of amounts referred to in clause (C) above, to the extent not paid in full pursuant to the application under such clause;

(J)         during the Reinvestment Period, the remainder to be allocated at the discretion of the Collateral Manager (in written notice to the Agents delivered on or prior to the related Determination Date) to any one or more of the following payments: (1) to the Principal Collection Subaccount for the purchase of additional Collateral Loans and the funding of Delayed Drawdown Collateral Loans, (2) to prepay the Advances, (3) for deposit into the Unfunded Reserve Account or (4) to the Borrower or its designee; and

(K)         after the Reinvestment Period, to be allocated at the discretion of the Collateral Manager (in written notice to the Agents delivered on or prior to the related Determination Date) to any one or more of the following payments: (1) to prepay the Advances, (2) for deposit into the Unfunded Reserve Account or (3) to the Borrower or its designee.

(ii)         On each Payment Date, except for any Principal Proceeds that will be used to settle binding commitments entered into prior to the related Determination Date for the purchase of Collateral Loans, Principal Proceeds on deposit in the Principal Collection Subaccount to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) and that are not designated for reinvestment by the Collateral Manager will be transferred to the Payment Account to be applied in the following order of priority:

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(A)         to the payment of unpaid amounts under clauses (A) through (H) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder;

(B)         during the Reinvestment Period, at the discretion of the Collateral Manager, all remaining amounts shall be allocated to any one or more of the following payments: (1) to the Principal Collection Subaccount for the purchase of additional Collateral Loans and the funding of Delayed Drawdown Collateral Loans, (2) to prepay the Advances or (3) for deposit into the Unfunded Reserve Account;

(C)         for deposit into the Unfunded Reserve Account until the amounts on deposit therein are equal to the Unfunded Reserve Required Amount;

(D)         after the Reinvestment Period, to pay the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Advances are paid in full; provided that if the amount on deposit in the Unfunded Reserve Account equals or exceeds the amount of outstanding Advances, the Borrower (or the Collateral Manager on its behalf) may elect to withdraw such amounts from the Unfunded Reserve Account and repay the Advances in full; and

(E)         to the Borrower or its designee.

(b)          If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Payment Date Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X
SALE OF COLLATERAL LOANS;
PURCHASE OF ADDITIONAL COLLATERAL LOANS

Section 10.01.         Sales of Collateral Loans

(a)          Sales of Collateral Loans. Subject to the satisfaction of the conditions specified in Section 10.03, the Collateral Manager on behalf of the Borrower may, but will not be required to, direct the Collateral Agent to sell, and the Collateral Agent shall sell in the manner directed by the Collateral Manager, any Collateral Loan, Credit Risk Collateral Loan or Ineligible Collateral Loan if such sale meets the requirements set forth below:

(i)          no Default or Event of Default is continuing or would result upon giving effect thereto (unless, in the case of such a Default, such Default will be cured upon giving effect to such sale and the application of the proceeds thereof);

(ii)         upon giving effect thereto and the application of the proceeds thereof, the Borrowing Base Test is satisfied;

(iii)        upon giving effect thereto and the application of the proceeds thereof, each other Coverage Test is satisfied and each Collateral Quality Test is satisfied (or, if any such other Coverage Test or any Collateral Quality Test is not satisfied, such test is maintained or improved after giving effect to such sale); and

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(iv)         such sale is made for Cash.

Notwithstanding anything above that would otherwise prohibit the sale of a Collateral Loan after the occurrence or during the continuance of a Default or an Event of Default, if the Borrower entered into an agreement to sell any such Collateral prior to the occurrence of such Default or an Event of Default, but such sale did not settle prior to the occurrence of such Default or an Event of Default, then the Borrower shall be permitted to consummate such sale notwithstanding the occurrence of such Default or an Event of Default; provided that the settlement for such sale occurs within the customary settlement period for similar trades.

(b)          Final Maturity Date Sale. Not later than 10 days prior to the Final Maturity Date, the Collateral Manager shall solicit bids for the sale of each remaining Collateral Loan to one or more buyers for a purchase price in cash payable on or prior to the Final Maturity Date. The Collateral Loans shall be sold to the highest bidder(s) therefor at a price at least equal to the greater of (i) (x) the sum of the Facility Amount plus (y) the aggregate of all other amounts owing by the Borrower on the Final Maturity Date minus (z) the aggregate amount of cash and other Eligible Investments available for application as Principal Proceeds in accordance with the Priority of Payments as of the Final Maturity Date and (ii) the aggregate Market Value of such Collateral Loans being sold. The Collateral Manager shall furnish a certification to the Administrative Agent, the Custodian, the Collateral Agent, and the Collateral Administrator prior to such sale that the purchase price satisfies the foregoing requirements. If the Administrative Agent has not received such certification within ten (10) days of the Final Maturity Date, the Administrative Agent in its sole discretion may arrange for the sale and liquidation of such remaining Collateral Loans during the final ten (10) days before the Final Maturity Date.

(c)          Sales of Equity Securities. The Borrower may sell any Equity Security at any time without restriction, and shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price, within forty-five (45) days of receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law or contract, in which case such Equity Security should be sold as soon as such sale is permitted by Applicable Law or contract.

(d)          Certain Restrictions. No Collateral Loan may be sold to an Affiliate of the Borrower without the prior written consent of the Administrative Agent and, in the case of a sale at a price less than the original percentage of par paid by the Borrower, the purchase price shall not be less than the Market Value of such Collateral Loan.

Section 10.02.         Purchase of Additional Collateral Loans

On any date during the Reinvestment Period, if no Event of Default has occurred and is continuing, the Collateral Manager on behalf of the Borrower may, if each of the conditions specified in this Section 10.02 and Section 10.03 are met, invest Principal Proceeds (and accrued interest received with respect to any Collateral Loan to the extent used to pay for accrued interest on additional Collateral Loans) in additional Collateral Loans; provided that no Collateral Loan may be purchased unless each of the following conditions are satisfied as of the date the Collateral Manager commits on behalf of the Borrower to make such purchase and after giving effect to such purchase and all other sales or purchases previously or simultaneously committed to:

(i)          such obligation is a Collateral Loan;

(ii)         each Collateral Quality Test is satisfied (or, if not satisfied immediately prior to such investment, compliance with such Collateral Quality Test is maintained or improved); and

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(iii)        each Coverage Test is satisfied.

Section 10.03.         Conditions Applicable to All Sale and Purchase Transactions

(a)          Any transaction effected under this Article X or in connection with the acquisition of additional Collateral Loans shall be for fair market value and, if effected with a Person that is an Affiliate of the Collateral Manager (or with an account or portfolio for which the Collateral Manager or any of its Affiliates serves as investment adviser), shall be (i) on terms no less favorable to the Borrower than would be the case if such Person were not an Affiliate or as otherwise expressly permitted in this Agreement and (ii) effected in accordance with all Applicable Laws.

(b)          Upon each acquisition by the Borrower of a Collateral Loan (i) all of the Borrower’s right, title and interest to such Collateral Loan shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Loan shall be Delivered to the Collateral Agent.

Section 10.04.         Additional Equity Contributions

The Equityholder may, but shall have no obligation to, at any time or from time to time make a capital contribution to the Borrower for any purpose, including for the purpose of curing any Default, satisfying any Coverage Test, enabling the acquisition or sale of any Collateral Loan or satisfying any conditions under Section 3.02. Each contribution shall either be made (a) in Cash, (b) by assignment and contribution of an Eligible Investment and/or (c) by assignment of a Collateral Loan that is not an Ineligible Collateral Loan. All Cash contributed or loaned to the Borrower shall be treated as Principal Proceeds, except to the extent that the Collateral Manager specifies that such Cash shall constitute Interest Proceeds and shall be deposited into a Collection Account in accordance with Section 8.02 as designated by the Collateral Manager.

ARTICLE XI
THE AGENTS

Section 11.01.         Authorization and Action

(a)          Each Lender hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby or thereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or, with respect to the Collateral Agent, the Administrative Agent); provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that an Agent’s consent may not be unreasonably withheld, provide for the exercise of such Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or by refusing to provide instruction) to such Agent withhold its consent or exercise its discretion in an unreasonable manner.

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(b)          If the Collateral Agent has been requested or directed by the Required Lenders to take any action pursuant to any provision of this Agreement or any other Facility Document, the Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any other Facility Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided indemnity acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Facility Document or any Related Document unless and until directed by the Required Lenders (or the Administrative Agent on their behalf).

(c)          Neither the Collateral Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such Person in accordance with any notice given by the Required Lenders pursuant to the terms of this Agreement or any other Facility Document even if, at the time such action is taken by any such Person, the Required Lenders or Persons purporting to be the Required Lenders are not entitled to give such notice, except where the Responsible Officer of the Collateral Agent has actual knowledge (without any duty of inquiry or investigation on its part) that the Required Lenders or Persons purporting to be the Required Lenders are not entitled to give such notice. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Collateral Agent hereunder or under any Facility Document, the Collateral Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

(d)          If in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, it may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

Section 11.02.         Delegation of Duties

Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

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Section 11.03.         Agents’ Reliance, Etc.

(a)          Neither Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Collateral Manager or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any Related Document on the part of the Borrower, the Collateral Manager or any other Person or to inspect the property (including the books and records) of the Borrower or the Collateral Manager; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of any Collateral (or the validity, perfection, priority or enforceability of the Liens on the Collateral), this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including, for the avoidance of doubt, the Borrowing Base Calculation Statement), instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) believed by it to be genuine and believe by it to be signed or sent by the proper party or parties. No Agent shall have any liability to the Borrower or any Lender or any other Person for the Borrower’s, the Collateral Manager’s, any Lender’s or any other Person’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b)          No Agent shall be liable for the actions of omissions of any other Agent (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Agent with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties hereunder or thereunder. Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Notice of Borrowing received hereunder). No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders, as applicable). No Agent shall be liable for any error of judgment made in good faith unless it shall be proven by a court of competent jurisdiction that such Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Facility Document or Related Document shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. No Agent shall be liable for any indirect, special or consequential damages (including lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of such Agent, or unless and to the extent written notice of such matter is received by such Agent at its address in accordance with Section 12.02. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Neither Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. Neither Agent shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

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(c)          No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(d)          The delivery of reports and other documents and information to the Collateral Agent hereunder or under any other Facility Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Facility Documents to which it is a party. Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(e)          Each Lender acknowledges that, except as expressly set forth in this Agreement, neither Agent has made any representation or warranty to it, and that no act by either Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any Secured Party as to any matter. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Collateral Manager, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Collateral Manager. Neither Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or Collateral Manager which may come into the possession of such Agent.

Section 11.04.         Indemnification

Each of the Lenders agrees to indemnify and hold the Agents harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 12.04 or otherwise) from and against any and all Liabilities which may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Agents under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to any Agent for any portion of such Liabilities resulting from such Agent’s gross negligence or willful misconduct; and provided, further, that no Lender shall be liable to the Collateral Agent for any portion of such Liabilities unless such Liabilities are imposed on, incurred by, or asserted against the Collateral Agent as a result of any action taken, or not taken, by the Collateral Agent at the direction of the Administrative Agent or such Lender or Lenders, as the case may be, in accordance with the terms and conditions set forth in this Agreement (it being understood and agreed that the Collateral Agent shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of the Administrative Agent or any of the Lenders (or other Persons authorized or permitted under the terms hereof to make such request or give such direction) pursuant to this Agreement or any of the other Facility Document, unless the Administrative Agent or such Lenders shall have provided to the Collateral Agent security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable and documented attorney’s fees and expenses) and Liabilities which might reasonably be incurred by it in compliance with such request or direction, whether such indemnity is provided under this Section 11.04 or otherwise). The rights of the Agents and obligations of the Lenders under or pursuant to this Section 11.04 shall survive the termination of this Agreement, and the earlier removal or resignation of the any Agent hereunder.

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Section 11.05.         Successor Agents

(a)          Subject to the terms of this Section 11.05, each Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent or Collateral Agent, as applicable. If an Agent shall resign, then the Required Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation, such Agent may appoint a successor agent. The appointment of any successor Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if (i) an Event of Default shall have occurred and is continuing or (ii) if such successor agent is a Lender or an Affiliate of such Agent or any Lender. Any resignation of an Agent shall be effective upon the appointment of a successor agent pursuant to this Section 11.05. After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents.

(b)          Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the corporate trust properties and assets of the Collateral Agent substantially as a whole, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

(c)          Subject to the terms of this Section 11.05(c) the Administrative Agent may, upon thirty (30) days’ notice to the Collateral Manager, Collateral Agent, the Lenders and the Borrower, remove and discharge the Collateral Agent from the performance of its obligations under this Agreement and under the other Facility Documents without cause at any time. If the Collateral Agent shall be removed pursuant to this Section 11.05(c), then the Administrative Agent during such thirty (30) day period shall appoint a successor Collateral Agent. The appointment of any successor Collateral Agent pursuant to this Section 11.05(c) shall be subject to the prior written consent of the Borrower (provided that no Event of Default has occurred and is continuing) and the Required Lenders. If the Collateral Agent is removed pursuant to this Section 11.05(c), the Collateral Agent shall be removed in all other capacities in which it serves under this Agreement and under any of the other Facility Documents (including in its capacity as Custodian). Any removal of the Collateral Agent pursuant to this Section 11.05(c) shall be effective upon the appointment of a successor Collateral Agent pursuant to this Section 11.05(c) and the acceptance of such appointment by such successor. After the effectiveness of any removal of the Collateral Agent pursuant to this Section 11.05(c), the Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (but not in its capacity as Lender, if applicable) and the provisions of this Article XII and Section 11.05(c) shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement and under the other Facility Documents.

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ARTICLE XII
MISCELLANEOUS

Section 12.01.         No Waiver; Modifications in Writing

(a)          No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document, and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower or the Collateral Manager in any case shall entitle the Borrower or the Collateral Manager to any other or further notice or demand in similar or other circumstances.

(b)          No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Collateral Manager, the Administrative Agent and the Required Lenders; provided that:

(i)          any Fundamental Amendment shall require the written consent of all Lenders; and

(ii)         no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent.

Section 12.02.         Notices, Etc.

Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by facsimile transmission, or by prepaid courier service, or by electronic mail (if the recipient has provided an email address in Schedule 6), and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 12.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or email addresses) indicated in Schedule 6, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 6.

Section 12.03.         Taxes

(a)          Any and all payments by, or on account of any obligation of, the Borrower to or for the account of the Administrative Agent or any Lender under any Facility Document shall be made free and clear of and without deduction for any and all present or future Taxes with respect thereto, unless required by Law. If the Borrower or the Administrative Agent shall be required by Law (or by the interpretation or administration thereof) to deduct or withhold any Taxes from or in respect of any sum payable by it hereunder, under any Note or under any other Facility Document to any Secured Party, (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12.03) such Secured Party receives an amount equal to the sum it would have received had no deductions of Non-Excluded Taxes or Other Taxes been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall timely pay the full amount deducted to the relevant taxing Governmental Authority in accordance with Applicable Law.

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(b)          In addition, the Borrower agrees to timely pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (other than Other Connection Taxes imposed with respect to an assignment except for an assignment made pursuant to Section 12.03(h)) which arise from any payment made by the Borrower hereunder, under the Notes or under any other Facility Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or under any other Facility Document (collectively, the “Other Taxes”).

(c)          The Borrower agrees to indemnify each of the Secured Parties for (i) the full amount of Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 12.03) paid by any Secured Party (or required to be deducted from payments to a Secured Party) and (ii) any reasonable expenses arising from Non-Excluded Taxes or Other Taxes or with respect thereto, in each case whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant taxing Governmental Authority. Payments by Borrower pursuant to this indemnification shall be made promptly following the date the Secured Party makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. Such certificate shall be presumed to be correct absent manifest error.

(d)          The Borrower shall not be required to indemnify any Secured Party, or pay any additional amounts to any Secured Party, in respect of U.S. federal withholding Tax or U.S. federal backup withholding Tax to the extent that (i) the obligation to withhold amounts with respect to U.S. federal withholding or backup withholding Tax existed on the date such Lender became a party to this Agreement or, with respect to payments to a new lending office so designated by a Lender (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to an Advance; provided that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Secured Party would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the transferor Lender or the Lender making the designation of such New Lending Office would have been entitled to receive in the absence of such transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Secured Party to comply with clauses (g) or (i) below.

(e)          Promptly after the date of any payment of Taxes pursuant to this Section 12.03 or Other Taxes, the Borrower will furnish to each Agent the original or a certified copy of a receipt issued by the relevant taxing Governmental Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to such Agent).

(f)          If any payment is made by the Borrower (or the Collateral Manager on its behalf) to or for the account of any Secured Party after deduction for or on account of any Non-Excluded Taxes or Other Taxes, and an indemnity payment or additional amounts are paid by the Borrower pursuant to this Section 12.03, then, if such Secured Party in its sole discretion, but acting in good faith, determines that it is entitled to a refund of such Non-Excluded Taxes or Other Taxes, such Secured Party shall, to the extent that it can do so without prejudice apply for such refund and reimburse the Borrower (or the Collateral Manager, as applicable) such amount of any refund received (net of reasonable out-of-pocket expenses incurred) as such Secured Party shall determine in its sole discretion, but acting in good faith, to be attributable to the relevant Non-Excluded Taxes or Other Taxes; provided that in the event that such Secured Party is required to repay such refund to the relevant taxing authority, the Borrower agrees to return the refund to such Secured Party. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Secured Party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

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(g)          Each Secured Party and each Participant that is a U.S. person as that term is defined in Section 7701(a)(30) of the Code hereby agrees that it shall, no later than the Closing Date or, in the case of a Secured Party or a Participant which becomes a party hereto pursuant to Section 12.06, the date upon which such Secured Party becomes a party hereto or Participant herein, deliver to the Borrower and each Agent, if applicable, two accurate, complete and signed copies of U.S. Internal Revenue Service Form W-9 or any successor form, certifying that such Secured Party or Participant is on the date of delivery thereof entitled to an exemption from U.S. backup withholding Tax. Each Secured Party or Participant that is organized under the laws of a jurisdiction outside than the United States (a “Non-U.S. Lender”) shall, no later than the date on which such Secured Party becomes a party hereto or a Participant herein pursuant to Section 12.06, deliver to the Borrower and each Agent two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case (a) claiming a complete exemption from U.S. federal withholding Tax, or (b) if, due to a change in law occurring after the date of this Agreement, such Non-U.S. Lender is not entitled to a complete exemption from U.S. federal withholding Tax, to the extent that such Non-U.S. Lender is legally entitled to do so, claiming a reduced rate of U.S. federal withholding Tax, in each case, with respect to payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender hereby represents that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Borrower and each Agent in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or Participant herein and on or before the date, if any, such Non-U.S. Lender designates a New Lending Office. In addition, each Non-U.S. Lender agrees that, from time to time after the Closing Date, such Non-U.S. Lender shall deliver the forms described above, as applicable, as promptly as practicable after (i) receipt of a reasonable written request therefor from the Borrower or an Agent or (ii) when a lapse in time or change in circumstance renders a previously provided form or certificate obsolete or inaccurate. Notwithstanding any other provision of this Section 12.03, a Non-U.S. Lender shall not be required to deliver any form after the Closing Date pursuant to this Section 12.03(g) that such Non-U.S. Lender is not legally able to deliver.

(h)          If any Secured Party requires the Borrower to pay any additional amount to such Secured Party or any Governmental Authority for the account of such Secured Party or to indemnify such Secured Party pursuant to this Section 12.03, then such Secured Party shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Secured Party determines, in its sole discretion that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 12.03 in the future and (ii) would not subject such Secured Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Secured Party. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Secured Party in connection with any such designation or assignment.

(i)          If a payment made to a Secured Party under this Agreement or any Note would be subject to U.S. federal withholding Tax imposed by FATCA if such Secured Party were to fail to comply with the applicable reporting requirements of FATCA, such Secured Party shall deliver to the Borrower and each Agent such documentation prescribed by Law or as is reasonably requested by the Borrower and the Agent sufficient for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Secured Party has complied with such applicable reporting requirements. Solely for purposes of this paragraph (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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(j)          Nothing in this Section 12.03 shall be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

Section 12.04.         Costs and Expenses; Indemnification

(a)          The Borrower agrees to promptly pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agents in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including the reasonable and documented fees and disbursements of one outside counsel for the Administrative Agent and one outside counsel for the Collateral Agent, costs and expenses of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, UCC filing fees and all other related fees and expenses in connection therewith; and in connection with the administration and any modification or amendment of this Agreement, the Notes or any other Facility Document and advising the Agents as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay on demand all reasonable and documented costs and expenses of each of the Secured Parties in connection with the enforcement of this Agreement, the Notes or any other Facility Document, including all reasonable and documented costs and expenses incurred by the Collateral Agent in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Agent. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Secured Parties are intended to constitute expenses of administration under any applicable bankruptcy law.

(b)          The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), including any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Related Document or any of the transactions contemplated hereby or thereby; (ii) any breach or alleged breach of any covenant by the Borrower contained in any Facility Document; (iii) any representation or warranty made or deemed made by the Borrower contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is, or is alleged to be, false or misleading in any material respect; (iv) any failure by the Borrower to comply with any Applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Collateral Agent (for the benefit of the Secured Parties) a perfected security interest in all of the Collateral free and clear of all Liens (other than Permitted Liens); (vi) any action or omission, not expressly authorized by the Facility Documents, by the Borrower or any Affiliate of the Borrower which has the effect of impairing the validity or enforceability of the Collateral or the rights of the Agents or the other Secured Parties with respect thereto; (vii) the failure to file, or any delay in filing, financing statements, continuation statements or the equivalent thereof in any foreign jurisdiction or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral, whether at the time of any Advance or at any subsequent time; (viii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) of an Obligor to the payment with respect to any Collateral (including a defense based on any Collateral Loan (or the Related Documents evidencing such Collateral Loan) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms, except to the extent such unenforceability due to the bankruptcy of such Obligor), or any other claim resulting from any related property securing such Collateral Loan; (ix) the commingling of Collections on the Collateral at any time with other funds; (x) any failure by the Borrower to give reasonably equivalent value to the applicable seller, in consideration for the transfer by such seller to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code; (xi) the failure of the Borrower, the Collateral Manager or any of their respective agents or representatives to remit to the Collection Account, within two (2) Business Days of receipt, Collections on the Collateral Loans remitted to the Borrower, the Collateral Manager or any such agent or representative as provided in this Agreement; and (xii) any Default or Event of Default; except to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of the Borrower’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The Borrower shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party affects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Borrower. In no case shall the Borrower be responsible for any Indemnified Party’s lost revenues or lost profits or for any indirect, special, punitive or consequential damages. This Section 12.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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Section 12.05.         Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 12.06.         Assignability

(a)          Subject to the conditions set forth in this Section 12.06, each Lender may, with the consent of the Administrative Agent and the Borrower, assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Advances Outstanding or interests therein owned by it, together with ratable portions of its Commitment); provided that such consent shall be deemed to have been granted by the Borrower if the Borrower shall not have objected in writing within five (5) Business Days of receipt of any such request for consent; and provided, further, that:

(i)          each of the Borrower’s and the Administrative Agent’s consent to any such assignment (A) shall not be unreasonably withheld or delayed and (B) shall not be required if the assignee is a Permitted Assignee with respect to such assignor; and

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(ii)         the Borrower’s consent to any such assignment pursuant to this Section 12.06(a) shall not be required if an Event of Default shall have occurred (and not been waived by the Lenders in accordance with Section 12.01).

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Agent) an Assignment and Acceptance and the applicable tax forms required by Section 12.03(g). Notwithstanding any other provision of this Section 12.06, no assignment by any Lender to the Borrower or any of its Affiliates shall be permitted unless each Lender has been offered the opportunity to participate in any such assignment on a pro rata basis on the same terms.

(b)          The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.

(c)          (i)          Any Lender may, without the consent of the Borrower, sell participations to Participants in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) each Participant shall have agreed to be bound by this Section 12.06(c), Section 12.06(e), Section 12.09 and Section 12.17. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any Fundamental Amendment. Sections 2.09, 2.10, and 12.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to clause (a) of this Section; provided that no Participant shall be entitled to any amount under Section 2.09, 2.10, or 12.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions if the applicable participation had not occurred.

(ii)         In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as nonfiduciary agent for the Borrower shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”). An Advance may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note, if any, shall expressly so provide). The Participant Register shall be available for inspection by the Borrower to the extent necessary for the Borrower to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1 of the United States Treasury Regulations.

(d)          The Collateral Agent, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower, shall maintain at its address specified in Section 12.02 or such other address as the Collateral Agent shall designate in writing to the Lenders, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the aggregate outstanding principal amount of the Advances Outstanding maintained by each Lender under this Agreement (and any stated interest thereon). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note, if any, shall expressly so provide) and compliance with this Section 12.06.

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(e)          Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”) and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”). Each Lender represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is a Qualified Purchaser and a QIB. Each Lender further agrees that it shall not assign, or grant any participations in, any of its Advances or its Commitment to any Person unless such Person is a Qualified Purchaser and a QIB.

(f)          Notwithstanding any other provision of this Section 12.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

(g)          In the event that any Lender makes a claim for any payment, reimbursement, compensation, indemnity or other amount pursuant to Section 2.09 or 12.03, the Borrower may, upon not less than five (5) days prior written notice to such Lender, the Administrative Agent and the Collateral Agent, require that any such Lender transfer all of its rights and obligations hereunder and under the other Facility Documents either to (i) the Borrower so long as no Default or Event of Default exists or would result from such transfer (which transfer shall be effected through prepayment of all Advances Outstanding of the affected Lender), (ii) any other then existing Lender (with the consent of such existing Lender in its sole discretion) or (iii) to any assignee selected by the Borrower who would not then be entitled to any payment, reimbursement, compensation indemnity or other amount pursuant to Section 2.09 or 12.03, at a price equal to such transferring Lender’s Advances Outstanding plus accrued and unpaid Interest thereon and its ratable portion of the accrued and unpaid Commitment Fees. Any such transfer (other than to the Borrower) will be effected in accordance with the procedures described in Section 12.06(a). At the time of any such transfer, the Borrower shall pay the transferring Lender any other Obligations then owed to such Lender.

Section 12.07.         Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 12.08.         Severability of Provisions

Any provision of this Agreement or any other Facility Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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Section 12.09.         Confidentiality

Each Secured Party agrees to keep confidential all information provided to it by the Borrower or the Collateral Manager with respect to the Borrower, its Affiliates, the Collateral, the Related Documents, the Obligors, the Collateral Manager or any other information furnished to such Secured Party under or in connection with this Agreement (collectively, the “Borrower Information”); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) in connection with this Agreement and the other Facility Documents and not for any other purpose, (i) to any Secured Party or any Affiliate of a Secured Party, or (ii) any of their respective Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential, (b) subject to an agreement to comply with the provisions of this Section and to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bone fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement or any actual or prospective party (or its Secured Party Representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (c) to any Governmental Authority with jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law (provided that such Secured Party will, to the extent permitted by law, endeavor to promptly notify the Borrower and the Collateral Manager in advance of such pending disclosure), (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative, (f) in connection with the exercise of any remedy hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (g) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Secured Party Representatives (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (i) with the consent of the Borrower or the Collateral Manager.

Section 12.10.         Merger

This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders taken as a whole incorporate the entire agreement between the parties hereto and thereto concerning the subject matter hereof and thereof and this Agreement and such other Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 12.11.         Survival

All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.04(f), 2.09, 2.10, 2.12, 12.03, 12.04, 12.09, 12.15 and 12.17 and this Section 12.11 shall survive the termination of this Agreement in whole or in part, the payment in full of the principal of and interest on the Advances, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents and the resignation or replacement of any Agent.

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Section 12.12.         Submission to Jurisdiction; Waivers; Etc.

Each party hereto hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;

(b)          consents that any such action or proceeding may be brought in any court described in Section 12.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 12.02 or at such other address as may be permitted thereunder;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages.

Section 12.13.         IMPORTANT WAIVERS

(a)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM HEREIN OR THEREIN OR RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE EQUITYHOLDER, THE BORROWER, THE COLLATERAL MANAGER, THE AGENTS OR ANY OTHER AFFECTED PERSON. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER FACILITY DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER FACILITY DOCUMENT.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION. NO PARTY OR INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY FACILITY DOCUMENT OR THE TRANSACTIONS.  EACH PARTY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY OR AN INDEMNIFIED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR AN INDEMNIFIED PARTY WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 12.13 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES. THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL–ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE FACILITY DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.  EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 12.13 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE FACILITY DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE FACILITY DOCUMENTS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THE WAIVERS IN THIS SECTION 12.13 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE FACILITY DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.  THE PROVISIONS OF THIS SECTION 12.13 SHALL SURVIVE TERMINATION OF THE FACILITY DOCUMENTS AND THE INDEFEASIBLE PAYMENT IN FULL OF THE OBLIGATIONS.

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Section 12.14.         PATRIOT Act Notice

Each Agent and Lender hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Agent or Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender or Agent in order to assist such Lender or Agent, as applicable, in maintaining compliance with the PATRIOT Act.

Section 12.15.         Legal Holidays

In the event that the date of prepayment of Advances or the Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any other Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

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Section 12.16.         Non-Petition

Each of the Collateral Manager and each Secured Party hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the payment in full of all outstanding Obligations and the termination of all Commitments; provided that nothing in this Section 12.17 shall preclude, or be deemed to prevent, any Secured Party (a) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect, in (i) any case or proceeding voluntarily filed or commenced by the Borrower or (ii) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any such Secured Party, or (b) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws.

Section 12.17.         Waiver of Setoff

Each of the Borrower and the Collateral Manager hereby waives any right of setoff it may have or to which it may be entitled under this Agreement or any Applicable Law from time to time against the Administrative Agent, any Lender or its respective assets.

Section 12.18.         Option to Acquire Rating

Each party hereto hereby acknowledges and agrees that the Administrative Agent (at the expense of the Borrower) may, at any time and in its sole discretion, obtain a public rating for the loan facility evidenced by this Agreement. The Borrower and the Collateral Manager hereby agree to use commercially reasonable efforts, at the request of the Administrative Agent, to cooperate with the acquisition and maintenance of any such rating.

ARTICLE XIII

CUSTODIAN

Section 13.01.         Appointment of Custodian

(a)          Appointment and Acceptance. The Borrower and the Agents each hereby appoints the Custodian as document custodian of the Loan Files delivered to it for all Collateral Loans owned by the Borrower at any time during the term of this Agreement, on the terms and conditions set forth in this Agreement (which shall include any addendum hereto which is hereby incorporated herein and made a part of this Agreement), and the Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement with respect to it, subject to and in accordance with the provisions hereof.

(b)          Instructions. The Borrower agrees that it shall from time to time provide, or cause to be provided, to the Custodian all necessary instructions and information, and shall respond promptly to all inquiries and requests of the Custodian as may reasonably be necessary to enable the Custodian to perform its duties hereunder.

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(c)          Collateral Agent. The Custodian shall take and retain custody of the Loan Files delivered by the Borrower hereunder in accordance with the terms and conditions of this Agreement, all for the benefit of the Collateral Agent and the other Secured Parties, in order to perfect under the UCC the Collateral Agent’s security interest therein for the benefit of the Secured Parties. In taking and retaining custody of the Loan Files, the Custodian shall be deemed to be acting as the agent of Collateral Agent for the benefit of the Secured Parties; provided that the Custodian makes (a) no warranty or representation and shall have no responsibility for the enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Loans and (b) no representation as to the existence, perfection or priority of any lien on the Collateral Loans or the Required Loan Documents. It is expressly agreed and acknowledged that the Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Loans.

Section 13.02.         Duties of Custodian

(a)          Segregation. All Loan Files held by the Custodian for the account of the Borrower hereunder shall be (a) subject to the lien of the Collateral Agent on behalf of the Secured Parties, (b) physically segregated from other loans and non-cash property in the possession of the Custodian and (c) identified by the Custodian as subject to this Agreement.

(b)          Register. The Custodian shall maintain a register (in book-entry form or in such other form as it shall deem necessary or desirable) of the Collateral Loans for which it holds Loan Files under this Agreement containing such information as the Borrower and the Custodian may reasonably agree; provided that, with respect to such Collateral Loans, all Loan Files shall be held in safekeeping by the Custodian, individually segregated from the securities and investments of any other Person and marked so as to clearly identify such Loan Files as the property of the Borrower as set forth in this Agreement.

Section 13.03.         Delivery of Collateral Loans to Custodian.

(a)          The Collateral Manager (on behalf of the Borrower) shall deliver, or cause to be delivered (which may be via email) on or before the applicable Borrowing Date or acquisition date (but no more than five (5) Business Days after such Borrowing Date or acquisition date) to the Custodian all of the Loan Files for each Collateral Loan owned by the Borrower at any time during the term of this Agreement at the address identified herein. The Custodian shall not be responsible for any Collateral Loan or related Loan File until actually received by it. In connection with each delivery of a Loan File to the Custodian, the Collateral Manager shall represent and warrant that the Loan Files delivered to the Custodian include all of the documents listed in the related Document Checklist and all of such documents and the information contained in the Trade Confirmation are complete in all material respects.

(b)          (i)          Promptly after the acquisition of any Collateral Loan, the Collateral Manager (on behalf of the Borrower) shall deliver or cause to be delivered (which may be via email) to the Collateral Agent with a copy to the Custodian and the Administrative Agent a properly completed Trade Confirmation, if any, on which the Custodian may conclusively rely without further inquiry or investigation, and shall deliver to the Custodian the Loan Files for all Collateral Loans.

(ii)         Notwithstanding anything herein to the contrary, delivery of the Collateral Loans acquired by the Borrower which constitute Noteless Loans or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Custodian of a copy of the loan register with respect to such Noteless Loan evidencing registration of such Collateral Loan on the books and records of the applicable Obligor or bank agent to the name of the Borrower (or its nominee) or a copy (which may be a facsimile copy) of an assignment agreement in favor of the Borrower as assignee. Any duty on the part of the Custodian with respect to the custody of such Collateral Loans shall be limited to the exercise of reasonable care by the Custodian in the physical custody of the related Loan Files delivered to it.

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(iii)        The Custodian may assume the genuineness of any document in a Loan File it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each document it may receive is what it purports to be. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral Loan to be held by the Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Custodian, and the Custodian shall not be under any obligation at any time to determine whether any such original “security” or “instrument” has been or is required to be issued or made available in respect of any Collateral Loan or to compel or cause delivery thereof to the Custodian.

Section 13.04.         Release of Documents/Control By Agents.

(a)          The Custodian shall release and ship for delivery, or direct its agents or sub-custodians to release and ship for delivery, as the case may be, Loan Files of the Borrower held by the Custodian, its agents or its sub-custodians from time to time upon receipt of Proper Instructions (specifying, among other things, the Collateral Loans and Loan Files to be released and delivery instructions and other information as may be necessary to enable the Custodian to release and ship such Loan Files), which may be standing instructions (in a form acceptable to the Custodian) in accordance with this Agreement.

(b)          Upon receipt by the Custodian from the Administrative Agent or the Collateral Agent, of written notice of the occurrence of an Event of Default indicating the Administrative Agent’s intent to prohibit the Custodian from accepting instructions from or on behalf of the Borrower (each such notice, a “Block Notice”), the Custodian shall no longer accept or act upon Proper Instructions or other instructions from the Borrower (or the Collateral Manager on its behalf) hereunder with respect to the Collateral Loans or the Loan Files. From and after its receipt of a Block Notice, the Custodian shall only comply with Proper Instructions from the Collateral Agent or Administrative Agent.

Section 13.05.         Records.

The Custodian shall create and maintain complete and accurate records relating to its activities under this Agreement with respect to the Collateral Loans or other property of the Borrower held for the benefit of the Collateral Agent and the other Secured Parties under this Agreement. All such records shall be the property of the Borrower and, upon reasonable advance notice, shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Borrower, the Collateral Agent and the Administrative Agent.

Section 13.06.         Reporting

(a)          If requested by the Borrower, the Collateral Agent or the Administrative Agent, the Custodian shall render an itemized report of the Loan Files held pursuant to this Agreement as of the end of each month and such other matters as the parties may agree from time to time in form and substance reasonably satisfactory to the Collateral Agent and the Administrative Agent.

(b)          The Custodian shall have no duty or obligation to undertake any market valuation of the Collateral Loans under any circumstance.

Section 13.07.         Certain General Terms

(a)          No Duty to Examine Underlying Instruments. Nothing herein shall obligate the Custodian to review or examine the terms of any underlying instrument, certificate, credit agreement, indenture, loan agreement, promissory note or any other document contained in the Loan Files evidencing or governing any Collateral Loan to determine the validity, sufficiency, marketability or enforceability of any Collateral Loan (and shall have no responsibility for the genuineness or completeness thereof) or otherwise.

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(b)          Resolution of Discrepancies. In the event of any discrepancy between the information set forth in any report provided by the Custodian to the Borrower and any information contained in the books or records of the Borrower, the Borrower (or the Collateral Manager, on behalf of the Borrower) shall promptly notify the Custodian thereof and the parties shall cooperate to diligently resolve the discrepancy.

(c)          Improper Instructions. Notwithstanding anything herein to the contrary, the Custodian shall not be obligated to take any action (or forebear from taking any action), which it reasonably determines to be contrary to the terms of this Agreement or Applicable Law. In no instance shall the Custodian be obligated to provide services on any day that is not a Business Day.

(d)          Proper Instructions.

(i)          Each of the Collateral Agent, Administrative Agent, the Collateral Manager and the Borrower will give a notice to the Custodian, in a form acceptable to the Custodian, specifying the names and specimen signatures of Persons authorized to give Proper Instructions (collectively, “Authorized Persons” and each, an “Authorized Person”) which notice shall be signed by an Authorized Person set forth on Schedule 7 or otherwise previously certified to the Custodian. The Custodian shall be entitled to rely upon the identity and authority of such Persons until it receives written notice from an Authorized Person of the Borrower, the Administrative Agent, the Collateral Manager or the Collateral Agent, as applicable, to the contrary. The initial Authorized Persons are set forth on Schedule 7 attached hereto and made a part hereof (as such Schedule 7 may be modified from time to time by written notice from the Borrower, the Administrative Agent, the Collateral Manager or the Collateral Agent, as applicable, to the Custodian); and

(ii)         The Custodian shall have no responsibility or liability to the Borrower (or any other Person) and shall be indemnified and held harmless by the Borrower in the event that a subsequent written confirmation of an oral instruction fails to conform to the oral instructions received by the Custodian. The Custodian shall not have an obligation to act in accordance with purported instructions to the extent that they conflict with Applicable Law or regulations. The Custodian shall not be liable for any loss resulting from a delay while it obtains clarification of any Proper Instruction.

(e)          Actions Permitted Without Express Authority. The Custodian may, at its discretion, without express authority from the Borrower, the Collateral Agent or any other Person, attend to all nondiscretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the Collateral Loans.

(f)          Evidence of Authority. The Custodian shall be protected in acting upon any instruction, notice, request, consent, certificate instrument or paper reasonably believed by it to be genuine and to have been properly executed or otherwise given by or on behalf of the Borrower, the Collateral Agent or Administrative Agent, as applicable, by an Authorized Person thereof. The Custodian may receive and accept a certificate signed by any Authorized Person as conclusive evidence of:

(i)          the authority of any Person to act in accordance with such certificate; or

(ii)         any determination or of any action by such Person as described in such certificate,

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and such certificate may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary from an Authorized Person of the Borrower, the Collateral Agent or Administrative Agent, as applicable.

(g)          Receipt of Communications. Any communication received by the Custodian on a day which is not a Business Day or after 3:30 p.m. (Eastern time) (or such other time as is agreed by the Borrower and the Custodian from time to time) on a Business Day will be deemed to have been received on the next Business Day; provided that in the case of communications so received after 3:30 p.m. (Eastern time) on a Business Day the Custodian will use its commercially reasonable efforts to process such communications as soon as possible after receipt.

(h)          In the event that (i) the Borrower, the Administrative Agent, the Collateral Manager, the Custodian or the Collateral Agent shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Loan File or a document included within a Loan File or (ii) a third party shall institute any court proceeding by which any Loan File or a document included within a Loan File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall, to the extent permitted by law, continue to hold and maintain all the Loan Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Custodian shall dispose of such Loan File or a document included within such Loan File as directed by the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Custodian incurred as a result of such proceedings shall be borne by the Borrower.

Section 13.08.         Compensation of Custodian

(a)          Fees. The Custodian shall be entitled to compensation for its services in accordance with the terms of the Collateral Agent Fee Letter, a copy of which has been furnished to the Administrative Agent.

(b)          Expenses. The Borrower agrees to pay or reimburse to the Custodian upon its request from time to time all costs, disbursements, advances, and expenses (including reasonable fees and expenses of legal counsel) incurred in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Custodian of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Custodian to collect any amounts owing to it under this Agreement).

(c)          Priority of Payments. Amounts owing to the Custodian hereunder shall be payable in accordance with the Priority of Payments.

Section 13.09.         Responsibility of Custodian

(a)          General Duties. The Custodian shall have no duties, obligations or responsibilities under this Agreement or with respect to the Collateral Loans, except for such duties as are expressly and specifically set forth in this Agreement, and the duties and obligations of the Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Custodian.

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(b)          Instructions.

(i)          The Custodian shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Collateral Manager on the Borrower’s behalf), the Administrative Agent or the Collateral Agent, as applicable, as it reasonably deems necessary, and shall be entitled to require, upon notice to the Borrower, the Administrative Agent or the Collateral Agent, as applicable, that Proper Instructions to it be in writing. The Custodian shall have no liability for any action (or forbearance from action) taken pursuant to any Proper Instruction of the Borrower, the Administrative Agent or the Collateral Agent, as applicable.

(ii)         Whenever the Custodian is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Custodian it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii)        In case any reasonable question arises as to its duties hereunder, the Custodian may, prior to the occurrence of an Event of Default, request instructions from the Collateral Manager and may, after the occurrence of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

(c)          General Standards of Care. Notwithstanding any terms herein contained to the contrary, the acceptance by the Custodian of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i)          The Custodian may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document furnished to it (including any of the foregoing provided to it by telecopier or electronic means), not only as to its due execution and validity, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine and signed or presented by the proper person (which in the case of any instruction from or on behalf of the Borrower shall be an Authorized Person); and the Custodian shall be entitled to presume the genuineness and due authority of any signature appearing thereon. The Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document; provided that if the form thereof is specifically prescribed by the terms of this Agreement, the Custodian shall examine the same to determine whether it substantially conforms on its face to such requirements hereof.

(ii)         Neither the Custodian nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, willful misconduct or bad faith on its part and in breach of the terms of this Agreement. The Custodian shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

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(iii)        In no event shall the Custodian be liable for any indirect, special, punitive or consequential damages (including lost profits) whether or not it has been advised of the likelihood of such damages.

(iv)         The Custodian may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Custodian in good faith in accordance with the opinion and directions of such counsel; the reasonable cost of such services shall be reimbursed pursuant to Section 6.2 above.

(v)          The Custodian shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer charged with responsibility for administering this Agreement or unless (and then only to the extent) received in writing by the Custodian and specifically referencing this Agreement.

(vi)         No provision of this Agreement shall require the Custodian to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(vii)        The permissive right of the Custodian to take any action hereunder shall not be construed as a duty.

(viii)      The Custodian may act or exercise its duties or powers hereunder through agents or attorneys, and the Custodian shall not be liable or responsible for the actions or omissions of any such agent or attorney appointed and maintained with reasonable due care.

(ix)         The Custodian shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(x)          All indemnifications contained in this Agreement in favor of the Custodian shall survive the termination of this Agreement.

(xi)         Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI shall be afforded to the Custodian.

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(d)          Indemnification; Collateral Agent’s Lien.

(i)          The Borrower shall and does hereby indemnify and hold harmless the Custodian for and from any and all costs and expenses (including reasonable attorney’s fees and expenses), and any and all losses, damages, claims and liabilities (collectively, “Losses”), that may arise, be brought against or incurred by the Custodian, as a result of, relating to, or arising out of this Agreement, or the administration or performance of the Custodian’s duties hereunder, or the relationship between the Borrower and the Custodian created hereby, other than such liabilities, losses, damages, claims, costs and expenses as are directly caused by the Custodian’s own actions constituting bad faith, gross negligence or willful misconduct. Without limiting the foregoing, after the receipt of a Block Notice, the parties hereto agree that the Lenders shall indemnify and hold harmless the Custodian and its directors, officers, employees and agents from and against any and all Losses incurred as a result of the Custodian’s compliance with the Collateral Agent’s or Administrative Agent’s (each acting at the direction of the Lenders) direction or instruction in connection with this Agreement (except to the extent due to the Custodian’s bad faith, willful misconduct or gross negligence) solely to the extent that such Losses shall not have been reimbursed by the Borrower.

(ii)         Each of the Borrower, the Collateral Agent and the Custodian hereby agrees that the Loan Files in respect of the Collateral Loans are being held by the Custodian hereunder to perfect the lien of the Collateral Agent, on behalf of the Secured Parties, in the Collateral Loans in accordance with this Agreement.

(e)          In the event that (a) the Borrower, the Collateral Agent, the Collateral Manager, the Administrative Agent, the Lenders or the Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Loan File or a document included within a Loan File or (b) a third party shall institute any court proceeding by which any Loan File or a document included within a Loan File shall be required to be delivered otherwise than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver, or cause to be delivered, to the other parties to this Agreement and the Administrative Agent copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall, to the extent permitted by Law, continue to hold and maintain all the Loan Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Custodian shall dispose of such Loan File or any document included within such Loan File as directed by the Collateral Agent or the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Custodian incurred as a result of such proceedings shall be borne by the Borrower and paid as an Administrative Expense.

(f)          Miscellaneous.

(i)          Resignation. The Custodian may, at any time, resign under this Agreement by giving not less than ninety (90) days advance written notice thereof to the Borrower, the Collateral Manager, the Collateral Agent and the Administrative Agent.

(ii)         Payment of Fees, Etc. Upon termination of this Agreement or resignation of the Custodian, the Borrower shall pay to the Custodian such compensation, and shall likewise reimburse the Custodian for its costs, expenses and disbursements, as may be due as of the date of such termination or resignation (or removal, as the case may be) all in accordance with the Priority of Payments. All indemnifications in favor of the Custodian under this Agreement shall survive the termination of this Agreement, or any resignation or removal of the Custodian.

(iii)        Final Report. In the event of any resignation or removal of the Custodian, the Custodian shall provide to the Borrower a complete final report or data file transfer of any Confidential Information as of the date of such resignation or removal.

(g)          Representations of the Custodian. The Custodian hereby represents and warrants to the Borrower that:

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(i)          it is qualified to act as a custodian pursuant to Section 26(a)(1) of the Investment Company Act;

(ii)         it has the power and authority to enter into and perform its obligations under this Agreement;

(iii)        it has duly authorized and executed this Agreement so as to constitute its valid and binding obligations; and

(iv)         it maintains business continuity policies and standards that include data file backup and recovery procedures that comply with all applicable regulatory requirements.]

ARTICLE XIV

COLLATERAL MANAGEMENT

Section 14.01.         Designation of the Collateral Manager

(a)          Initial Collateral Manager. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Collateral Manager hereunder in accordance with this Section 14.01. Business Development Corporation of America is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities, of Collateral Manager pursuant to the terms hereof.

(b)          Subcontracts. The Collateral Manager may, with the prior written consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Collateral Manager shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such Person, (ii) the Collateral Manager shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be subject to the provisions hereof.

Section 14.02.         Duties of the Collateral Manager

(a)          Duties. The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with Applicable Law and the Collateral Management Standard. Without limiting the foregoing, the duties of the Collateral Manager shall include the following:

(i)          directing the acquisition, sale or substitution of Collateral in accordance with Article X;

(ii)         supervising the Collateral, including communicating with Obligors, executing amendments, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;

(iii)        preparing and submitting claims to Obligors on each Collateral Loan;

(iv)         maintaining appropriate books of account and servicing records with respect to the Collateral (including copies of the Related Documents) reasonably necessary or advisable for the services to be performed hereunder;

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(v)          promptly delivering to the Administrative Agent, each Lender or the Collateral Agent, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender or the Collateral may from time to time reasonably request;

(vi)         notifying the Administrative Agent and each Lender of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (A) that is or is threatened to be asserted by an Obligor with respect to any Collateral Loan (or portion thereof) of which it has actual knowledge or has received notice; or (B) that could reasonably be expected to have a Material Adverse Effect;

(vii)        maintaining the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(viii)      instructing the Obligors and the administrative agents on the Collateral Loans to make payments directly into the Collection Account; and

(ix)         complying with such other duties and responsibilities as required of the Collateral Manager by this Agreement.

It is acknowledged and agreed that the Borrower possesses only such rights with respect to the enforcement of rights and remedies with respect to the Collateral Loans and the underlying assets securing such Collateral Loans under the Related Documents as have been transferred to the Borrower with respect to the related Collateral Loan, and therefore, for all purposes under this Agreement, the Collateral Manager shall perform its administrative and management duties hereunder only to the extent that, as a lender under the Related Documents, the Borrower has the right to do so.

(b)          The Administrative Agent, each Lender, the Collateral Agent and the other Secured Parties shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager hereunder.

Section 14.03.         Authorization of the Collateral Manager

The Borrower hereby authorizes the Collateral Manager to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Collateral Manager and not inconsistent with the pledge of the Collateral by the Borrower to the Collateral Agent, on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including endorsing its name on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Collateral Manager could have done if it owned such Collateral. The Borrower shall furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its collateral management duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Collateral Manager be entitled to make the Collateral Agent, the Administrative Agent, any Lender or any other Secured Party a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Administrative Agent’s consent. Following the occurrence of an Event of Default (unless otherwise waived by the Lenders in accordance with Section 13.01), the Administrative Agent (acting in its sole discretion or at the direction of the Required Lenders) may provide notice to the Collateral Manager (with a copy to the Collateral Agent) that the Secured Parties are exercising their control rights with respect to the Collateral in accordance with the last paragraph of Section 6.01.

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Section 14.04.         Realization Upon Defaulted Collateral Loans

The Collateral Manager will use reasonable efforts consistent with the Collateral Management Standard, this Agreement and the Related Documents to exercise (on behalf of the Borrower) available remedies (which may include liquidating, foreclosing upon or repossessing, as applicable, or otherwise comparably converting the ownership of any related property) with respect to any Defaulted Collateral Loan. The Collateral Manager will comply with the Collateral Management Standard, this Agreement, the Related Documents and Applicable Law in realizing upon such related property, and employ practices and procedures, including reasonable efforts, consistent with the Collateral Management Standard, this Agreement and the Related Documents, to enforce all obligations of Obligors. The Collateral Manager will remit to the Collection Account the recoveries received in connection with the sale or disposition of related property relating to any Defaulted Collateral Loan hereunder.

Section 14.05.         Compensation

As compensation for its administrative and management activities hereunder, the Collateral Manager or its designee shall be entitled to receive the Collateral Management Fee pursuant to the Priority of Payments.

The Collateral Manager may, in its sole discretion, elect to irrevocably waive payment of any or all of any Collateral Management Fee otherwise due on any Payment Date by notice to the Borrower, the Collateral Administrator and the Collateral Agent no later than the Determination Date immediately prior to such Payment Date. Any such Collateral Management Fee, once waived, shall not thereafter become due and payable and any claim of the Collateral Manager therein shall be extinguished.

The Collateral Manager may, in its sole discretion, elect to defer payment of all or a portion of the Collateral Management Fee on any Payment Date by providing written notice to the Collateral Agent of such election no later than the Determination Date immediately prior to such Payment Date. The Collateral Manager may elect to receive payment of all or any portion of the deferred Collateral Management Fee on any Payment Date to the extent of funds available to pay such amounts in accordance with Section 9.01(a) by providing notice to the Collateral Agent and the Administrative Agent of such election and the amount of such fees to be paid on or before three (3) Business Days preceding such Payment Date.

If and to the extent that there are insufficient funds to pay any Collateral Management Fee in full on any Payment Date or if any Collateral Management Fee has accrued but is not yet due and payable, the amount due or accrued and unpaid will be deferred and will be payable on such later Payment Date on which funds are available in accordance with the Priority of Payments.

Section 14.06.         Expense Reimbursement; Indemnification

(a)          The Collateral Manager shall be responsible for the ordinary expenses incurred by it in the performance of its obligations under this Agreement; provided, however, that any extraordinary expenses incurred by the Collateral Manager in the performance of such obligations (including, but not limited to, (i) any reasonable expenses incurred by it (whether for its own account or advanced by the Collateral Manager on behalf of the Borrower) to employ outside lawyers, consultants or other advisors reasonably necessary in connection with the evaluation, transfer, acquisition, disposition, retention, workout or restructuring of any Collateral Loan (or other asset held by the Borrower) or any reasonable expenses incurred by it in connection with obtaining advice from counsel with respect to its obligations under this Agreement and (ii) any other reasonable out-of-pocket fees and expenses incurred in connection with the evaluation, transfer, acquisition, disposition, retention, workout or restructuring of any Collateral Loan (or other asset held by the Borrower) (including, without limitation, travel and due diligence expenses and the Borrower’s pro rata share of software and services costs for record keeping and fund administration)) shall be reimbursed by the Borrower. To the extent that such expenses are incurred in connection with obligations that are also held by any Affiliate of the Borrower or any other account managed by the Collateral Manager, the Collateral Manager shall allocate the expenses among the accounts in a fair and equitable manner. Any amounts payable pursuant to this Section 14.06 shall constitute “Administrative Expenses” hereunder and shall be reimbursed by the Borrower to the extent funds are available therefor in accordance with the Priority of Payments. Other than as stated above, the Borrower shall bear, and shall pay directly in accordance with this Agreement, all costs and expenses incurred by it in connection with its organization, operation or liquidation.

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(b)          The Collateral Manager agrees to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with any acts or omissions of the Collateral Manager in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), including any such Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following: (i) any breach or alleged breach of any covenant by the Collateral Manager contained in any Facility Document; (ii) any representation or warranty made or deemed made by the Collateral Manager contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is, or is alleged to be, false or misleading in any material respect; (iii) any failure by the Collateral Manager to comply with any Applicable Law or contractual obligation binding upon it; (iv) any action or omission, not expressly authorized by the Facility Documents, by the Collateral Manager which has the effect of impairing the validity or enforceability of the Collateral or the rights of the Agents or the other Secured Parties with respect thereto; (v) the commingling by the Collateral Manager of Collections on the Collateral at any time with other funds; (vi) the failure of the Collateral Manager or any of its agents or representatives to remit to the Collection Account, within two (2) Business Days of receipt, Collections on the Collateral Loans remitted to the Collateral Manager or any such agent or representative as provided in this Agreement; (vii) the treatment or representation, in any computations made by it in connection with any Monthly Report, Payment Date Report, Borrowing Base Calculation Statement or other report prepared by it hereunder of any commercial loans as Collateral Loans, which were Ineligible Collateral Loans as of the date of any such computation; (viii) any litigation, proceedings or investigation against the Collateral Manager in connection with this Agreement or the other Facility Documents or its role as Collateral Manager hereunder or thereunder; and (ix) any failure or delay in assisting a successor Collateral Manager in assuming each and all of the Collateral Manager’s obligations to service and administer the Collateral, or failure or delay in complying with instructions from the Agents with respect thereto; except to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Collateral Manager, any of the Collateral Manager’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The Collateral Manager shall not have any liability hereunder to any Indemnified Party to the extent an Indemnified Party affects any settlement of a matter that is (or could be) subject to indemnification hereunder without the prior written consent of the Collateral Manager. In no case shall the Collateral Manager be responsible for any Indemnified Party’s lost revenues or lost profits or for any indirect, special, punitive or consequential damages. This Section 14.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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Section 14.07.         The Collateral Manager Not to Resign; Assignment

(a)          The Collateral Manager shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Manager’s determination that the performance of its duties hereunder is or becomes impermissible under Applicable Law. Any such determination permitting the resignation of the Collateral Manager shall be evidenced by an opinion of counsel to such effect delivered to the Administrative Agent and each Lender. No such resignation shall become effective until a Successor Collateral Manager shall have assumed the responsibilities and obligations of the Collateral Manager in accordance with Section 14.08.

(b)          The Collateral Manager may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent.

Section 14.08.         Appointment of Successor Collateral Manager

(a)          Upon resignation of the Collateral Manager pursuant to Section 14.07, the Borrower may (with the consent of the Administrative Agent and the Required Lenders) at any time appoint a successor collateral manager (the “Successor Collateral Manager”), which, for the avoidance of doubt may be the Administrative Agent or any Lender, and such Successor Collateral Manager shall accept its appointment by a written assumption in a form acceptable to the Borrower and the Administrative Agent.

(b)          Upon its appointment, the Successor Collateral Manager shall be the successor in all respects to the Collateral Manager with respect to collateral management functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Collateral Manager by the terms and provisions hereof, and all references in this Agreement to the Collateral Manager shall be deemed to refer to the Successor Collateral Manager; provided that the Successor Collateral Manager shall have (i) no liability with respect to any action performed by the terminated Collateral Manager prior to the date that the Successor Collateral Manager becomes the successor to the Collateral Manager or any claim of a third party based on any alleged action or inaction of the terminated Collateral Manager, (ii) no obligation to pay any taxes required to be paid by the Collateral Manager; provided that the Successor Collateral Manager shall pay any income taxes for which it is liable, (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (iv) no liability or obligation with respect to any Collateral Manager indemnification obligations of any prior Collateral Manager, including the original Collateral Manager.

(c)          Notwithstanding anything contained in this Agreement to the contrary, a Successor Collateral Manager is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Collateral Manager relating to the Collateral Loans (collectively, the “Predecessor Collateral Manager Work Product”) without any audit or other examination thereof, and such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Collateral Manager. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Collateral Manager Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Collateral Manager making or continuing any Errors (collectively, “Continued Errors”), such Successor Collateral Manager shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Collateral Manager agrees to use its best efforts to prevent further Continued Errors. In the event that the Successor Collateral Manager becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BDCA-CB FUNDING, LLC, as Borrower

By: Business Development Corporation of America, its sole member

By:
Name:
Title:

BUSINESS DEVELOPMENT CORPORATION OF AMERICA,
as Collateral Manager

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

CITIBANK, N.A., as Administrative Agent and a Lender

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent and Custodian

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]